Exhibit 10.3
CONFORMED COPY
25 July 2011
ENDEAVOUR INTERNATIONAL CORPORATION
as the Parent
ENDEAVOUR ENERGY UK LIMITED
as the Company
THE SUBSIDIARIES OF THE PARENT LISTED IN SCHEDULE 1 HERETO
as the Original Guarantors
and
COMMONWEALTH BANK OF AUSTRALIA
as the Bank

LETTER OF CREDIT
FACILITY AGREEMENT

Herbert Smith LLP

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2

3

THIS LETTER OF CREDIT FACILITY AGREEMENT is dated 25 July 2011 and made between:
(1)	ENDEAVOUR INTERNATIONAL CORPORATION (a corporation incorporated under the laws of the State of Nevada) whose principal place of business is 1001 Fannin Street, Suite 1600, Houston, Texas, 77002, USA (the “Parent”);

(2)	ENDEAVOUR ENERGY UK LIMITED (a company registered in England and Wales with registration number 5030838) whose registered office is at 33rd Floor, City Point, One Ropemaker Street, London EC2Y 9UE (the “Company”);

(3)	THE SUBSIDIARIES OF THE PARENT listed in Schedule 1 (Original Guarantors) as guarantors (together with the Parent the “Original Guarantors”); and

(4)	COMMONWEALTH BANK OF AUSTRALIA (a company registered in England and Wales under company number FC016009 and with UK Establishment number BR000250) whose UK Registered Establishment is at Senator House, 85 Queen Victoria Street, London EC4V 4HA (the “Bank”).
BACKGROUND:
(A)	The Company and Hess Limited are party to three abandonment security agreements, each dated 26 October 2006, in respect of certain interests in the United Kingdom Continental Shelf Petroleum Production Licences of the IVRR/Rob Roy/Hamish, Renee and Rubie fields, under which certain letters of credit have been required to be issued.

(B)	The required letters of credit have been issued by BNP Paribas pursuant to a letter of credit facility agreement dated 16 August 2010 between BNP Paribas and the Company (the “BNPP LC Facility”).

(C)	The Company, Parent and the Bank have agreed to enter into this Agreement pursuant to which the Bank is to provide letters of credit in substitution for the letters of credit issued under the BNPP LC Facility.
IT IS AGREED as follows:
1.	DEFINITIONS

1.1	In this Agreement:

“2014 Senior Subordinated Notes” means the Parent’s 12% Senior Subordinated Notes due 2014 issued pursuant to the 2014 Senior Subordinated Notes Agreement, as in effect on the date of this Agreement and as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“2014 Senior Subordinated Notes Agreement” means the note agreement pursuant to which the 2014 Senior Subordinated Notes were issued, as in effect on the date of this Agreement and as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“2016 Convertible Senior Notes” means the Endeavour Energy Luxembourg S.ar.l.’s 11.5% Guaranteed Convertible Senior Bonds due 2016 issued pursuant to the 2016 Convertible Senior Notes Trust Deed, as in effect on the date of this Agreement and as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“2016 Convertible Senior Notes Trust Deed” means the trust deed pursuant to which the 2016 Convertible Senior Notes were issued, as in effect on the date of this Agreement and as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“2P Reserves” means the sum of Proved Reserves and Probable Reserves.

“2P Reserve Value” means, as of any date of determination with respect to Proved Reserves and Probable Reserves in each case of the Parent and its Subsidiaries, the sum of:
(A)	the PV-10 Value of such Proved Reserves as of such date; plus

(B)	the Probable Reserve Value of such Probable Reserves as of such date.
“Accession Letter” means a document substantially in the form set out in Schedule 12 (Form of Accession Letter).

“Acquired Entity or Business” means either:
(A)	the assets constituting a business, division or product line of any person not already a Subsidiary of the Parent; or

(B)	100% of the Equity Interests of any such person, which person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Subsidiary of the Parent (or shall be merged with and into the Company or a Wholly-Owned Subsidiary of the Parent, with the Company or the Wholly-Owned Subsidiary of the Parent being the surviving or continuing Person).
“Additional Guarantor” means a member of the Group which becomes an Additional Guarantor in accordance with Clause 23 (Additional Guarantors).

“Additional Post-Cyan Obligor” has the meaning given to that term in Clause 8.1(D) (Release of Security in respect of the Cyan Facility Agreement).

“Additional Post-Cyan Security Document” means any document designated as an Additional Post-Cyan Security Document by the Bank and the Company.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling (including but not limited to, all directors and officers of such person) controlled by, or under direct or indirect common control with such person. For the purposes of this definition, a person shall be deemed to control another person if such person processes, directly or indirectly, the power to vote 10% or more of the shares having ordinary voting power for the election of directors (or ownership of voting rights by contract or otherwise, provided however, that the Bank shall not be considered an Affiliate of the Parent or any of its Subsidiaries.

“Aggregate Consideration” means, with respect to any Permitted Acquisition, the sum (without duplication) of:
(A)	the Fair Market Value of the Parent Common Stock issued (or to be issued) as consideration in connection with such Permitted Acquisition (including, without limitation, the Parent Common Stock which may be required to be issued as earn-out consideration upon the achievement of certain future performance goals of the respective Acquired Entity or Business (as determined in good faith by the senior management of the Parent));

(B)	the aggregate amount of all cash paid (or to be paid) by Parent or any of its Subsidiaries in connection with such Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar obligations of the Parent or any of its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Parent);

(C)	the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition;

(D)	the aggregate liquidation preference of all Qualified Preferred Stock of the Parent issued or to be issued as consideration in connection with such proposed Permitted Acquisition (including, without limitation, Qualified Preferred Stock of the Parent which may be required to be issued as earn-out consideration upon the achievement of certain future performance goals of the respective Acquired Entity or Business (as determined in good faith by the Parent)); and

(E)	the Fair Market Value of all other consideration paid (or to be paid) in connection with such Permitted Acquisition.
“Asset Sale” means any direct or indirect sale, transfer, issuance, conveyance, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition by the Parent or any of its Subsidiaries to any person (including by way of redemption by such person) other than to the Parent or a Wholly-Owned Subsidiary of the Parent of any property or asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another person), but excluding sales of assets pursuant to Clauses 21.18.2, 21.18.3, 21.18.4, 21.18.9, 21.18.10, 21.18.11, 21.18.12 and 21.18.13 (Consolidation, Merger, Purchase or Sale of Assets, etc.).

“Attributable Indebtedness” means, in respect of a sale-leaseback transaction, as at the time of determination, the present value of the total obligations of the lessee for rental/lease payments during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended); provided, however that if such sale-leaseback transaction results in a Capitalised Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of Capitalised Lease Obligations.

“Authorisation” means an authorisation, consent, permit, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Officer” means, with respect to:
(A)	delivering financial information and officer’s certificates (including certificates described in Clause 21.1.4 (Reserve Report) pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of the Parent or the Company, as applicable; and

(B)	any other matter in connection with this Agreement or any other Finance Document, any officer (or a person or persons so designated by any two officers) of the Parent or the Company, as applicable
“Availability Period” means the period from and including the date of this Agreement to and including 31 October 2012.

“BNPP LC Facility” has the meaning given to it in recital (B) above.

“Business” means any corporation, limited liability company, partnership or other business entity.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Calculation Period” means with respect to any Material Permitted Acquisition, any Material Permitted Business Investment, any Material Asset Sale or any other event expressly requiring a calculation to be made on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Material Permitted Acquisition, such Material Permitted Business Investment, such Material Asset Sale or other event for which financial statements have been delivered to the Bank pursuant to this Agreement.

“Capital Expenditures” means, with respect to any person, all expenditures by such person which should be capitalised in accordance with GAAP (excluding Permitted Acquisitions and Permitted Business Investments whether or not capitalised in accordance with GAAP) and, without duplication, the amount of all Capitalised Lease Obligations incurred by such person.

“Capitalised Lease Obligations” means with respect to any person, all rental obligations of such person, which under GAAP, are or will be required to be capitalised on the books of such person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Collateral” means cash cover paid by the Company to the Bank pursuant to the Cash Collateral Agreement.

“Cash Collateral Agreement” means the English law agreement dated on or about the date of this Agreement between the Company and the Bank in respect of the Cash Collateral.

“Cash Collateral Amount” means, at any time, the amount (if any) equal to the excess of the aggregate of the outstanding liabilities under all Letters of Credit (less any amount then held by the Bank as Cash Collateral) over the Sterling Equivalent of the LC Carve Out Amount as determined pursuant to Clause 6 (Cash Collateral).

“Cash Collateral Discharge Amount” means, at any time, an amount equal to the aggregate of the outstanding liabilities under all Letters of Credit at that time.

“Cash Collateral Discharge Date” means the date on which the Bank confirms to the Company that it is satisfied (in its absolute discretion (acting reasonably)) that full cash cover has been provided to the Bank in respect of the outstanding Letters of Credit.

“Cash Equivalents” shall mean, as to any person:
(A)	securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(B)	marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(C)	Dollar-denominated time deposits, certificates of deposit and bankers acceptances of the Bank or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such person;

(D)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in Clause (A) above entered into with any bank meeting the qualifications specified in Clause (C) above;

(E)	commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such person;

(F)	investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (A) through (E) above; and

(G)	instruments equivalent to those referred to in clauses (A) through (F) above denominated in Pounds comparable in credit quality and tenor to those referred to above and customarily used by companies for cash management purposes in the United Kingdom to the extent reasonably required in connection with any business conducted by any Subsidiary organised in such jurisdiction.
“Change of Control” means:
(A)	the Company ceasing to be a Wholly-Owned Subsidiary of the Parent;

(B)	any person or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 45% or more on a fully diluted basis of the economic or voting interest in the Parent’s capital stock;

(C)	the directors (as at the date of this Agreement) ceasing to constitute a majority of the board of directors of the Parent; or

(D)	the occurrence of a “change of control” or similar event which gives rise to a mandatory prepayment or redemption, required offer to purchase or the occurrence of an event of default under any Permitted Junior Debt (or any documentation governing the same) or any Qualified Preferred Stock (as defined in the Cyan Facility Agreement) (or any documentation governing the same).
“Class C Convertible Preferred Stock” means the Parent’s Series C Preferred Stock with the terms set forth in the Certificate of Designation of Series C Preferred Stock originally filed with the Nevada Secretary of State on 30 October 2006.

“Collateral” means all property with respect to which any Security has been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Collateral under and as defined in each Security Document.

“Collateral Agent” means the collateral agent appointed in respect of the Cyan Security Documents in accordance with the terms of the Intercreditor Agreement.

“Commitment” means £20,600,000 as at the date of this Agreement.

“Commodity Hedging Agreement” means a commodity price risk management agreement or similar arrangement (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities).

“Company Asset Transfer” means the transfer of one or more of the Oil and Gas Properties owned by the Company as at the date of this Agreement or acquired by the Company after the date of this Agreement to another member of the Group in accordance with the terms of this Agreement.

“Company Shareholder” means:
(A)	Endeavour Energy North Sea L.P.; and

(B)	any other Subsidiary of the Parent which has a direct Equity Interest in the Company.
“Compliance Certificate” has the meaning given to that term in Clause 21.1.6 (Compliance Certificate).

“Confidential Information” has the meaning given to it in Clause 18.1 (Disclosure of Information).

“Consolidated EBITDAX” means, for any period, Consolidated Net Income for such period:
(A)	without giving effect to:
(i)	any extraordinary gain or losses;

(ii)	any non-cash income or non-cash expenses; provided that any such non-cash expenses that are excluded from the calculation of Consolidated EBITDAX in any period pursuant to this sub-paragraph (ii) that later become cash expenses in a subsequent period shall reduce Consolidated EBITDAX in an amount equal to such cash expense;

(iii)	any gains or losses from sales of assets other than inventory and Hydrocarbons sold in the ordinary course of business; and

(iv)	interest income; and
(B)	adjusted by adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of:
(i)	total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees) of the Parent and its Subsidiaries determined on a consolidated basis for such period;

(ii)	provision for Taxes based on income and foreign withholding Taxes for the Parent and its Subsidiaries determined on a consolidated basis for such period;

(iii)	all depletion, depreciation and amortisation expense of the Parent and its Subsidiaries determined on a consolidated basis for such period;

(iv)	in the case of any period including the fiscal quarter of the Parent ended or ending 30 June 2011 the amount of all fees and expenses incurred by the Parent and its Subsidiaries in connection with the entering into of this Agreement and the other Finance Documents during such fiscal quarter;

(v)	geological and geophysical expense for such period;

(vi)	all amounts attributable to impairment of oil and gas properties for such period, and

(vii)	consolidated amortisation expense or impairment charges of the Parent and its Subsidiaries recorded in connection with the application of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangibles.”
For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDAX as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

“Consolidated Indebtedness” means, at any time, the sum of (without duplication):
(A)	all Indebtedness of the Parent and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalised Lease Obligations on the liability side of a consolidated balance sheet of the Parent and its Subsidiaries in accordance with GAAP;

(B)	all Indebtedness of the Parent or any of its Subsidiaries of the type described in clauses (B), (G) and (H) of the definition of Indebtedness; and

(C)	all Contingent Obligations of the Parent or any of its Subsidiaries in respect of Indebtedness of any third person of the type referred to in preceding clauses (A) and (B);

provided that the amount of any Indebtedness in respect of Hedging Agreements shall be at any time the unrealised net loss position (taking into account all Hedging Agreements), if any, of the Parent and/or its Subsidiaries thereunder on a marked-to-market basis determined as of the most recently ended fiscal quarter; provided further, that if at any time when Consolidated Indebtedness is being determined, the net position across all the Parent’s and its Subsidiaries Hedging Agreements is positive, Consolidated Indebtedness shall, other than for the purposes of calculations of the Total Leverage Ratio, be reduced by such positive amount.

“Consolidated Net Income” means for any period, the net income (or loss) of the Parent and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):
(A)	the net income (or loss) of any person in which a person or persons other than the Parent and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by persons other than the Parent and its Wholly-Owned Subsidiaries in such person;

(B)	except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such person are acquired by a Subsidiary; and

(C)	the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.
“Consolidated Net Indebtedness” means, at any time, the difference of:
(A)	Consolidated Indebtedness at such time; less

(B)	the average daily amount of the Parent’s and its Subsidiaries’ Unrestricted cash and Unrestricted Cash Equivalents during the thirty day period ending on the respective date on which “Consolidated Net Indebtedness” is determined.
“Consolidated Net Secured Indebtedness” means, at any time, the difference of:
(A)	Consolidated Indebtedness at such time that is secured by Security; less

(B)	the average daily amount of the Parent’s and its Subsidiaries’ Unrestricted cash and Unrestricted Cash Equivalents during the thirty day period ending on the respective date on which “Consolidated Net Secured Indebtedness” is determined.
“Contingent Hedge” means any Commodity Hedging Agreement other than a put option, floor or any other arrangement under which a member of the Group acquires a right and has (and will have) no contingent liability.

“Contingent Obligation” means, as to any person, any obligation of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent:

(A)	to purchase any such primary obligation or any property constituting direct or indirect security therefore;

(B)	to advance or supply funds:
(i)	for the purchase or payment of any such primary obligation; or

(ii)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor;
(C)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(D)	otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lower of:
(i)	the maximum amount of such Contingent Obligation pursuant to the agreement or instrument under which such Contingent Obligation is created; and

(ii)	the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Cyan Facility Agreement” means the facility agreement dated 16 August 2010 made between, amongst others, the Parent, the Company and Cyan Partners L.P.

“Cyan Facility Discharge Date” has the meaning given to that term in Clause 8.1 (Release of Security in respect of the Cyan Facility Agreement).

“Cyan Security Documents” means the Security Documents as defined in the Cyan Facility Agreement.

“Cygnus Disposal” means the disposal of certain assets in the Cygnus oil field by the Company to Bayerngas UK Limited (as buyer) for a consideration of approximately $110,000,000 pursuant to agreements entered into on 19 October 2010.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice or any combination of any of the foregoing) be an Event of Default.

“Dividend” means, with respect to any person, that such person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorised or made any other distribution, payment or delivery of property (other than common Equity Interests of such person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the date of this Agreement (or any options or warrants issued by such person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock or any other Equity Interests of such person outstanding on or after the date of this Agreement (or any options or warrants issued by such person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments (other than in the ordinary course of business, consistent with past practices) made or required to be made by such person with respect to any stock appreciation rights, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” and the sign “$” each means freely transferable lawful money of the United States.

“Dutch Subsidiaries” means:
(A)	Endeavour International Holding B.V.; and

(B)	Endeavour Energy Netherland B.V.
“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:
(A)	air (including air within natural or man-made structures, whether above or below ground);

(B)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(C)	land (including land under water).
“Environmental Approval” means any authorisation, permit, licence (including statutory licence), consent, permission, exemption or other approval and the filing of any notification, report or assessment required under or in relation to any Environmental Law for the operation of the business of the Company conducted on or from properties owned or used by the Company.

“Environmental Claims” means any claim by any person in connection with (i) a breach, or alleged breach, of Environmental Law; (ii) any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to the Environment; or (iii) any Environmental Contamination.

“Environmental Contamination” means each of the following, and their consequences:
(A)	any Release of any Hazardous Material at or from any relevant site into any part of the Environment;

(B)	any accident, fire, explosion or sudden event at any relevant site which is directly or indirectly caused by, or attributable to, any Hazardous Material; or

(C)	any other pollution of the Environment arising in connection with any relevant site, where, for these purposes, “relevant site” means any site of a Petroleum asset in which the

Company has an interest or otherwise owned, occupied or used by the Company.

“Environmental Law” means any applicable UK, U.S. Federal, state, local or other non-U.S. law (including common law), rule, regulation, ordinance, code, directive, judgment or order now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, relating to the protection of the Environment or of human health and safety (to the extent such health and safety relate to exposure to Hazardous Materials), or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Equity Interests” means:
(A)	with respect to any person that is a corporation, any and all shares, interests, participation or other equivalents of or interest in (however designated and whether or not voting) corporate stock of such person, including each class of common stock and preferred stock of such person;

(B)	with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person; and

(C)	any warrants, rights or options to purchase any of the instruments or interests referred to in the preceding clauses (A) or (B).
“Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Exchange Rate” means, on any day, with respect to any currency other than Dollars, the noon buying rate in New York City for such currency on such date for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.

“Existing Indebtedness” means the existing Indebtedness listed in Schedule 7 (Existing Indebtedness).

“Expiry Date” means for a Letter of Credit, the last day of its Term.

“Facility” means the facility to be made available by the Bank to the Company hereunder as described in Clause 2 (The Facility).

“Fair Market Value” means with respect to any asset (including any Equity Interest of any person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell such asset, as determined in good faith by the Board of Directors or other governing body or, pursuant to a specific delegation of authority by such Board of Directors or governing body, a designated senior executive officer, of the Parent, or the Subsidiary of the Parent selling such asset.

“Final Discharge Date” means the date on which, in the Bank’s sole discretion (acting reasonably), (i) the Bank has ceased to be under any commitment, obligation or liability (whether actual or contingent) under or in respect of any Letters of Credit and under or in respect of the other Finance Documents, (ii) no amounts are outstanding to the Bank under or pursuant to the terms of any Finance Document (whether or not the same is due) and

(iii) the Company shall have no further obligation or liability (whether actual or contingent) to make payments to the Bank under or pursuant to the terms of any of the Finance Documents and for these purposes contingent obligations or liabilities are those which expressly survive the discharge of the Company’s other obligations to the Bank under the Finance Documents (and in respect of which no claim is outstanding).

“Final Maturity Date” means 31 October 2013.

“Finance Documents” means:
(A)	this Agreement;

(B)	each Security Document;

(C)	the Intercreditor Agreement;

(D)	the Cash Collateral Agreement;

(E)	each Letter of Credit;

(F)	any Subordination Agreement;

(G)	any Secured Hedging Agreement;

(H)	any Utilisation Request;

(I)	any Compliance Certificate;

(J)	any Accession Letter; and

(K)	any other document designated as a Finance Document by the Bank and the Company.
“GAAP” means generally accepted accounting principles in the United States, provided, that to the extent the term “GAAP” is used in reference to the financial statements of the Company and any other Subsidiary of the Company incorporated in the United Kingdom, “GAAP” shall mean generally accepted accounting principles in the United Kingdom.

“Governmental Authority” means the government of the United Kingdom, the United States, the European Union and any other nation or any political subdivision thereof, whether state, provincial or local and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or function of or pertaining to government.

“Group” means the Parent and its Subsidiaries from time to time.

“Guarantors” means the Original Guarantors and any Additional Guarantor.

“Hazardous Materials” means any waste or other natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any such other substance) that is capable of causing harm to the Environment or damaging the Environment or human health and safety and/or is listed, defined, designated or classified as, or otherwise regulated as, hazardous or toxic or a pollutant or contaminant under or pursuant to any Environmental Law, including any petroleum, Hydrocarbons and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Hedging Agreement” means any Commodity Hedging Agreement, Interest Rate Hedging Agreement or foreign currency exchange agreement or other currency exchange rate hedging agreement.

“Hedging Counterparty” means a counterparty to any Hedging Agreement.

“Hess Contracts” means the Abandonment and Security Agreements between Hess Limited and the Company relating to the IVRR/Rob Roy/Hamish, Renee Area A and Rubie Area A, each dated 26 October 2006.

“Hydrocarbons” means oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products directly or indirectly refined, separated, settled and dehydrated therefrom, including kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulphur and all other minerals.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, leasehold interests and licences, oil, gas and mineral leases, leasehold interests and licences, or other liquid or gaseous hydrocarbon licences, leases, fee mineral interests, term mineral interests, subleases, farm-outs, royalties, overriding royalty and royalty interests, non-consent interests arising out of or pursuant to Oil and Gas Contracts, net profit interests, net revenue interests, oil payments, production payments, production payment interests and similar interests and estates, including all reserved or residual interest of whatever nature and all reversionary or carried interests relating to any of the foregoing.

“Immaterial Subsidiary” means any Subsidiary of the Parent (other than a Relevant Holding Company) that did not, as of the last day of the most recently ended Test Period, have assets with a book value in excess of 2.5% of the consolidated total assets of the Parent and its Subsidiaries; provided that if at any time the aggregate amount of consolidated total assets attributable to Immaterial Subsidiaries would otherwise exceed 5% of the consolidated total assets of the Parent and it Subsidiaries, then Subsidiaries that would otherwise constitute Immaterial Subsidiaries pursuant to this definition (without giving effect to this proviso) shall be deemed not to constitute Immaterial Subsidiaries to the extent necessary so that the percentage limitation in this proviso is not exceeded.

For the purposes of calculations of the book value of assets of a Subsidiary pursuant to this definition:
(A)	the value of the loan evidenced by that certain revolving loan facility agreement dated January 23, 2008 (as amended, supplemented or modified from time to time) between Endeavour International Holding B.V. and Endeavour Energy Luxembourg S.a.r.l.;

(B)	the value of other loans and receivables in an aggregate amount not in excess of $5,000,000 owed to such Subsidiary by the Parent or any other Subsidiary of the Parent, in each case shall be disregarded.

“Indebtedness” means, as to any person, without duplication:
(A)	all indebtedness of such person for borrowed money or for the deferred purchase price of property or services;

(B)	the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guarantees, surety and appeal bonds and similar obligations;

(C)	all indebtedness of the types described in Clause (A), (B), (D), (E), (F), (G), (H) or (I) of this definition secured by any Security on any property owned by such person, whether or not such indebtedness has been assumed by such person (provided that, if the person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Security relates);

(D)	all Capitalised Lease Obligations of such person;

(E)	all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations;

(F)	all Contingent Obligations of such person (other than Contingent Obligations of an Obligor in respect of contractual obligations of another Obligor arising in the ordinary course of business and not otherwise constituting Indebtedness);

(G)	all obligations under any Hedging Agreement;

(H)	all Off-Balance Sheet Liabilities of such Person; and

(I)	all Attributable Indebtedness of such Person.
The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is directly liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred Tax and other credits incurred by any person in accordance with customary practices and in the ordinary course of business of such person

“Insolvency Officer” means any liquidator, trustee in bankruptcy, judicial custodian or manager, compulsory manager, receiver, administrative receiver, administrator or similar officer, in each case, appointed in any relevant jurisdiction.

“Intercreditor Agreement” means the agreement entered into on or about the date of this Agreement between the Parent, the Company, and any other members of the Group, Cyan Partners L.P. (as administrative agent and collateral agent) and the Bank.

“Intercompany Loan” has the meaning given to that term in Clause 21.21 (Advances, Investments and Loans).

“Interest Rate Hedging Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement or other interest rate hedging arrangement or other similar arrangement or arrangement.

“Investment” has the meaning given to it in Clause 21.21 (Advances, Investments and Loans).

“Investment Grade” means a rating of BBB- or higher (with a stable outlook) by S&P and Baa3 or higher (with a stable outlook) by Moody’s.

“Junior Financing” shall mean each of:
(A)	the 2014 Senior Subordinated Notes;

(B)	the 2016 Convertible Senior Notes;

(C)	the New 2016 Convertible Senior Notes; and

(D)	Permitted Junior Debt.
“LC Carve Out Amount” means the amount equal to $35,000,000.

“Leaseholds” of any person means all the right, title and interest of such person as lessee, sublessee or licensee in, to and under leases, subleases or licences of land, improvements and/or fixtures.

“Letter of Credit” means a letter of credit issued or renewed to be issued or renewed pursuant to Clause 5 (Utilisation).

“Letter of Credit Fee” has the meaning given to such term in Clause 11.1.1 (Fee payable in respect of Letters of Credit).

“Letter of Credit Fee Payment Date” has the meaning given to such term in Clause 11.1.2 (Fee payable in respect of Letters of Credit).

“Marcellus Acquisition” means the acquisition of certain assets in Pennsylvania by Endeavour Operating Corporation from SM Energy Company, Potato Creek LLC, Open Flow Gas Supply Corporation and SJ Exploration LLC (as sellers) for a consideration of approximately $110,000,000 pursuant to agreements entered into on 17 July 2011.

“Material Adverse Effect” means any event, development or circumstance that has a material adverse effect on:
(A)	the business, property or financial condition of the Parent and its Subsidiaries taken as a whole;

(B)	(i) the rights and remedies of the Bank or (as applicable) the Collateral Agent) under any Finance Document or (ii) the ability of any Obligor to perform its obligations to the Bank or (as applicable) the Collateral Agent) under any Finance Document; or

(C)	a material portion of the Collateral.
“Material Asset Sale” means any Asset Sale or series of related Asset Sales (i.e., separate assets being sold, transferred or otherwise disposed of as part of an identifiable group of assets and within a reasonably limited time period) where the aggregate consideration therefor is equal to, or in excess of, $5,000,000 and shall, subject to the aforementioned dollar limitation, include any such Asset Sale or Asset Sales of any Subsidiary or any Oil and Gas Properties.

“Material Permitted Acquisition” means any Permitted Acquisition where the Consolidated EBITDAX attributable to the Acquired Entity or Business (as determined on a basis consistent with the definition of Consolidated EBITDAX with any necessary reference changes) for the Test Period most recently ended prior to the date of such Permitted Acquisition for which financial statements have been delivered to the Bank pursuant to this Agreement exceeds 5% of Consolidated EBITDAX (calculated without giving effect to such Permitted Acquisition) for such Test Period.

“Material Permitted Business Investment” means any Permitted Business Investment where the Consolidated EBITDAX attributable to the assets acquired pursuant to such Permitted Business Investment (as determined on a basis consistent with the definition of Consolidated EBITDAX with any necessary reference changes) for the Test Period most recently ended prior to the date of such Permitted Business Investment for which financial statements have been delivered to the Bank pursuant to this Agreement exceeds 5% of Consolidated EBITDAX (calculated without giving effect to such Permitted Business Investment) for such Test Period.

“Moody’s” means Moody’s Investor Services Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt, debenture or similar security instrument.

“Net Insurance Proceeds” means, with respect to any Recovery Event, the cash proceeds received by the respective person in connection with such Recovery Event (net of:
(A)	reasonable costs and Taxes incurred in connection with such Recovery Event; and

(B)	required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets the subject of such Recovery Event).
“Net Sale Proceeds” means for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of:
(A)	reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer Taxes arising therefrom);

(B)	payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition;

(C)	the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured pursuant to the Security Documents), which is secured by the respective assets which were sold or otherwise disposed of; and

(D)	the estimated net marginal increase in income, franchise or similar Taxes which will be payable by the Parent’s consolidated group or any Subsidiary of the Parent with respect to the tax year of the Parent in which the sale or other disposition occurs as a result of such sale or other disposition (or, without duplication, which will be payable by the Parent consolidated group or any Subsidiary of the Parent in the tax year of the Parent in which cash proceeds in respect of such sale or other disposition are received by way of deferred payment pursuant to a promissory note, receivable or otherwise); provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Parent determines in good faith should be reserved for post-closing adjustments (to the extent the Parent delivers to the Bank a certificate signed by an Authorised Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Parent or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Parent and/or any of its Subsidiaries from such sale or other disposition.

“New 2016 Convertible Senior Notes” means the 5.5% Guaranteed Convertible Senior Notes due 2016 issued by the Parent pursuant to the New 2016 Convertible Senior Notes Indenture, as in effect on the date of this Agreement and as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“New 2016 Convertible Senior Notes Indenture” means the indenture pursuant to which the New 2016 Convertible Senior Notes were issued, as in effect on the date of this Agreement and as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Non-U.S. Subsidiary” means, as to any person, any Subsidiary of such person that is not a U.S. Subsidiary of such person.

“Non-Wholly-Owned-Subsidiary” means, as to any person, each Subsidiary of such person which is not a Wholly-Owned Subsidiary of such person.

“North Sea” means, collectively, the Dutch Continental Shelf, the United Kingdom Continental Shelf and surrounding areas of the North Sea, including, without limitation, any such areas in Scottish or Norwegian waters.

“Obligations” means all amounts owing to the Bank pursuant to the terms of this Agreement or any other Finance Document including, without limitation, all amounts in respect of any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement or any other Finance Document, whether or not such interest is an allowed claim under any such proceeding or under applicable law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing.

“Obligors” means the Company, the Parent and (prior to the Cyan Facility Discharge Date) each Guarantor.

“Off-Balance Sheet Liabilities” means in respect of any person:
(A)	any repurchase obligations or liability of such person with respect to accounts or notes receivable or sold by such person;

(B)	any liability of such person under any sale and leaseback transactions that does not create a liability on the sheet of such person;

(C)	any obligation under a Synthetic Lease; or

(D)	any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of a borrowing but which does not constitute a liability in the balance sheet of such person.
“Oil and Gas Business” means:
(A)	the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons;

(B)	the gathering, treating, refining, processing, storage, marketing, distribution, selling and transporting of any production from such interests or properties; and

(C)	any business directly relating to or arising directly from exploration for, or development, production, treatment, processing, storage or selling of, Hydrocarbons, or that is or necessary or desirable to facilitate the activities described in this definition.
“Oil and Gas Contracts” means all contracts, agreements, operating agreements, farm-out or farm-in agreements, sharing agreements, mineral purchase agreements, contracts for the purchase, exchange, transportation, processing or sale of Hydrocarbons, rights-of-way, easements, surface leases, subleases, equipment leases, permits, franchises, licences, pooling or unitization agreements, and unit or pooling designations and orders now or hereafter affecting any of the Oil and Gas Properties (or related oil and gas gathering assets) or Hydrocarbon Interests of the Parent and each of its Subsidiaries, or which are useful or appropriate in drilling for, producing, treating, handling, storing, transporting, or marketing oil, gas or other minerals produced from any of the Oil and Gas Properties of the Parent and each of its Subsidiaries, as any such contracts and agreements as they may be amended, restated, modified, substituted or supplemented from time to time.

“Oil and Gas Properties” means:
(A)	Hydrocarbon Interests;

(B)	the properties now or hereafter pooled or unitised with Hydrocarbon Interests;

(C)	all currently existing or future rights arising under:
(i)	unitisation agreements, orders or other arrangements;

(ii)	pooling orders, agreements or other arrangements; and

(iii)	declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests;
(D)	all pipelines, gathering lines, compression facilities, tanks and processing plants;

(E)	all interests held in royalty trusts whether currently existing or hereafter created;

(F)	all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests;

(G)	all tenements, hereditaments, appurtenances, interests and properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above (including:
(i)	any and all Real Property, now owned or hereafter acquired, leased or subleased or otherwise used or held for use in connection with the operating, working or development of any such Hydrocarbon Interests or property; and

(ii)	any and all surface leases, subleases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing);
(H)	all production units, drilling and spacing units (and the properties covered thereby) which may affect all or any portion of the other Oil and Gas Properties and any units created by agreement or designation or under orders, regulations, rules or other official acts of any Governmental Authority having jurisdiction; and

(I)	all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests.
“Original Post-Cyan Security Documents” means:
(A)	the English Law Debenture entered into between the Company and the Collateral Agent dated 16 August 2010; and

(B)	the English Law Charge Over Shares entered into between the Company Shareholder and the Collateral Agent dated 16 August 2010.
“Parent Common Stock” means any authorised shares of common stock of the Parent.

“PDP” means Proved Developed Reserves that are categorised as producing in accordance with the petroleum reserves definitions promulgated by the Society of Petroleum Engineers (SPE) Inc. (or any generally recognised successor) as in effect at the time in question.

“PDP Coverage Ratio” means on the date of any determination, the ratio of:
(A)	PV-10 Value (determined by substituting the phrase “from PDP production on the Parent’s and each of its Subsidiaries’ Oil and Gas Properties” for the phrase “from Proved Reserves on the Parent’s and each of its Subsidiaries’ Oil and Gas Properties” appearing in the second line of the definition thereof) on such date to

(B)	Consolidated Net Secured Indebtedness on such date.
“Permitted Acquisition” means the acquisition by the Parent or any Subsidiary of the Parent of an Acquired Entity or Business; provided that (in the case of each Permitted Acquisition completed prior to the Cash Collateral Discharge Date):
(A)	the consideration paid or to be paid by that member of the Group consists solely of cash, Parent Common Stock, Qualified Preferred Stock of the Parent, the issuance or incurrence of Indebtedness otherwise permitted by Clause 21.20 (Indebtedness) and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Clause 21.20 (Indebtedness);

(B)	in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other person (either directly or indirectly) unless either:
(i)	such Acquired Entity or Business owns 100% of the Equity Interests of such other person; or

(ii)	if such Acquired Entity or Business owns Equity Interests in any other person which is a Non-Wholly-Owned Subsidiary of such Acquired Entity or Business:
(a)	such Acquired Entity or Business shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition;

(b)	any such Non-Wholly-Owned Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly-Owned Subsidiary of such Acquired Entity or Business prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof; and

(c)	such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 90% of the total value of all the assets owned by such Acquired Entity or Business and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly-Owned Subsidiaries held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries),
(C)	all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States, the United Kingdom or the North Sea;

(D)	the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Clause 21.28 (Business); and

(E)	all requirements of Clauses 21.14 (Permitted Acquisitions), 21.18 (Consolidation, Merger, Purchase or Sale of Assets etc.) and 21.29 (Limitation on Creation of Subsidiaries) applicable to Permitted Acquisitions are satisfied.

For the avoidance of doubt, a Permitted Business Investment shall not constitute a Permitted Acquisition.

“Permitted Business Investments” shall mean investments of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing, storing, treating, selling or transporting oil and gas through agreements, transactions, interests or arrangements (including those that permit a person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties), including the entry into or acquisition of operating agreements, working interests, licences, royalty interests, mineral leases, processing agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements and area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, and investments and expenditures in connection therewith (with the amount thereof measured at the time initially made); provided that neither Permitted Acquisitions nor other investments in Equity Interests of a Person shall constitute Permitted Business Investments.

“Permitted Indebtedness” has the meaning given to it in Clause 21.20 (Indebtedness)

“Permitted Junior Debt” means any Indebtedness of the Parent or any of its Subsidiaries in the form of unsecured or second lien loans or notes, provided that in any event, unless the Bank otherwise expressly consents in writing prior to the issuance thereof:
(A)	except as provided in paragraph (F) below, no such Indebtedness shall be secured by any asset of the Parent or any of its Subsidiaries;

(B)	no such Indebtedness shall be guaranteed by any person other than an Obligor;

(C)	no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring 91 days following the Final Maturity Date (for this purpose without regard to any proviso contained therein);

(D)	any “asset sale” mandatory prepayment provision or offer to prepay covenant included in the agreement, indenture or other instrument governing such Indebtedness shall provide that the Parent, the Company or the respective Subsidiary shall be permitted to repay obligations under this Agreement before prepaying or offering to prepay such Indebtedness;

(E)	any “change of control” covenant included in the indenture governing any such Indebtedness that takes the form of notes issued pursuant to an indenture shall provide that, before the mailing of any required “notice of redemption” in connection therewith, the Parent shall (i) obtain the consent of the Bank or (ii) pay the obligations in full in cash;

(F)	in the case of any such Indebtedness that is secured:
(i)	such Indebtedness is secured only by assets comprising Collateral on a second-lien basis relative to the Security on such Collateral securing the Obligations of the Obligors, and not secured by any property or assets of the Parent or any of it Subsidiaries other than the Collateral;

(ii)	such Indebtedness (and the Liens securing the same) are permitted by the terms of the Permitted Junior Debt Intercreditor Agreement;

(iii)	the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Collateral Agent); and

(iv)	a Permitted Junior Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to a Permitted Junior Debt Intercreditor Agreement, provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt by the Parent or any of its Subsidiaries that is secured by assets of the Parent or any of its Subsidiaries, then the Parent, the Company, its applicable Subsidiaries, the Collateral Agent and the Permitted Junior Debt Representative for such Indebtedness shall have executed and delivered the Permitted Junior Debt Intercreditor Agreement;

(G)	the representations and warranties, covenants, and events of defaults shall be no more onerous in any material respect than the related provisions contained in this Agreement, provided that:
(i)
(A)	in the case of any such Indebtedness that takes the form of notes issued pursuant to an indenture, the “default to other indebtedness” event of default contained in the indenture governing such indebtedness shall provide for “cross-acceleration” rather than a “cross-default”; and

(B)	in the case of any other such Indebtedness, any cross-default to the obligations contained in any agreement evidencing such Indebtedness shall be limited to a cross-payment default and shall be subject to a grace period reasonably acceptable to the Bank; and
(ii)	in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants, except as may otherwise be agreed to by the Bank, such financial maintenance covenants shall be limited to those set forth in Clauses 21.24 (Maximum Total Leverage Ratio) to 21.26 (Minimum Asset Coverage Ratios) and shall be set back from the ratios set forth in Clauses 21.24 (Maximum Total Leverage Ratio) to 21.26 (Minimum Asset Coverage Ratios) by at least 20%; and
(G)	the aggregate outstanding principal amount of all Permitted Junior Debt shall not at any time exceed $100,000,000, provided that the aggregate outstanding principal amount of all Permitted Junior Debt that is secured on all or any portion of the assets of the Parent or its Subsidiaries shall not at any time exceed $50,000,000.

“Permitted Junior Debt Intercreditor Agreement” has the meaning given to that term in the Cyan Facility Agreement as at the date of this Agreement.

“Permitted Junior Debt Representative” means, with respect to any Permitted Junior Debt, the trustee, administrative agent, collateral agent, security agent, security trustee or similar agent under the indenture, collateral trust agreement or other agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.

“Permitted Security” has the meaning given to it in Clause 21.17 (Negative Pledge).

“Petroleum” means any mineral, oil or relative hydrocarbon (including condensate and natural gas liquids) and natural gas existing in its natural condition in strata (but not including coal or bituminous shale or other stratified deposits from which oil can be extracted by destructive distillation).

“Post-Cyan Obligor” means:
(A)	the Company;

(B)	the Parent; and

(B)	any Additional Post-Cyan Obligor.

“Post-Cyan Security Documents” means:

(A)	the Original Post-Cyan Security Documents; and

(B)	any Additional Post-Cyan Security Document.
“Preferred Equity Interests” of any person means any Equity Interests of such person that have preferential rights to any other Equity Interests with respect to dividends or redemptions or upon liquidation, and shall include any Qualified Preferred Stock.

“Probable Reserves” means the estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data suggests are more likely than not to be recoverable with presently available technology at an economically viable cost (as determined in accordance with the guidelines of the Society of Petroleum Engineers).

“Probable Reserve Value” means, as of any date of determination, 50% of the present value of future cash flow from Probable Reserves on the Parent’s and each of its Subsidiaries’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant to Clause 21.1.4 (Reserve Report), utilising:
(A)	in the case of any Oil and Gas Properties located in the United States or any of its territories or possessions (including U.S. Federal waters in the Gulf of Mexico), the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor);

(B)	in the case of any Oil and Gas Properties located in the North Sea, the Three-Year Strip Price for crude oil (North Sea Brent) and natural gas (UK National Balancing Point), in each case quoted on the International Petroleum Exchange (or its successor); and

(C)	in the case of any Oil and Gas Properties located in any other jurisdiction, the

Three-Year Strip Price for crude oil and natural gas, in each case quoted on any commodities exchange or other price quotation source generally recognised in the oil and gas industry in such jurisdiction and reasonably acceptable to the Bank, in the case of each of paragraphs (A), (B) and (C) above, as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials) and utilizing a 10% discount rate. For the purposes of calculating Probable Reserve Value, any future cash flow calculations set forth in any Reserve Report and made in any currency other than Dollars shall be converted into Dollars based on the Exchange Rate on the date as of which the information set forth in such Reserve Report is provided.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to:
(A)	the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness, to finance a Permitted Acquisition or a Permitted Business Investment) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be;

(B)	the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding voluntary permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be; and

(C)	any Material Permitted Acquisition, any Material Permitted Business Investment or any Material Asset Sale then being consummated as well as any other Material Permitted Acquisition, any other Material Permitted Business Investment or any other Material Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of such calculation, with the following rules to apply in connection therewith:
(i)	all Indebtedness:
(a)	(other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition or a Permitted Business Investment) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition or a Permitted Business Investment, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination; and

(b)	(other than revolving Indebtedness, except to the extent accompanied by a corresponding voluntary permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;
(ii)	all Indebtedness assumed to be outstanding pursuant to preceding sub-paragraph (i) shall be deemed to have borne interest at:
(a)	the rate applicable thereto, in the case of fixed rate indebtedness; or

(b)	the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding);

provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and
(iii)	in making any determination of Consolidated EBITDAX on a Pro Forma Basis, pro forma effect shall be given to any Material Permitted Acquisition, any Material Permitted Business Investment, or any Material Asset Sale if effected during the respective Calculation Period or Test Period (or, except for the purposes of determining quarterly compliance with Clauses 21.24 (Maximum Total Leverage Ratio) to 21.26 (Minimum Asset Coverage Ratio) pursuant to the terms thereof, thereafter and on or prior to the date of the respective calculation) as if the same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and taking into account factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realised on the first day of the respective period.
“Project Documents” means and includes in relation to each Oil and Gas Property of the Parent or any of its Subsidiaries:
(A)	each joint operating agreement and/or unitisation and unit operating agreement relating thereto, each agreement relating to the development thereof or the transportation, processing and/or storage of production therefrom and each agreement for the sale or marketing of production therefrom and each other major agreement relating to such Oil and Gas Property and/or Hydrocarbons produced therefrom;

(B)	each Authorisation required for the lawful exploitation, development, or operation of such Oil and Gas Property or the production, transportation or sale of Hydrocarbons therefrom (and including, without limitation, any Hydrocarbons production licence);

(C)	any development plan approved by any relevant operating committee and/or any Governmental Authority relating to that Oil and Gas Property; and

(D)	any other document designated as such by the Bank acting reasonably.
“Projections” has the meaning given to that term in Clause 21.1.5 (Projections).

“Proved Developed Reserves” means oil and gas reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

“Proved Reserves” means the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrates with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e. prices and costs as of the date the estimate is made).

“PV-10 Value” means, as of any date of determination, the present value of future cash flows from Proved Reserves on Parent’s and each of its Subsidiaries’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant to Clause 21.1.4 (Reserve Report), utilising:
(A)	in the case of any Oil and Gas Properties located in the United States or any of its territories or possessions (including U.S. Federal waters in the Gulf of Mexico), the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor);

(B)	in the case of any Oil and Gas Properties located in the North Sea, the Three-Year Strip Price for crude oil (North Sea Brent) and natural gas (UK National Balancing Point), in each case quoted on the International Petroleum Exchange (or its successor); and

(C)	in the case of any Oil and Gas Properties located in any other jurisdiction, the Three-Year Strip Price for crude oil and natural gas, in each case quoted on any commodities exchange or other price quotation source generally recognised in the oil and gas industry in such jurisdiction and reasonably acceptable to the Bank, in the case of each of paragraphs (A), (B) and (C) above, as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials) and utilising a 10% discount rate. For the purposes of calculating PV-10 Value, any future cash flow calculations set forth in any Reserve Report and made in any currency other than Dollars shall be converted into Dollars based on the Exchange Rate on the date as of which the information set forth in such Reserve Report is provided.
“Qualified Obligor” means the Parent, the Company and each wholly-owned Guarantor that is organised under the laws of the United States or any state thereof or the laws of England and Wales.

“Qualified Preferred Stock” means any Preferred Equity Interests of the Parent so long as the terms of any such Preferred Equity Interests:
(A)	do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the date which is 91 days after the Final Discharge Date;

(B)	do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement or any other agreement or contract of the Parent or any of its Subsidiaries;
(C)	do not contain any covenants (other than periodic reporting requirements); and

(D)	do not grant the holders thereof any voting rights except for:
(i)	voting rights required to be granted to such holders under applicable law; and

(ii)	limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Parent or liquidations involving the Parent.
“Real Property” of any person means all the right, title and interest of such person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” means the receipt by the Parent or any of its Subsidiaries of any cash insurance proceeds or condemnations awards, payable:
(A)	by reason of theft, loss physical destruction, damage, taking or other similar event with respect to any property or assets of the Parent or any of its Subsidiaries; or

(B)	under any policy of insurance maintained by any of them
“Refinanced Debt” has the meaning given to it in Clause 21.20.1(B)(1) (Indebtedness).

“Refinancing Debt” has the meaning given to it in Clause 21.20.1(B) (Indebtedness).

“Release” means actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping or migrating into or upon any land or water or air, or otherwise entering into the Environment

“Relevant Holding Company” means the Parent and any Subsidiary of the Parent which has an Equity Interest (directly or indirectly) of the Company.

“Renewal Letter of Credit” means a Letter of Credit issued in accordance with the requirements of Clause 5.4 (Renewal of a Letter of Credit).

“Repeating Representations” means each of the representations set out in Clauses 20.1 (Company status), 20.2 (Binding obligations), 20.3 (Power and authority), 20.4 (Non-conflict with other obligations), 20.5 (Approvals), 20.6 (Governing law and enforcement) and 20.14 (Security Documents).

“Reserve Coverage Ratio” means, or any date of determination, the ratio of:
(A)	the sum of:
(i)	PV-10 Value on such date; and

(ii)	Probable Reserve Value on such date
to:
(B)	Consolidated Net Secured Indebtedness.

“Reserve Report” means:
(A)	each annual reserve report prepared by the Parent and audited by an Independent Engineering Firm, in form and detail consistent with the Reserve Report delivered pursuant to Part I of Schedule 2 (Conditions Precedent) or otherwise reasonably acceptable to the Bank; and

(B)	each interim reserve report prepared by the Parent, in form and detail reasonably acceptable to the Bank (it being understood and agreed that the Parent will prepare each such interim reserve report based on the most recent annual Reserve Report, as adjusted for actual production, operating costs, capital costs and net additions of Proved Reserves and Probable Reserves during the calendar months of the respective year specified therein), in each case with respect to Oil and Gas Properties of the Parent and each of its Subsidiaries as of:
(i)	December 31 of the year immediately preceding the year in which such report is delivered pursuant to Clause 21.1.4 (Reserve Report) , in the case of an annual reserve report; or

(ii)	June 30 of the year in which such report is delivered pursuant to Clause 21.1.4 (Reserve Report) (or such other date specified therein in the event the Parent has elected to deliver additional reserve reports pursuant to 21.1.4 (Reserve Report), in the case of semi-annual or additional reserve reports.
Each Reserve Report prepared by the Parent shall be certified by the chief engineering officer of the Parent as being accurate in all material respects.

“Restricted” means, when referring to cash or Cash Equivalent of the Parent or any of its Subsidiaries, that such cash or Cash Equivalents:
(A)	appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Parent or any such Subsidiary (unless such appearance is related to Finance Documents or Security created thereunder);

(B)	are subject to any Security in favour of any person other than:
(i)	the Bank; and

(ii)	holders of the Security permitted under Clause 21.17.3(P) (Negative Pledge); or
(C)	are not otherwise generally available for use by the Parent or such Subsidiary, provided that cash or Cash Equivalent of the Parent and its Subsidiaries that have been pledged to secure the repayment of outstanding Consolidated Indebtedness (other than the Obligations) shall be deemed not to be Restricted for the purposes of this Agreement.
“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedging Agreement” means any Hedging Agreement made between a member of the Group and the Bank.
“Secured Creditors” has the meaning given to that term in the Intercreditor Agreement.

“Securities Act” means the Securities Act of 1933 of the United States, as amended and the rules and regulations promulgated thereunder.

“Security” means a mortgage, charge, pledge, lien, hypothecation, assignment for security, deposit arrangement, encumbrance (other than any ordinary encumbrance not securing any obligations of any person), preference, priority or other security interest securing any obligation of any person or any other agreement or arrangement having similar effect (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Security Document” means:
(A)	each Cyan Security Document; and

(B)	any other document, agreement or grant pursuant to which any member of the Group grants, perfects or continues a security interest in favour of the Bank.
“Sterling” or “£” means the lawful currency for the time being of the United Kingdom.

“Sterling Equivalent” means, in relation to a determination of the Cash Collateral Amount, the LC Carve Out Amount converted into Sterling at the Bank’s spot rate of exchange for the purchase of Dollars on the date of such determination.

“Subsidiary” means:
(A)	in relation to any company or corporation, a company or corporation:
(i)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(ii)	in respect of which, more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(iii)	which is a Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body; and
(B)	in relation to any partnership, Delaware limited liability company, association joint venture or other entity, such entity in which the first mentioned person and/or one or more Subsidiaries of such person has more than 50% equity interest.
“Synthetic Lease” means a lease transaction under which the parties intend that:
(A)	the lease will be treated as an “operating lease” by the lessee; and

(B)	the lessee will be entitled to various Tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Taxes” means all taxes, duties, levies, withholdings or deductions of whatever nature.

“Term” means in relation to any Letter of Credit, the period during which the Bank is under a liability under that Letter of Credit.

“Test Period” means each period of four consecutive fiscal quarters of the Parent then last ended, in each case taken as one accounting period, provided that for any Test Period that includes fiscal quarters occurring prior to the first Utilisation Date, the rules set forth in the succeeding sentences in this definition shall apply. If the respective Test Period:
(A)	includes the fiscal quarter of the Parent ended 30 September 2010, the Consolidated EBITDAX for such fiscal quarter shall be deemed to be $12,505,000;

(B)	includes the fiscal quarter of the Parent ended 31 December 2010, the Consolidated EBITDAX for such fiscal quarter shall be deemed to be $100,139,000; and

(C)	includes the fiscal quarter of the Parent ended 31 March 2011, the Consolidated EBITDAX for such fiscal quarter shall be deemed to be -$3,439,000, provided that Consolidated EBITDAX for the foregoing periods shall be increased or decreased (as applicable) in accordance with the definition of Pro Forma Basis by the amount of Consolidated EBITDAX for such period attributable to: (i) any Acquired Entity or Business acquired pursuant to a Material Permitted Acquisition or Oil and Gas Properties acquired pursuant to Material Permitted Business Investments; and (ii) any assets disposed of pursuant to any Material Asset Sale, in each case consummated on or prior to 31 December 2010. Such attributable Consolidated EBITDAX shall be determined on a basis consistent with the definition of “Consolidated EBITDAX” with any necessary reference changes.

“Three-Year Strip Price” means, as of any date of determination:
(A)	for the 36-month period commencing with the month immediately following the month in which the date of determination occurs, the monthly futures contract prices for crude oil and natural gas for the 36 succeeding months as quoted on the applicable commodities exchange or other price quotation source as contemplated in the definitions of “PV-10 Value” and “Probable Reserve Value”; and

(B)	for periods after such 36-month period, the average of such quoted prices for the period from and including the 25th month in such 36-month period through the 36th month in such period.
“Total Leverage Ratio” means, on any date of determination, the ratio of:
(A)	Consolidated Net Indebtedness on such date (calculated exclusive of any Indebtedness or any of its Subsidiaries of the type described in Clause (g) of the definition of Indebtedness to

(B)	Consolidated EBITDAX for the Test Period most recently ended on or prior to such date, provided that for the purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDAX shall be determined on a Pro Forma Basis in accordance with the definition thereof.

“Transaction Expense” has the meaning given to it in Clause 16 (Costs and Expenses).

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“United Kingdom” and “UK” means each of England, Wales, Northern Ireland and Scotland as the case may be and includes the United Kingdom Continental Shelf.

“United States” and “U.S.” means the United States of America and any of its territories or possessions (including U.S. Federal waters in the Gulf of Mexico).

“Unrestricted” means, when referring to cash or Cash Equivalents of the Parent or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“U.S. Subsidiary” means any Subsidiary of any person incorporated or organised in the United States or any state or territory thereof or the District of Columbia.

“Utilisation” means a utilisation of a Letter of Credit.

“Utilisation Date” means the date on which a Letter of Credit is issued.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

“Wholly-Owned Subsidiary” means, as to any person:
(A)	any corporation 100% of whose capital stock is at the time owned by such person and/or one or more Wholly-Owned Subsidiaries of such person; and

(B)	any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Wholly-Owned Subsidiaries of such person has a 100% equity interest at such time,
(other than, in the case of a Non-U.S. Subsidiary of the Parent, with respect to the preceding clauses (A) and (B), directors’ qualifying shares and/or other nominal amounts of shares required to be held by persons other than the Parent and its Subsidiaries under applicable law).
1.2	Unless a contrary indication appears, any reference in this Agreement to:
1.2.1	the “Bank”, the “Parent” the “Company”, “Collateral Agent”, “Hess Limited” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

1.2.2	the singular includes the plural and vice versa;

1.2.3	the word “including” is without limitation;

1.2.4	“assets” includes present and future properties, revenues and rights of every description;

1.2.5	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

1.2.6	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.7	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

1.2.8	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.9	an amount borrowed includes any amount utilised by way of Letter of Credit;

1.2.10	amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit;

1.2.11	an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Company in respect of that Letter of Credit at that time (without regard to any cash cover provided in relation to such Letter of Credit);

1.2.12	the Company “repaying” or “prepaying” a Letter of Credit means:
(A)	the Company providing cash cover for that Letter of Credit;

(B)	the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or

(C)	the Bank being satisfied that it has no further liability under that Letter of Credit, and the amount by which a Letter of Credit is repaid or prepaid under paragraphs (A) and (B) above is the amount of the relevant cash cover or, as the case may be, relevant reduction;
1.2.13	the Company providing “cash cover” for a Letter of Credit means the Company paying an amount in the currency of the Letter of Credit as Cash Collateral in accordance with the terms of Clause 6 (Cash Collateral);

1.2.14	a provision of law is a reference to that provision as amended or re-enacted; and

1.2.15	a time of day is a reference to London time.
1.3	Section, Clause and Schedule headings are for ease of reference only.

1.4	Any reference to a Section, Clause or Schedule shall be to a Section, Clause or Schedule of this Agreement unless expressly stated.

1.5	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.6	A Default is “continuing” if it has not been remedied or waived.

2.	THE FACILITY

Subject to the terms of this Agreement, the Bank makes available to the Company a letter of credit facility in an aggregate amount equal to the Commitment.

3.	PURPOSE

The Company shall utilise each Letter of Credit issued under this Agreement at its request in support of, or as a means of guaranteeing its obligations and liabilities pursuant to the Hess Contracts.

4.	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

The Company may not deliver the first Utilisation Request under this Agreement unless the Bank has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Bank. The Bank shall notify the Company promptly upon being so satisfied.

4.2	Further conditions precedent

The Bank will only be obliged to comply with Clause 5.5 (Issue) if:
4.2.1	in the case of a Renewal Letter of Credit, no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

4.2.2	the Repeating Representations are true in all respects.
4.3	Maximum number of Utilisations

The Company may not deliver a Utilisation Request if as a result of the proposed Utilisation more than three Letters of Credit would be outstanding.

5.	UTILISATION

5.1	Delivery of a Utilisation Request for Letters of Credit

The Company may request for a Letter of Credit to be issued by delivery to the Bank of a duly completed Utilisation Request not later than 10 a.m. on the fifth Business Day prior to the proposed Utilisation Date (or such later date as the Bank may agree).

5.2	Completion of a Utilisation Request for a Letter of Credit
5.2.1	Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:
(A)	the proposed Utilisation Date is a Business Day within the Availability Period;

(B)	the currency and amount of the Letter of Credit comply with Clause 5.3 (Currency and amount);

(C)	the form of the Letter of Credit is attached (and is in the same form set out in Schedule 4 (Form of Letter of Credit)) or in such other form as may be agreed between the Company and the Bank;

(D)	the proposed Expiry Date of the Letter of Credit falls on or before the Business Day prior to the last day of the Availability Period;

(E)	the delivery instructions for the Letter of Credit are specified;

(F)	it has been duly signed by an Authorised Officer of the Company; and

(G)	the beneficiary of the Letter of Credit is Hess Limited or such other beneficiary as has been approved by the Bank.
5.2.2	Only one Letter of Credit may be requested in each Utilisation Request delivered under this Clause 5.2 (Completion of a Utilisation Request for Letters of Credit).
5.3	Currency and amount
5.3.1	The currency specified in a Utilisation Request must be Sterling.

5.3.2	The amount of the proposed Letter of Credit, when aggregated with the amount of any outstanding Letters of Credit, must not exceed the Commitment.
5.4	Renewal of a Letter of Credit
5.4.1	The Company may request any Letter of Credit issued on its behalf to be renewed by delivery to the Bank of a Utilisation Request no earlier than thirty-five Business Days before the Expiry Date of the relevant Letter of Credit and no later than 10.00 a.m. on the fifth Business Day prior to the Expiry Date of the relevant Letter of Credit.

5.4.2	Each Utilisation Request relating to the renewal of a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:
(A)	it specifies that it is for the renewal of a Letter of Credit;

(B)	the proposed Utilisation Date is a Business Day within the Availability Period;

(C)	the currency and amount of the Letter of Credit comply with Clause 5.3 (Currency and amount);

(D)	a copy of the relevant Letter of Credit to be renewed is attached;

(E)	the proposed new Expiry Date of the Letter of Credit falls on or before the Final Maturity Date; and

(F)	the delivery instructions for the Letter of Credit are specified;

(G)	it has been duly signed by an Authorised Officer of the Company.
5.4.3	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:
(A)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(B)	its Term shall start on its Utilisation Date and shall end on the proposed Expiry Date specified in the relevant Utilisation Request relating to its renewal.
5.4.4	Only one Letter of Credit may be requested in each Utilisation Request delivered under this Clause 5.4 (Renewal of a Letter of Credit).
5.5	Issue

If the conditions set out in this Agreement have been met, the Bank shall issue or, as the case may be, amend, each Letter of Credit on its proposed Utilisation Date.

5.6	Counter Indemnity

The Company, in respect of each Letter of Credit issued or deemed issued under this Agreement on its behalf, unconditionally and irrevocably:
5.6.1	authorises and directs the Bank to pay any demand which appears on its face to be in order made pursuant to and in accordance with any such Letter of Credit on first request or demand being made and to pay all amounts which the Bank is requested or demanded to pay pursuant to and in accordance with any such Letter of Credit without requiring proof of the agreement of the Company that the amounts so demanded or paid are or were due and notwithstanding that the Company may dispute the validity of any such request, demand or payment;

5.6.2	undertakes to keep the Bank indemnified immediately on demand against all costs, liabilities, losses, damages, demands, expenses (including legal expenses) or actions which the Bank may suffer or incur or which may be made against the Bank under or in connection with any demand made pursuant to and in accordance with or any dispute relating to such Letter of Credit (otherwise than by reason of the Bank’s gross negligence or wilful misconduct);

5.6.3	authorises the Bank to exercise the rights and powers conferred on it by any such Letter of Credit and confirms that the Bank shall be entitled to pay any demand which appears on its face to be in order and agrees that in respect of any such Letter of Credit the Bank deals in documents only and that the Bank shall not be concerned with the legality of the claim or any underlying transaction or any set-off, counterclaim or defence as between the Company and any other person. This Clause shall apply in respect of amounts so paid without regard to any other condition, the sufficiency, accuracy or genuineness of any such request or demand or any certificate or statement in connection therewith or any incapacity of or limitation upon the powers of any person signing, or issuing such request, demand or certificate. The Bank shall not be obliged to enquire as to any such matters and may assume that any such request, demand, certificate or statement is correct and properly made. If the Bank pays any demand which is not legally payable such amount shall nevertheless be regarded as having been properly paid for the purposes of this Agreement; and
5.6.4	agrees that the obligations of the Company under this Clause 5 (Utilisation) shall not be affected by any act, omission, matter or thing which but for this provision might operate to release, prejudice or otherwise exonerate the Company from its obligations under this Agreement in whole or in part, including without limitation and whether or not known to the Company:
(A)	any time or waiver granted to or composition with the Bank, the beneficiary of any such Letter of Credit or any other person;

(B)	the release of the Company or any other person under the terms of any composition or arrangement with any creditor or the Parent and any of its Subsidiaries;

(C)	any taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take-up or enforce, any rights, remedies or securities available to the Bank or any other person or arising under any such Letter of Credit;

(D)	any variation or extension of or increase in liabilities under any such Letter of Credit made with the prior written consent of the Company, so that references in this Agreement to the same shall include each such variation, extension and variation;

(E)	any invalidity or irregularity in respect of any of the obligations of the Company under this Clause 5 (Utilisation);

(F)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any beneficiary under a Letter of Credit or any other person;

(G)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(H)	any insolvency or similar proceedings.
5.7	Demands under Letters of Credit

If the Bank receives a demand for payment under a Letter of Credit, the Bank shall notify the Company of the amount demanded and the date on which it is payable and the Company shall within five Business Days of demand pay to the Bank an amount equal to the amount of the demand less the amount of any cash cover paid to the Bank specifically in respect of the relevant Letter of Credit and the Company authorises the Bank to set-off the Cash Collateral with such amounts. Payment of all commission which has accrued in connection with the Letter of Credit will be made at the same time by the Company.

5.8	Cash-out of Letters of Credit
5.8.1	If the Bank pays an amount to the beneficiary under a Letter of Credit pursuant to Clause 22.14.5 (Acceleration) the Bank shall notify the Company of the amount so paid and the Company shall within five Business Days following demand pay to the Bank an amount equal to the amount paid to the beneficiary less any amount of cash cover held with the Bank specifically in respect of that Letter of Credit and the Company authorises the Bank to set-off the Cash Collateral with such amounts. Payment of all commission which has accrued in connection with the Letter of Credit will be made at the same time by the Company.

5.8.2	If at any time the Company is required to provide cash cover in respect of any Letter of Credit under this Agreement and the payment of such cash cover, when aggregated with any existing cash cover, would exceed the amount of cash cover the Company is permitted to pay to the Bank under paragraph (w) of section 8.01 (Liens) of the Cyan Facility Agreement, then, in lieu of the Company paying such cash cover the Bank may pay to the beneficiary of that Letter of Credit, as a disbursement under such Letter of Credit an amount equal to such excess (the “Bank Payment”), whereupon the Company shall promptly pay to the Bank, in satisfaction of its reimbursement obligation, an amount equal to the Bank Payment. Payment of all commission which has accrued in connection with the Letter of Credit will be made at the same time by the Company.
5.9	Rights of Contribution and Subrogation

The Company shall not, by virtue of any payment made by it under this Clause 5 (Utilisation) or otherwise, be subrogated to any rights, security or moneys held or received by the Bank or be entitled at any time to exercise, claim or have the benefit or any right of contribution or subrogation or similar right against the Bank. All rights of contribution or similar rights against the Bank in relation to this Agreement are hereby waived by the Company.

5.10	Continuing Obligations

The obligations of the Company under this Clause 5 (Utilisation) shall be continuing, shall extend to the ultimate balance of the obligations and liabilities of the Company under this Clause 5 (Utilisation) and shall continue in force notwithstanding any intermediate payment in part of such obligations or liabilities. The obligations of the Company under this Clause 5 (Utilisation) shall be in addition to and shall not be in any way prejudiced by any cash cover (unless otherwise expressly stated in this Clause 5 (Utilisation)) or other Security now or hereafter held by the Bank as security or any lien to which the Bank may be entitled. No invalidity or unenforceability of all or any part of this Clause 5 (Utilisation) shall affect any rights of indemnity or otherwise which the Bank would or may have in the absence of or in addition to this Clause 5 (Utilisation).

6.	CASH COLLATERAL

6.1	The Company shall procure that all amounts of cash cover that it elects or is required hereunder to provide in relation to any Letter of Credit are paid to the account of the Bank specified in the Cash Collateral Agreement.

6.2	The Company shall, on each Letter of Credit Fee Payment Date prior to the Cyan Facility Discharge Date and following notice from the Bank in accordance with Clause 6.4, pay to the Bank pursuant to the Cash Collateral Agreement the Cash Collateral Amount so as to ensure, subject to Clause 6.3, that on each Letter of Credit Fee Payment Date prior to the Cyan Facility Discharge Date, the balance of the Cash Collateral held by the Bank is equal to the Cash Collateral Amount for that Letter of Credit Fee Payment Date.
6.3	Unless the Bank otherwise consents, the Company may only request the withdrawal of monies in respect of the Cash Collateral:
6.3.1	in such amounts as are required to pay the Bank amounts due and payable to it under this Agreement in respect of the Letters of Credit until no amount is or may be outstanding under the Letters of Credit; or

6.3.2	provided that no Event of Default is continuing, on any Letter of Credit Fee Payment Date to the extent that the amount of cash cover for the Letters of Credit on that date exceeds the amount required to be maintained as the Cash Collateral in accordance with this Clause 6 (the “Excess”), an amount not exceeding such Excess, provided that the Company may (unless an Event of Default is continuing) request the return of the Excess from the Cash Collateral on any Business Day if such Excess is the result of a reduction in the amount outstanding under any Letter of Credit arising from a repayment or prepayment of that Letter of Credit other than by the provision of cash cover (and the Bank shall effect any such withdrawal request on either (i) the same Business Day as that withdrawal request is made (if the Bank has received the request in writing before 9 a.m. on that Business Day) or (ii) otherwise on the next following Business Day after that withdrawal request is made).
6.4	The Bank shall, no later than 3 Business Days before a Letter of Credit Fee Payment Date prior to the Cyan Facility Discharge Date notify the Company of any adjustment to the Cash Collateral Amount for that Letter of Credit Fee Payment Date.

6.5	No later than 30 June 2013, the Company shall pay to the Bank pursuant to the Cash Collateral Agreement an amount equal to the Cash Collateral Discharge Amount (less any amount held by the Bank as Cash Collateral) in cleared funds, and such amount shall remain with the Bank as Cash Collateral unless:
6.5.1	applied to pay the Bank amounts due and payable to it under this Agreement in respect of the Letters of Credit; or

6.5.2	provided that no Event of Default is continuing, upon a request by the Company on any Business Day the amount of cash cover for the Letters of Credit which exceeds the Cash Collateral Discharge Amount (in which case the Bank shall effect any such withdrawal request on either (i) the same Business Day as that withdrawal request is made (if the Bank has received the request in writing before 9 a.m. on that Business Day) or (ii) otherwise on the next following Business Day after that withdrawal request is made).
7.	CASH COLLATERAL DISCHARGE DATE

7.1	As soon as practicable following the occurrence of the Cash Collateral Discharge Date, the Bank shall notify the Company and the Parent of such occurrence.

7.2	Subject at all times to Clause 7.4 below, following the occurrence of the Cash Collateral Discharge Date, the provisions of this Agreement which are expressed to apply only prior to the Cash Collateral Discharge Date shall cease to apply, and the remaining provisions of this Agreement and the other Finance Documents shall be construed accordingly.
7.3	Subject at all times to Clause 7.4 below, as soon as practicable after the Cash Collateral Discharge Date, the Bank shall enter into such agreements as are necessary to release and reassign all right, title and interest of the Bank (in its capacity as provider of the Facility under this Agreement) in respect of Security created in favour of the Bank (in its capacity as provider of the Facility under this Agreement) other than any Security created under the Cash Collateral Agreement (the “Released Security”). For the avoidance of doubt the release of any Security by the Bank in its capacity as provider of the Facility under this Agreement pursuant to this Clause 7.3 shall not operate to release or reassign any right, title or interest in such Security created in favour of the Bank in its capacity as a Hedging Counterparty under any Secured Hedging Agreement.

7.4	If following the occurrence of the Cash Collateral Discharge Date, the rights or claims of the Bank in respect of any cash cover provided by Company which triggered the occurrence of the Cash Collateral Discharge Date are avoided or reduced as a result of insolvency or any similar event affecting the Company or any other member of the Group:
7.4.1	the liabilities of the grantors in respect of the Released Security shall continue as if the release, re-assignment, avoidance or reduction of the Released Security had not occurred;

7.4.2	the Bank’s rights, title and interest in respect of the Released Security shall be reinstated in full as if the release, re-assignment, avoidance or reduction had not occurred; and

7.4.3	the provisions of this Agreement which are expressed to apply on prior to the Cash Collateral Discharge Date shall be reinstated in full, and the provisions of this Agreement and the other Finance Documents shall be construed accordingly, and each Obligor agrees to take all reasonable steps requested by the Bank, at the cost of Parent (which Parent hereby agrees to pay), to enable such reinstatement.
8.	CYAN FACILITY DISCHARGE DATE

8.1	Release of Security in respect of the Cyan Facility Agreement

With effect from the date (the “Cyan Facility Discharge Date”) which is the later to occur of:
(A)	the date on which the Borrower confirms to the Bank (with supporting evidence satisfactory to the Bank, acting reasonably) that all amounts outstanding under the Cyan Facility Agreement have been fully repaid and the obligations of each Credit Party under each Credit Document (as such terms are defined in the Cyan Facility Agreement) have been discharged in full (excluding Contingent Obligations expressly surviving the repayment of amounts outstanding under the Cyan Facility Agreement and in respect of which no claim is outstanding);

(B)	the date on which the Bank has been appointed as Collateral Agent pursuant to the terms of the Intercreditor Agreement;

(C)	the date on which the Original Post-Cyan Security Documents are amended (in form and substance satisfactory to the Bank) so that they are enforceable upon the occurrence of an Event of Default; and

(D)	(if a Company Asset Transfer has occurred) the date on which the member of the Group which is the transferee in respect of that Company Asset Transfer (an “Additional Post-Cyan Obligor”) has:
(1)	acceded to this Agreement as an Additional Guarantor;

(2)	entered into an Additional Post-Cyan Security Document (in form and substance satisfactory to the Bank, acting reasonably) creating Security over its business and assets in favour of the Bank; and

(3)	each holder of a direct Equity Interest in that Additional Post-Cyan Obligor has entered into an Additional Post-Cyan Security Document (in form and substance satisfactory to the Bank, acting reasonably) creating Security over its Equity Interests in that Additional Post-Cyan Obligor in favour of the Bank, the Bank, in its capacity as Collateral Agent shall, at the cost of the Company:
(A)	release all Security provided by each member of the Group under the Cyan Security Documents (other than the Post-Cyan Security Documents); and

(B)	release and discharge each Guarantor (other than the Parent and each Additional Post-Cyan Obligor) from its guarantee obligations under this Agreement.
8.2	Application of amended and restated terms

Immediately upon the occurrence of the Cyan Facility Discharge Date, Clauses 20 (Representations and Warranties), 21 (Covenants) and 22 (Events of Default) shall be amended and restated in the form set out in Schedule 13 (Form of Amended and Restated Terms) and the amended and restated definitions set out in Schedule 13 (Form of Amended and Restated Terms) shall apply for all purposes under the Finance Documents.

8.3	Further assurance

The Bank, in its capacity as Collateral Agent and on its own behalf, shall, at the request and at the cost of the Company, execute such documents (and provide the execution by any of its nominees or delegates) and do such reasonable deeds, acts and things as are necessary to give effect to this Clause 8.

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Bank to issue or leave outstanding any Letter of Credit, then:
9.1.1	the Bank shall promptly notify the Company upon becoming aware of that event and thereupon shall not be obliged to issue a Letter of Credit;

9.1.2	the Company shall use its best endeavours to procure the release of each Letter of Credit which has been issued and is outstanding at that time;

9.1.3	the Facility shall cease to be available for the issue of Letters of Credit; and

9.1.4	the Company shall promptly upon demand provide full cash cover in respect of the outstanding Letters of Credit.
9.2	Voluntary cancellation

The Company may, if it gives the Bank not less than five Business Days’ (or such shorter period as the Bank may agree) prior notice, cancel the whole or any part (being a minimum of £1,000,000 of the Commitment.
9.3     Voluntary prepayment of Utilisations
9.3.1	The Company may, if it gives the Bank not less than five Business Days’ (or such shorter period as the Bank may agree) prior notice, prepay the whole or any part of a Utilisation (but, if in part, being an amount that reduces the Utilisation by a minimum of £500,000).

9.3.2	If the whole or any part of a Letter of Credit is prepaid pursuant to Clause 9.3.1 (other than by the provision of Cash Cover), the Cash Collateral Amount and the Cash Collateral Discharge Amount shall be reduced accordingly.
9.4	Restrictions
9.4.1	Any notice of cancellation or prepayment given by the Company under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.4.2	Any prepayment under this Agreement shall be made without premium or penalty.

9.4.3	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

9.4.4	The Company shall not repay or prepay all or any party of the Utilisations or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

9.4.5	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.
10.	DEFAULT INTEREST

10.1	Default interest
10.1.1	If the Company or the Parent fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent. per annum over the cost to the Bank of funding such sum (as certified by the Bank) from whatever source the Bank may select. Such interest shall accrue from day to day and be payable on demand.

10.1.2	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each interest period (the duration of such interest period to be notified by the Bank to the Company) applicable to that overdue amount but will remain immediately due and payable.
10.2	Notification of rates of interest

The Bank shall promptly notify the Company of the determination of a rate of interest under this Agreement.

11.	FEES

11.1	Fee payable in respect of Letters of Credit
11.1.1	The Company shall pay to the Bank a Letter of Credit fee (the “Letter of Credit Fee”) in Sterling computed at the rate equal to 4.50 per cent. per annum (on a daily basis) on the outstanding amount of each Letter of Credit requested by the Company from the date of its issue until the Bank has confirmed to the Company that it has determined, in its sole discretion (acting reasonably), that it is under no actual or contingent liabilities in respect of that Letter of Credit (the “Liability Expiry Date”).

11.1.2	The accrued Letter of Credit Fee for each Letter of Credit shall be payable in arrears on the last Business Day of each of the months of January, April, July and October starting on the last Business Day of October 2011 (each a “Letter of Credit Fee Payment Date”) or such shorter time as shall end on the Liability Expiry Date for that Letter of Credit.
11.2	Commitment fee
11.2.1	The Company shall pay to the Bank a commitment fee in sterling computed at the rate of 2.25 per cent. per annum on the unutilised Commitment for the Availability Period.

11.2.2	The accrued commitment fee is payable on each Letter of Credit Fee Payment Date which occurs prior to the expiry of the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the unutilised Commitment at the time the cancellation is effective.
11.3	Establishment fee

The Company shall pay to the Bank an establishment fee in Sterling computed at the rate of 1 per cent. of the Commitment as at the date of this Agreement. This fee is payable on the earlier of the first Utilisation Date and a date which is five Business Days after the date of this Agreement.

11.4	Technical bank fee

The Company shall pay to the Bank a technical bank fee in Sterling in the amount of £35,000 per annum. This fee is payable annually in advance until the Final Discharge Date, with the first fee payment being payable on the earlier of the first Utilisation Date and a date which is five Business Days after the date of this Agreement and each subsequent fee payment being payable on each anniversary of the date of this Agreement (or, if that date is not a Business Day, on the next occurring Business Day).

11.5	Other fees and expenses

The Company shall pay to the Bank the amount of all out-of-pocket costs and expenses (including any legal, postage, courier, SWIFT and any similar fees or costs), stamp duty and other charges and registration costs reasonably incurred by the Bank, in connection with the issuance or administration of any Letter of Credit.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Tax gross-up

All payments due from any Obligor under any Finance Document shall be made free and clear of Taxes unless required by law. In the event that an Obligor is compelled by the laws of any applicable jurisdiction (or by an order of any regulatory authority in such jurisdiction) to make any deduction or withholding for or on account of any Taxes, that Obligor shall notify the Bank and the relevant payment under such Finance Document shall be increased to an amount which (after making any deduction or withholding for Taxes) leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required.

12.2	Tax indemnity
12.2.1	Each Obligor shall, within five Business Days of demand by the Bank, pay to the Bank an amount equal to the loss, liability or cost which the Bank determines will be or has been (directly or indirectly) suffered for or on account of Taxes paid by the Bank in respect of a Finance Document.

12.2.2	Clause 12.2.1 shall not apply:
(A)	with respect to any Taxes assessed on the Bank under the law of the jurisdiction in which the Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Bank is treated as resident for tax purposes, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Bank; or

(B)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.1 (Tax gross-up).
12.3	Stamp taxes

Each Obligor shall pay and, within five Business Days of demand, indemnify the Bank against any cost, loss or liability that the Bank incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.4	Value added tax
12.4.1	All amounts set out or expressed in a Finance Document to be payable by an Obligor to the Bank which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on any such supply or supplies, and accordingly, if VAT is or becomes chargeable on any supply made by Bank to the applicable Obligor under a Finance Document, that party shall pay to the Bank (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and the Bank shall promptly provide an appropriate VAT invoice to such party).
12.4.2	Where a Finance Document requires an Obligor to reimburse or indemnify the Bank for any cost or expense, that party shall reimburse or indemnify (as the case may be) the Bank for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Bank reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.4.3	Any reference in this Clause 12.4 (Value added tax) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).
13.	INCREASED COSTS

13.1	Increased costs
13.1.1	Subject to Clause 13.2 (Exceptions), each Obligor shall, within five Business Days of a demand by the Bank, pay for the account of the Bank the amount of any Increased Costs incurred by the Bank or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

13.1.2	In this Agreement “Increased Costs” means:
(A)	a reduction in the rate of return from the Facility or on the Bank’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Bank or any of its Affiliates to the extent that it is attributable to the Bank having entered into this Agreement or funding or performing its obligations under any Finance Document or Letter of Credit.
13.2	Exceptions
13.2.1	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(A)	attributable to a Tax Deduction required by law to be made by the Company or the Parent;

(B)	compensated for by Clause 12.2 (Tax indemnity) (or would have been compensated for under Clause 12.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.2.2 (Tax indemnity) applied); or

(C)	attributable to the wilful breach by the Bank or its Affiliates of any law or regulation.
13.2.2	In this Clause 13.2 (Exceptions), a reference to a “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
14.	OTHER INDEMNITIES

14.1	Currency indemnity
14.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(A)	making or filing a claim or proof against that Obligor;

(B)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, each Obligor shall as an independent obligation, within five Business Days of demand, indemnify the Bank against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
14.1.2	Without prejudice to Clause 14.1.1, each Obligor shall as an independent obligation, within five Business Days of demand, indemnify the Bank against any cost, loss or liability which the Bank incurs as a result of receiving an amount in respect of an Obligor’s liability under any Finance Document in a currency other than the currency in which that liability is expressed to be payable under that Finance Document.

14.1.3	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities

Each Obligor shall, within five Business Days of demand, indemnify the Bank against any cost, loss or liability incurred by the Bank as a result of:
14.2.1	the occurrence of any Event of Default;

14.2.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

14.2.3	issuing or making arrangements to issue a Letter of Credit requested by a Company in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement;

14.2.4	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

14.2.5	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Company;

14.2.6	the release of any Security constituted by any Finance Document;

14.2.7	any Environmental Contamination (where such cost, loss or liability (i) has arisen as a result of the Bank being a party to this Agreement or any other Finance Document and (ii) is not caused by the gross negligence or wilful default of the Bank);

14.2.8	any Environmental Claim against the Bank arising as a result of the Bank being a party to this Agreement or any other Finance Document save to the extent that such cost, loss or liability is caused by the gross negligence or wilful default of the Bank;

14.2.9	any abandonment of any Petroleum asset in which the Parent or any of its Subsidiaries has an interest (where such cost, loss or liability (i) has arisen as result of the Bank being a party to this Agreement or any other Finance Document and (ii) is not caused by the gross negligence or wilful default of the Bank)

14.2.10	any investigation, litigation or other proceedings (whether or not the Bank is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Obligor) related to entering into and/or the use of the proceeds of any Utilisation hereunder or the consummation of any transaction contemplated in any Finance Document.
15.	MITIGATION BY THE BANK

15.1	Mitigation
15.1.1	The Bank shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate.

15.1.2	Clause 15.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.
15.2	Limitation of liability
15.2.1	The Company shall promptly indemnify the Bank for all costs and expenses reasonably incurred by the Bank as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2	The Bank is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of the Bank (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses
16.1.1	Subject to Clause 16.1.2 and 16.1.3 below, each Obligor shall, within five Business Days of demand, pay the Bank the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:
(A)	the negotiation, preparation, printing and execution of:
(1)	this Agreement and any other documents referred to in this Agreement;

(2)	any other Finance Documents executed after the date of this Agreement;
(B)	the delivery of any legal opinion that the Bank may reasonably require in connection with the entry into of any Finance Document after the date of this Agreement; and/or

(C)	the completion of the transactions contemplated by any Finance Document and/or the perfection of the Security intended to be created pursuant to the Security Documents.
(each such cost being a “Transaction Expense”).
16.1.2	The Bank shall only incur a Transaction Expense in respect of legal fees or a Transaction Expense (excluding legal fees) that is in excess of $1,000, with the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).

16.1.3	If the Bank incurs a Transaction Expense without the consent of the Company in accordance with the terms of Clause 16.1.2 above, the Company shall not be liable for the payment of such Transaction Expense incurred by the Bank under the Finance Documents.
16.2	Amendment costs

If an Obligor requests an amendment, waiver or consent to any Finance Document, or the release of any Security constituted by any Finance Document, that Obligor shall, within five Business Days of demand, reimburse the Bank for the amount of all costs and expenses (including legal fees) reasonably incurred by the Bank in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

Each Obligor and the Parent shall, within five Business Days of demand, pay to Bank the amount of all costs and expenses (including legal fees) incurred by the Bank in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Advisers’ fees
16.4.1	The Bank may appoint any legal adviser, insurance adviser, environmental consultant, engineering consultant or other independent expert or adviser (each, a “Bank’s Adviser”) in connection with the exercise of the Banks’ rights and discretions, or the performance of its duties and obligations, under the Finance Documents, provided that (save where such appointment is made in circumstances where a Default has occurred and is continuing) the Bank shall consult with the Company prior to making any such appointment.
16.4.2	The Obligors shall allow the Bank and/or such Bank’s Adviser access to the Group’s premises, books and records for the purposes of (without limitation) regularly monitoring engineering data and title information covering all Oil and Gas Property of the Obligors.

16.4.3	Each Obligor shall, within five Business Days of demand by the Bank pay, or reimburse the Bank for any payments that it has made in relation to, the fees, costs and expenses of any Bank’s Adviser appointed by the Bank where (i) such Bank’s Adviser has been appointed in circumstances where the Bank (acting reasonably) suspects that a Default has occurred and is continuing or (ii) such fee, costs and expenses have been incurred pursuant to Clause 16.2 (Amendment costs) or Clause 16.3 (Enforcement costs)).
17.	WAIVER OF CERTAIN RIGHTS

17.1	Each Obligor hereby unconditionally and irrevocably waives and agrees not to interpose or assert against the Bank, any claim, defence, right of set-off, counterclaim or deduction of any kind now existing or hereafter arising which that Obligor may have against the Bank or against any other relevant party under or in respect of any Finance Document (save in the case of gross negligence, wilful default or fraud on the part of the Bank) or in the exercise of the Bank’s rights under or in respect thereof (save in the case of gross negligence, wilful default or fraud on the part of the Bank), including but not limited to the Bank’s rights in respect of any release by the Bank of any collateral and any reimbursement under any Finance Document.

17.2	No Obligor shall assert, and hereby waives, any claim against the Bank, in any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Finance Document, any other agreement contemplated thereby or any Utilisation or the use of proceeds thereof.

17.3	The Bank shall not be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Finance Documents of the transactions contemplated thereby, except to the extent that the liability of the Bank results from its gross negligence or wilful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision.

18.	DISCLOSURE OF INFORMATION

18.1	The Bank agrees to keep all information relating to the Obligors and the transactions contemplated by this Agreement (including this Agreement the Finance Documents and any other document contemplated therein (such information being “Confidential Information") in whatever form received (including information given orally and/or as electronic files), confidential and not to disclose it to any person or entity, save to the extent permitted by Clause 18.2 below, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
18.2	The Bank may:
18.2.1	disclose Confidential Information in circumstances where:
(A)	such documents, information or records are publicly available;

(B)	such disclosure is in connection with any legal or arbitration proceedings;

(C)	the Bank is required to do so under any law or regulation;

(D)	such disclosure is made to a governmental, banking, taxation or other regulatory authority;

(E)	the Bank is enforcing remedies pursuant to this Agreement and/or any other Finance Document, to the extent that such disclosure is necessary, in the Bank’s opinion (acting reasonably), for the completion of such enforcement;

(F)	such disclosure is made to the Bank’s professional advisers (provided that they are under a professional duty not to disclose any confidential information);or

(G)	such disclosure is made with the agreement of the relevant Obligor; and
18.2.2	proceed with any notification or registration as the Bank deems appropriate in connection with any dispute involving the Bank, an Obligor or any third party for the purpose of preserving or enforcing any of the Bank’s rights under this Agreement or any other agreement contemplated hereby or collecting any amount owing to the Bank or in connection with any proposed sale, transfer, assignment or other disposal of the Bank’s rights under this Agreement or any other agreement contemplated hereby.
18.3	This provision shall prevail over any other disclosure provision contained in any contract to which the Bank or an Obligor are parties and no Obligor shall have any recourse against the Bank in relation to such disclosure permitted under this Clause 18.
19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:
19.1.1	guarantees to the Bank punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

19.1.2	undertakes with the Bank that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

19.1.3	indemnifies the Bank immediately on demand against any cost, loss or liability suffered by the Bank if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of such cost, loss or liability shall be equal to the amount which the Bank would otherwise have been entitled to recover.
19.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any payment by an Obligor or any discharge given by the Bank (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
19.3.1	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

19.3.2	the Bank shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 (Guarantee and indemnity) will not be affected by (and the intention of each Guarantor is that its obligations shall continue in full force and effect notwithstanding) an act, omission, matter or thing which, but for this Clause 19.4, would reduce, release or prejudice any of its obligations under this Clause 19 (Guarantee and indemnity) (without limitation and whether or not known to it or the Bank) including:
19.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

19.4.2	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or other person;

19.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

19.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

19.4.5	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

19.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

19.4.7	any insolvency or similar proceedings.
19.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Bank (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Bank (or any trustee or agent on its behalf) may:
19.6.1	refrain from applying or enforcing any other moneys, security or rights held or received by the Bank (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

19.6.2	hold in an interest-bearing suspense account any moneys (bearing interest at market rate) received from any Guarantor or on account of any Guarantor’s liability under this Clause 19 (Guarantee and indemnity).
19.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Bank otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
19.7.1	to be indemnified by an Obligor;

19.7.2	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

19.7.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Bank under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Bank; and/or

19.7.4	to claim any set-off or counterclaim against any other Obligor or any other person liable or claim or prove in competition with the Bank in the bankruptcy or liquidation of any other Obligor or any other person liable or have the benefit of, or share in, any payment from or composition with, any other Obligor or any other person liable or any other Security now or hereafter held by the Bank in respect of the obligations of any other Obligor under the Finance Documents or for the obligations or liabilities of any other person liable but so that, if so directed by the Bank, it will prove for the whole or any part of its claim in the liquidation or bankruptcy of any other Obligor on terms that the benefit of such proof and of all of the money received by it in respect thereof shall be held on trust for the Bank and applied in or towards discharge of the obligations of the Obligors under the Finance Documents in such manner as the Bank shall deem appropriate.
19.8	Bank’s authority

If any Obligor fails to claim or prove in the liquidation or bankruptcy of any other Obligor promptly upon being directed to do so by the Bank as contemplated by Clause 19.7.4:
19.8.1	the Bank may, and is irrevocably authorised on behalf of such Obligor to, file any claims or proofs in such liquidation or bankruptcy on its behalf; and

19.8.2	the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of any Obligor or their proceeds is directed to pay distributions on the obligations or liabilities of such Obligor direct to the Bank until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.
19.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Bank.

19.10	Further assurance

Each Guarantor agrees that it shall promptly, at the direction of the Bank, execute and deliver at its own expense any document (executed as a deed or under hand as the Bank may direct) and do any act or thing in order to confirm or establish the validity and enforceability of the guarantee and indemnity intended to be created by it under this Clause 19.

19.11	Limitation — Dutch Subsidiaries

The guarantee of any Dutch Subsidiary shall be deemed to have been given only to the extent that such guarantee does not violate the prohibition on financial assistance contained in Sections 2:98c and 2:207c of the Dutch Civil Code (Burgerlijk Wetboek).

20.	REPRESENTATIONS AND WARRANTIES

Subject to Clause 8 (Cyan Facility Discharge Date), each of the Obligors hereby represents and warrants to the Bank on the date hereof, and in accordance with Clause 20.28 (Repetition), as follows:

20.1	Company Status

Each member of the Group:
20.1.1	is a Business duly incorporated or formed, as applicable, and validly existing under the laws of its jurisdiction of incorporation or formation, as applicable;

20.1.2	has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage; and

20.1.3	is duly qualified and is authorised to do business in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorised which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and

20.1.4	no certifications by any Governmental Authority are required for operation of its business that are not in place, except for such certifications or agreements, the absence of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
20.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent), legal, valid, binding and enforceable obligations.

20.3	Power and authority
20.3.1	Each Obligor has the power and authority to execute, deliver and perform the terms and provisions of each of the Finance Documents to which it is party and has taken all necessary action to authorise the execution, delivery and performance by it of each of such Finance Documents.

20.3.2	Each Obligor has duly executed and delivered each of the Finance Documents to which it is party, and each of such Finance Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms.
20.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
20.4.1	any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority applicable to it;

20.4.2	the constitutional documents of any Obligor; or

20.4.3	any agreement or instrument binding upon any Obligor or any of their respective assets (or constitute a default or termination event under any such agreement or instrument), or result in any breach of any of the terms, covenants, conditions or provision of, or constitute a default under or result in the creation or imposition of (or the obligation to create or impose) any Security (except pursuant to the Security Documents) upon any of the property or assets of any Obligor or any Subsidiary of an Obligor pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Obligor or any Subsidiary of an Obligor is a party or by which it or any of its property or assets is bound or to which it may be subject.

20.5	Approvals

No order, consent, approval, licence, authorisation or validation of, or filing, recording or registration with (except filings which are necessary to perfect the security interests created or intended to be created under the Security Documents), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Obligor or any Subsidiary of an Obligor to authorise, or is required to be obtained or made by, or on behalf of, any Obligor or any Subsidiary of an Obligor in connection with:
20.5.1	the execution, delivery and performance of any Finance Document; or

20.5.2	the legality, validity, binding effect or enforceability of any such Finance Document.
20.6	Governing law and enforcement
20.6.1	The relevant law chosen as the governing law of each of the Finance Documents to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

20.6.2	The submission by it to the jurisdiction of the courts of England under any relevant Finance Document to which it is a party and any undertaking given in any Finance Document by it not to claim any immunity, in each case, is legal, valid and binding under the law of its jurisdiction of incorporation.

20.6.3	Any judgment obtained in England in relation to a Finance Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation.
20.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.8	No filing or stamp taxes

Except as specifically referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent), under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

20.9	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections
20.9.1	The:
(A)	audited balance sheets of the Company as at 31 December 2008 and 31 December 2009; and

(B)	consolidated audited balance sheets of the Parent as at 31 December 2008, 31 December 2009 and 31 December 2010,
and the related statements of income and cash flows and changes in shareholders’ equity of the Company and the Parent (consolidated, in the case of the Parent) for the fiscal years ended on such dates, in each case furnished to the Bank on or before the date of this Agreement, present fairly in all material respects the respective financial positions of the Company and the Parent (consolidated, in the case of the Parent) at the date of said financial statements and the results for the respective periods covered thereby.
20.9.2	The unaudited consolidated balance sheet of the Parent as at 31 March 2011 and the related statements of consolidated income and cash flows and changes in shareholders’ equity of the Parent for the fiscal quarter of the Parent ended on such date furnished to the Bank on or before the date of this Agreement, present fairly in all material respects the consolidated financial position of the Parent as at the date of said financial statements and the results for the period covered thereby.

20.9.3	All financial statements referred to in Clauses 20.9.1 and 20.9.2 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements (and except for the absence of footnotes in interim financial statements).

20.9.4	Except as disclosed in the financial statements referred to in Clause 20.9.1 and 20.9.2, and except for the Indebtedness incurred and/or outstanding under this Agreement, there were as of the date of this Agreement no liabilities or obligations with respect to any member of the Group of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

20.9.5	No Obligor knows of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not disclosed in such financial statements delivered pursuant to Clauses 20.9.1 or 20.9.2 or referred to in Clause 20.9.4 which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

20.9.6	The Projections delivered to the Bank on or before the date of this Agreement have been prepared in good faith and are based on assumptions believed to be reasonable at the time made, and as of the date of this Agreement, and there are no statements or conclusions in the Projections which are based upon or include information known by any Obligor to be misleading in any material respect or which fail to take into account material information known to any Obligor regarding the matters reported therein.

20.9.7	Each of the Parent and the Company believes that the Projections delivered to the Bank on or before the date of this Agreement are reasonable and attainable, it being recognised by the Bank, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ materially from the projected results.

20.9.8	Nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect since 31 December 2010.
20.10	No Default

No Default has occurred and is continuing or will result from the execution and performance of any transaction contemplated by the Finance Documents.

20.11	No Litigation

There are no actions, suits or proceedings pending or, to the knowledge of any Obligor, threatened:
20.11.1	with respect to any Finance Document; or

20.11.2	that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
20.12	True and Complete Disclosure

All factual information (taken as a whole) furnished by or on behalf of any Obligor to the Bank (including, without limitation, all information contained in the Finance Documents) for the purposes of or in connection with this Agreement, the other Finance Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Obligor in writing to the Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Clause 20.12, such factual information shall not include the Projections or any pro forma financial information.

20.13	Tax Returns and Payments
20.13.1	Each member of the Group has timely filed or caused to be timely filed with the appropriate taxing authority all material returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of any member of the Group. The Returns accurately reflect in all material respects all liability for Taxes of each member of the Group, as applicable, for the periods covered thereby. Each member of the Group has paid all Taxes and assessments payable by it which have become due, other than:
(A)	those that are being contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP; and

(B)	immaterial amounts of Taxes or assessments that no member of the Group is aware are due; provided that upon the relevant member of the Group becoming aware that such Taxes and assessments are due, such person shall promptly pay all such Taxes and assessments, together with any interest and additional charges thereon.
20.13.2	There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of any Obligor, threatened (in writing) by any authority regarding any taxes relating to any member of the Group.

20.13.3	No member of the Group has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of any member of the Group, or is aware of any circumstances that would cause the taxable years or other taxable periods of any member of the Group not to be subject to the normally applicable statute of limitations.

20.13.4	No member of the Group has incurred, nor will any of them incur, any material Tax liability in connection with the Finance Documents or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future Tax liabilities of any member of the Group arising as a result of the operation of their businesses in the ordinary course of business) or any Tax liability resulting from indemnification (or yield protection provisions) under this Agreement).
20.14	Security Documents

The provisions of each Security Document are effective to create in favour of the Collateral Agent or (as applicable) Bank a legal, valid and enforceable security interest of the type that it purports to create in all right, title and interest of the Obligors in the Collateral described therein, and the Collateral Agent and (in relation to the Cash Collateral Agreement) the Bank has a fully perfected security interest in all right, title and interest in all of the Collateral described therein, subject to no other Security other than Permitted Security and subject to the same provisos as are set out in Section 6.11(a) of the Cyan Facility Agreement.

20.15	Properties
20.15.1	All Oil and Gas Properties owned or leased by any member of the Group (other than Oil and Gas Properties:
(A)	which are not developed;

(B)	which have no reserves; or

(C)	in which none of the Parent or any of its Subsidiaries have any material working interests), are reflected in the Reserve Report as of 31 December 2010 or are otherwise set forth in Schedule 5 (Oil and Gas Properties).
20.15.2	Each member of the Group, as applicable, has good and defensible (from the perspective of a reasonably prudent investor in the Oil and Gas Business) title to all of the Oil and Gas Properties included in the most recent Reserve Report delivered pursuant to Part I of Schedule 2 (Conditions Precedent) or Clause 21.1.4 (Reserve Report), as the case may be, free from all Security, claims and title imperfections, except for:
(A)	such imperfections of title as do not in the aggregate detract from the value thereof to, or the use thereof in, the business of the applicable member(s) of the Group in any material respect;

(B)	Oil and Gas Properties disposed of since the date of the most recent Reserve Report as permitted by Clause 21.18 (Consolidation, Merger, Purchase or Sale of Assets, etc.); and

(C)	the Permitted Security.
20.15.3	The quantum and nature of the interest of each member of the Group in and to the Oil and Gas Properties as set forth in each Reserve Report includes or will include the entire interest of the Group in such Oil and Gas Properties as of the date of such Reserve Report and:

(A)	are or will be complete and accurate in all material respects as of the date of such Reserve Report; and there are no “back-in” or “reversionary” interests held by third parties which could reduce the interest (working, net revenue or otherwise) of the Group in such Oil and Gas Properties in any material respect, except as expressly set forth or given effect to in such Reserve Report; and

(B)	except for obligations to contribute a proportionate share of the costs of defaulting or non-consenting co-owners or as otherwise expressly set forth in the most recent Reserve Report, no member of the Group is obligated to bear any percentage share of the costs and expenses relating to the drilling, development and production of the Oil and Gas Properties in excess of its working interests.
20.15.4	Each member of the Group has complied with all obligations under all licences, leases, subleases and:
(A)	term mineral interests in their respective Oil and Gas Properties and all such licences, leases, subleases and term mineral interests are valid, subsisting and in full force and effect, and no member of the Group has knowledge that a default exists under any of the terms or provisions, express or implied, of any of such licences, leases, subleases or interests or under any agreement to which the same are subject, except to the extent any inaccuracy in the foregoing could not reasonably be expected to result in a Material Adverse Effect;

(B)	all of the Oil and Gas Contracts and obligations of such member of the Group that relate to the Oil and Gas Properties are in full force and effect and constitute legal, valid and binding obligations of such member of the Group (as applicable), except to the extent any inaccuracy in the foregoing could not reasonably be expected to result in a Material Adverse Effect;

(C)	no member of the Group or, to the knowledge of any member of the Group, any other party to any licences, leases, subleases or term mineral interests in the Oil and Gas Properties or any Oil and Gas Contract (i) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any obligations thereunder, whether express or implied, except such that could not reasonably be expected to result in a Material Adverse Effect or (ii) has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any licences or lease in the Oil and Gas Properties or any Oil and Gas Contract; and

(D)	each member of the Group enjoys peaceful and undisturbed possession under all such licences, leases, subleases and term mineral interests.
20.15.5	Each member of the Group has complied with all obligations under all Authorisations, and to the best knowledge of the Obligors, no steps have been taken for the revocation, variation or refusal of any Authorisation, except to the extent any non-compliance with such obligations or any such revocation, variation or refusal could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

20.16	Capitalisation

On and as of the date of this Agreement:
20.16.1	the authorised capital stock of the Company consists of 10,000 ordinary shares of common stock, £0.10 par value per ordinary share;

20.16.2	the outstanding Equity Interests of the Company have been duly authorised and validly issued (to the extent applicable) and have been issued free of pre-emptive rights and the Company Shareholder owns legally and beneficially all of the Equity Interests in the Company free and clear of any Security (other than Permitted Security);

20.16.3	the Company does not have outstanding any securities convertible into or exchangeable for its respective Equity Interests or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests or any equity-related appreciation or similar rights.
20.17	Subsidiaries
20.17.1	The Parent has no Subsidiaries other than those Subsidiaries listed on Part I of Schedule 6 (Subsidiaries). Part I of Schedule 6 (Subsidiaries) sets forth the percentage ownership (direct and indirect) of the Parent in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. Part II of Schedule 6 (Subsidiaries) sets forth the Parent and its Subsidiaries in diagrammatic format.

20.17.2	All outstanding shares of Equity Interests of the Parent and each Subsidiary of the Parent have been duly and validly issued, are fully paid and non-assessable and have been issued free of pre-emptive rights.

20.17.3	Other than as set forth on Schedule 6 (Subsidiaries), no Subsidiary of the Parent has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any appreciation or similar rights.

20.17.4	100% of the Equity Interests of the Company are owned directly or indirectly by the Parent and the Company Shareholder.
20.18	Compliance with Statutes, etc.
20.18.1	Each member of the Group is qualified under and is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, and has obtained all required Authorisations from, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including statutes, regulations, orders and restrictions applicable to the Oil and Gas Business and applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, except such statutes, regulations, orders and restrictions that are expressly addressed in Clause 20.19 (Environmental Matters), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
20.18.2	Each member of the Group is in compliance with all bonding requirements for the ownership and operation of its Oil and Gas Properties.
20.19	Environmental Matters

Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
20.19.1	each member of the Group is in compliance with all applicable Environmental Law and, with respect to its current operations, has obtained and is in compliance with all permits required of it under Environmental Law, and there are no proceedings pending or, to the knowledge of any Obligor, threatened to revoke or rescind any such permit;

20.19.2	there are no claims, proceedings, investigations or notices of violation pending or, to the knowledge of any Obligor, threatened against any member of the Group under any Environmental Law;

20.19.3	no Security, other than a Permitted Security, has been recorded or, to the knowledge of any Obligor, threatened under any Environmental Law with respect to any Real Property currently owned by any member of the Group;

20.19.4	no member of the Group has contracted to assume or accept responsibility for any liability of any non-affiliated person under any Environmental Law; and

20.19.5	there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of any member of the Group or any of their respective predecessors, any Real Property or facility at any time owned, leased or operated by any member of the Group or any of their respective predecessors, that could be reasonably expected to give rise to any claim, proceeding, investigation, action or liability of or against any Obligor under any Environmental Law.
20.20	Employment and Labour Relations

No labour disputes which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect have been started or (to the best of each Obligor’s knowledge and belief) threatened against any member of the Group, nor are there any circumstances likely to give rise to any such disputes.

20.21	Intellectual Property, etc.

Each member of the Group owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licences, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licences and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

20.22	Indebtedness

Schedule 7 (Existing Indebtedness) sets forth a list of all Indebtedness (including Contingent Obligations) of each member of the Group and which is to remain outstanding after the date of this Agreement (excluding the Obligations) in each case showing the aggregate principal amount thereof and the name of the respective borrower and any person that directly or indirectly guarantees such debt.

20.23	Insurance

Schedule 8 (Insurances) sets forth a list of all insurance maintained by the Group as of the date of this Agreement, with the amounts insured (and any deductibles) set forth therein.

20.24	Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by laws applying to companies generally.

20.25	Payment of debts

It is not unable and has not admitted its inability to pay its debts as they fall due and has not been deemed or declared to be unable to pay its debts under any applicable law and has not suspended making payments on any of its debts.

20.26	Insolvency

No member of the Group has taken any steps, and (after due and careful enquiry) it is not aware of any steps having been taken for:
20.26.1	the winding-up, administration, or dissolution of any member of the Group (or any of its respective assets);

20.26.2	the appointment of any Insolvency Officer in relation to any member of the Group or any of its assets, or any analogous step in any jurisdiction.

20.27	No agency

In relation to the Finance Documents, each of the Obligors is dealing as principal and on its own account, and not as agent or trustee in any other capacity whatsoever on behalf of any third party.

20.28	Repetition

The Repeating Representations shall be deemed repeated on:
20.28.1	each Letter of Credit Fee Payment Date prior to the Final Discharge Date; and

20.28.2	on the day on which a Subsidiary of the Parent becomes an Additional Guarantor (or it is proposed that the company becomes an Additional Guarantor) to the extent that the relevant Repeating Representation is applicable to such Additional Guarantor, in each case by reference to the facts and circumstances then existing.

21.	COVENANTS

Subject to Clause 8 (Cyan Facility Discharge Date) each Obligor makes the covenants in this Clause 21 and agrees that they shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Information Covenants

The Parent and the Company will furnish to the Bank:
21.1.1	Monthly Reports

within 30 days after the end of each fiscal month of the Parent, the consolidated balance sheet of the Parent as at the end of such fiscal month and the related consolidated statements of income and statement of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case:
(A)	setting forth comparative figures for the corresponding fiscal month in the prior fiscal year and comparable forecast figures for such fiscal month as set forth in the respective forecast delivered pursuant to Clause 21.1.5 (Projections); and

(B)	in the form prepared for the Parent’s and its Subsidiaries’ monthly internal management reporting package;
21.1.2	Quarterly Financial Statements

within 45 days after the close of each quarterly accounting period (excluding the last quarterly accounting period) in each fiscal year of the Parent:
(A)	the consolidated balance sheet of the Parent as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for all such financial information for the corresponding quarterly accounting period in the prior fiscal year; and

(B)	management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period,

certified by an Authorised Officer of the Parent that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of the Parent as of the dates indicated and the consolidated results of operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes;
21.1.3	Annual Financial Statements

within:

(A)	90 days after the close of each fiscal year of the Parent, the consolidated balance sheet of the Parent as at the end of such fiscal year and the related consolidated statements of income and retained earnings and consolidated statements of cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year, and certified by KPMG LLP or another independent certified public accountants of recognised national standing reasonably acceptable to the Bank, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit); and

(B)	274 days after the close of each fiscal year of the Company, the audited consolidated balance sheet of the Company as at the end of such fiscal year, with the Parent’s consolidated balance sheet including management’s discussion and analysis of the important operational and financial developments during the immediately preceding fiscal year of the Parent.
21.1.4	Reserve Report
prior to the Cash Collateral Discharge Date and prior to or concurrently with any delivery of the Parent’s financial statements under Clause 21.1.3 and, solely as to each quarter ending on 30 June, under Clause 21.1.1 (or more frequently at the Company’s option):
(A)	a Reserve Report (which shall be:
(1)	an annual Reserve Report (as described in the definition of such term) in the case of a Reserve Report delivered in connection with annual financial statements; or

(2)	a semi-annual Reserve Report (as so described) in the case of a Reserve Report delivered in connection with quarterly financial statements for the fiscal quarter ended 30 June) setting forth, among other things:
(a)	the Oil and Gas Properties owned by each member of the Group and covered by such Reserve Report;

(b)	the Proved Reserves and Probable Reserves attributable to such Oil and Gas Properties; and

(c)	a projection of the rate of production and cash flows of such Proved Reserves and Probable Reserves as of the date as of which the information set forth in such Reserve Report is provided, all in accordance with the guidelines published by the SEC (but utilizing the pricing parameters set forth in the definition of the term PV-10 Value (and, in the case of an annual Reserve Report, in addition to such pricing parameters those specified in such SEC guidelines) and utilising such operating cost and other assumptions as proposed by the Company); and

(B)	a certificate of an Authorised Officer showing any additions to or deletions from the Oil and Gas Properties made by each member of the Group and in Proved Reserves and Probable Reserves attributable to such Oil and Gas Properties since the date of the most recently delivered previous Reserve Report;
21.1.5	Projections

prior to the Cash Collateral Discharge Date, no later than the 15th day after the end of each fiscal year of the Parent, projections of the Group’s and the Company’s fiscal performance in form satisfactory to the Bank (including forecasted statements of income, cash flow statement and balance sheets for the Company and the Parent (consolidated, in the case of the Parent)) for each of the twelve months of each succeeding fiscal year to the Final Discharge Date, in each case setting forth, with appropriate discussion, the principal assumptions upon which such projections are based (the “Projections”);

21.1.6	Compliance Certificate

at the time of the delivery of the financial statements provided for in Clauses 21.1.2 (Quarterly Financial Statements) and 21.1.3 (Annual Financial Statements), compliance certificates from the chief financial officer of, respectively, the Company and the Parent in the form of Schedule 9 (Form of Compliance Certificate) (a “Compliance Certificate”) certifying on behalf of the Company or (as applicable) the Parent that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, and, prior to the Cash Collateral Discharge Date, each Compliance Certificate shall set forth in reasonable detail the calculations required to establish whether the Company is in compliance with Clause 21.26 (Minimum Asset Coverage Ratio).

21.1.7	Notice of Default, Litigation and Material Adverse Effect

promptly, and in any event within three Business Days after any officer of an Obligor obtains knowledge thereof, notice of:
(A)	the occurrence of any event which constitutes a Default or an Event of Default;

(B)	any litigation or governmental investigation or proceeding pending or labour dispute against any member of the Group:
(1)	which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(2)	with respect to any Finance Documents; or

(C)	any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect;
21.1.8	Other Reports and Filings

promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which any member of the Group shall:
(A)	publicly file with the SEC; or

(B)	deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Junior Financing or any other material Indebtedness, in each case pursuant to the terms of the documentation governing the same;
21.1.9	Environmental Matters

promptly after any officer of any member of the Group obtains knowledge thereof, notice of one or more of the following environmental matters, but only to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(A)	any pending or threatened Environmental Claim, proceeding, investigation or notice of breach issued under or pursuant to any Environmental Law against any member of the Group or any Real Property, facility or Oil and Gas Property owned, leased or operated by any member of the Group;

(B)	any condition or occurrence on or arising from any Real Property, facility or Oil and Gas Property owned, leased or operated by any member of the Group that could reasonably be expected to form the basis of an Environmental Claim, proceeding, investigation, action or notice of breach against any member of the Group or any such Real Property or facility under any Environmental Law;

(C)	issuance under any Environmental Law of any liens or restrictions on the ownership, lease, occupancy, use or transferability by any member of the Group of any Real Property, facility or Oil and Gas Property owned, operated or leased by any member of the Group; and

(D)	the taking of any removal or remedial action as required by any Environmental Law or any Governmental Authority in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on any Real Property, facility or Oil and Gas Property owned, leased, used or operated by any member of the Group;
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and any member of the Group’s response thereto.

21.1.10	Other Information

from time to time, such other information or documents (financial or otherwise, and including without limitation Project Documents and amendments thereto) with respect to any member of the Group as the Bank may reasonably request.
Notwithstanding the foregoing, the obligations in Clause 21.1.2 (Quarterly Financial Statements), 21.1.3 (Annual Financial Statements) and 21.1.8 (Other Reports and Filings), may be satisfied with respect to financial information (or, in the case of Clause 21.1.8 (Other Reports and Filings), other information) of the Parent by filing the Parent’s Form 10-K or 10-Q, as applicable (or, in the case of Clause 21.1.8 (Other Reports and Filings) such other applicable filing) with the SEC or by making such information available on the Parent’s website, in each case to the extent the Parent has notified the Bank of such filing or that such information is available on such website; provided that to the extent such information is in lieu of information required to be provided under Clause 21.1.3 (Annual Financial Statements), the Parent separately delivers to the Bank a report and opinion of KPMG LLP or any other independent certified public accounting firm acceptable to the Bank, which report and opinion shall be prepared in accordance with generally acceptable auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

21.2	Books, Records and Inspections; Annual Meetings
21.2.1	The Parent will, and will cause each other member of the Group to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each other member of the Group to, permit officers and designated representatives of the Bank:
(A)	to visit and inspect, under guidance of officers of such member of the Group, any of the properties of such member of the Group; and

(B)	to examine the books of account of such member of the Group and discuss the affairs, finances and accounts of such member of the Group with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Bank may reasonably request.
21.2.2	At the request of the Bank, the Parent will within 120 days after the close of each fiscal year of the Parent, hold a meeting (which may be by conference call or teleconference), at a time and place selected by the Parent and reasonably acceptable to the Bank, with the Bank, to review the financial results of the previous fiscal year and the financial condition of the Group and the Company and the budgets presented for the current fiscal year of the Group and the Company.
21.3	“Know your customer” checks
21.3.1	If:
(A)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; or

(B)	any change in the status of an Obligor after the date of this Agreement, obliges the Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bank in order for the Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
21.3.2	The Company shall, by not less than 10 Business Days’ prior written notice to the Bank, notify the Bank that a Subsidiary of the Company is intended to become an Additional Guarantor pursuant to Clause 23 (Additional Guarantors).

21.3.3	Following the giving of any notice pursuant to Clause 21.3.2 above, if the accession of such Additional Guarantor obliges the Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bank in order for the Bank to carry out and be satisfied it has complied with all necessary

“know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.
21.4	Maintenance of Property Insurance
21.4.1	Prior to the Cash Collateral Discharge Date, the Company will:
(A)	keep all property necessary to the business of the Company in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events;

(B)	maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Group; and

(C)	furnish to the Bank, upon its request therefor, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property, including, without limitation, on Oil and Gas Properties (whether now owned or hereafter acquired) on an all risk basis.
The provisions of this Clause 21.4 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.
21.4.2	The Company will at all times keep its property insured in favour of the Collateral Agent.

21.4.3	If the Company shall fail to maintain insurance in accordance with this Clause 21.4, the Bank shall have the right (but shall be under no obligation) to procure such insurance, and the Obligors jointly and severally agree to reimburse the Bank for all costs and expenses of procuring such insurance.
21.5	Existence; Franchises; Oil and Gas Properties
21.5.1	Prior to the Cash Collateral Discharge Date, the Parent will, and will cause each other member of the Group to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licences, permits, copyrights, trademarks and patents and pay all royalties when due; provided, however, that nothing in this Clause 21.5 shall prevent:

(A)	sales of assets and other transactions by any member of the Group in accordance with Clause 21.18 (Consolidation, Merger, Purchase or Sale of Assets, etc.); or

(B)	the withdrawal by any Obligor of its qualification as a Business in any jurisdiction other than the United States or any State thereof or the United Kingdom if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
21.5.2	Prior to the Cash Collateral Discharge Date, the Parent will, and will cause each other member of the Group to:
(A)	comply in all material respects with the terms and provisions of all oil and gas leases and licences relating to the Oil and Gas Properties of each member of the Group and all contracts and agreements relating thereto or to the production and sale of Hydrocarbons therefrom; provided that a member of the Group shall have the right to abandon Oil and Gas Properties in the exercise of the relevant member of the Group’s reasonable judgment, in each case in compliance with the relevant Oil and Gas Contracts governing such Oil and Gas Properties; and

(B)	with respect to any such Oil and Gas Properties or oil and gas gathering assets that are operated by operators other than any member of the Group, use all commercially reasonable efforts to enforce in a manner consistent with industry practice the operator’s contractual obligations to maintain, develop, and operate such Oil and Gas Properties and oil and gas gathering assets in accordance with the applicable operating agreements.
21.6	Compliance with Statutes, etc.
21.6.1	The Parent will, and will cause each other member of the Group to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls other than such statutes, regulations, orders and restrictions that are expressly addressed in Clause 21.7 (Compliance with Environmental Laws)), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

21.6.2	The Parent will, and will cause each other member of the Group to, maintain and comply with the terms and conditions of any material Authorisation required under any law or regulation (including Environmental Law):

(A)	to enable it to perform its obligations and/or exercise its rights under, or the validity or enforceability of, each Finance Document and Project Document; and

(B)	to enable it to conduct the Oil and Gas Business in which has an interest, except, in the case of preceding paragraph (B) only, such failure to maintain or non-compliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
21.7	Compliance with Environmental Laws
21.7.1	The Parent will, and will cause each other member of the Group to:
(A)	comply, with all Environmental Law and permits applicable to, or required by, the ownership, lease or operation of Real Property, facilities and Oil and Gas Property now or hereafter owned, leased or operated by any Obligor, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(B)	promptly pay or cause to be paid all costs and expenses for which any member of the Group is legally obligated that are incurred in connection with such compliance;

(C)	keep or cause to be kept all such Real Property, facilities and Oil and Gas Properties free and clear of any Security imposed pursuant to such Environmental Law;

(D)	to generate, use, treat, store, Release and dispose of, and cause the generation, use, treatment, storage, Release and disposal of Hazardous Materials on any Real Property, facilities or Oil and Gas Properties now or hereafter owned, leased or operated by any member of the Group, and transport or cause the transportation of Hazardous Materials to or from any such Real Property, facilities or Oil and Gas Properties in compliance with all applicable Environmental Laws, except for such Hazardous Materials generated, used, treated, stored, Released and disposed of at any such Real Properties, facilities or Oil and Gas Properties in connection with or arising out of the business or operations of any member of the Group as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
21.7.2	Upon:
(A)	the receipt by the Bank of any notice from the Company of the type described in Clause 21.1.9 (Environmental Matters);

(B)	a reasonable determination that any member of the Group is not in compliance with Clause 21.7.1; or

(C)	the exercise by the Bank of any of the remedies pursuant to Clause 22.14 (Acceleration),

each Obligor will (in each case) collectively, or if any Obligor so desires, individually, provide, upon the request of the Bank at the sole expense of the

Obligors, as applicable, an environmental site assessment report concerning any Real Property or facilities owned, leased or operated by any member of the Group, prepared by an environmental consulting firm reasonably acceptable to by the Bank, indicating, as the circumstances may dictate, the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property or facilities. If any Obligor fails to provide the same within 30 days after such request was made, the Bank may order the same, the cost of which shall be borne by the non-responsive party; and each of the Obligors shall grant and hereby grants to the Bank and its respective agents access to such Real Property and specifically grant the Bank an irrevocable non-exclusive licence, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Parent and the Company, all at the sole expense of each of the Obligors.
21.8	End of Fiscal Years; Fiscal Quarters

The Parent will cause:
21.8.1	its and each of its Subsidiaries’ fiscal years to end on 31 December of each calendar year; and

21.8.2	its and each of its Subsidiaries’ fiscal quarters to end on 31 March, 30 June, 30 September and 31 December,
provided that nothing in this Clause 21.8 shall prohibit any Subsidiary of the Parent from maintaining a tax year that does not end on December 31.
21.9	Performance of Obligations

The Parent will, and will cause each other member of the Group to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

21.10	Payment of Taxes

The Parent will pay and discharge, and will cause each other member of the Group to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Security or charge upon any properties of any member of the Group not otherwise permitted under Clause 21.17.3(C) (Negative Pledge); provided that no member of the Group shall be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

21.11	Further assurances
21.11.1	The Parent will, and will cause each other Obligor to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Parent and such other Obligor (including, without limitation, Oil and Gas Properties and other properties of the Parent and such other Obligor acquired subsequent to the first Utilisation Date) as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Bank (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third parties and enforceable against third parties and subject to no other Security except for Permitted Security. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Security in favour of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. It is understood and agreed that, notwithstanding anything to the contrary above in this Clause 21.11.1, neither the Parent nor any of its Subsidiaries will be required pursuant to this Clause 21.11.1 to:
(A)	grant a security interest in or mortgage on any Oil and Gas Property that would not otherwise be required under Section 7.12(g) of the Cyan Facility Agreement;

(B)	grant a security interest in or mortgage on any leased Real Property that is not an Oil and Gas Property; or

(C)	grant a security interest in or mortgage on any owned Real Property that is not an Oil and Gas Property unless:
(1)	any such item of Real Property individually has a Fair Market Value of at least $2,500,000; or

(2)	the aggregate Fair Market Value of such Real Property that would otherwise be excluded from the requirements of this Clause 21.11.1 would exceed $10,000,000.
21.11.2	Each Obligor will, at the expense of the Obligors, make, execute, endorse, acknowledge, file and/or deliver to the Bank from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord lien waivers, collateral access agreements, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Bank may reasonably require. Furthermore, the Obligors will deliver to the Bank such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Bank to assure itself that this Clause 21.11 has been complied with.

21.11.3	The Obligors agree that each action required under this Clause 21.11 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Bank; provided that, in no event will any Obligor be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Clause 21.11.

21.12	Ownership of Subsidiaries; etc.

Prior to the Cash Collateral Discharge Date (without prejudice to Clause 22.12 (Change of Control), except pursuant to a Permitted Acquisition consummated in accordance with the terms hereof, the Parent will, and will cause each of its Subsidiaries to, own, directly or indirectly, 100% of the Equity Interests of each of their Subsidiaries (other than, in the case of a Non-U.S. Subsidiary of the Parent, directors’ qualifying shares and/or other nominal amounts of shares required to be held by local nationals, in each case to the extent required by applicable law).

21.13	Maintenance of Company Separateness

Each Obligor will satisfy customary business formalities, including the holding of regular Board of Directors’ and members’ meetings or action by managers or members without a meeting and the maintenance of Business records. No Obligor shall take any action, or conduct its affairs in a manner, which is likely to result in the Business existence of any Obligor being ignored, or in the assets and liabilities of any Obligor being substantively consolidated with those of any other person in a bankruptcy, reorganisation or other insolvency proceeding.

21.14	Permitted Acquisitions
21.14.1	Subject to the provisions of this Clause 21.14 and the requirements contained in the definition of Permitted Acquisition, any member of the Group may from time to time effect Permitted Acquisitions so long as, in the case of Permitted Acquisitions prior to the Cash Collateral Discharge Date (in each case except to the extent the Bank otherwise specifically agrees in writing in the case of a specific Permitted Acquisition):
(A)	no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto;

(B)	the Parent shall have given to the Bank at least 10 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Bank), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition;

(C)	drafts of the definitive documentation for each such Permitted Acquisition shall, if so requested by the Bank, have been delivered to the Bank at least five Business Days’ prior to the consummation thereof (with subsequent drafts to be delivered to the Bank as and when such drafts become available to the Parent);

(D)	in the case of any Material Permitted Acquisition, calculations are made by the Parent with respect to the financial covenants contained in Clauses 21.24 (Maximum Total Leverage Ratio) to 21.26 (Minimum Asset Coverage Ratios), inclusive, for the respective Calculation Period on a Pro Forma Basis as if the respective Material Permitted Acquisition (together with all other Material Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period;
(E)	in the case of any Material Permitted Acquisition, based on good faith projections prepared by the Parent for the period from the date of the consummation of the respective Material Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the financial covenants set forth in Clauses 21.24 (Maximum Total Leverage Ratio) to 21.26 (Minimum Asset Coverage Ratios), inclusive, shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in such Clauses 21.24 (Maximum Total Leverage Ratio) to 21.26 (Minimum Asset Coverage Ratios), inclusive, as compliance with such financial covenants would be required through the date which is one year from the date of the consummation of the respective Material Permitted Acquisition;

(F)	all representations and warranties contained herein and in the other Finance Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(G)	such Permitted Acquisition is permitted under, and is consummated in accordance with, Clauses 21.18.14, 21.18.15 and 21.18.16 (Consolidation, Merger, Purchase or Sale of Assets, etc); and

(H)	the Parent shall have delivered to the Bank a certificate executed by an Authorised Officer of the Parent, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (A) to (G), inclusive, and containing the calculations (in reasonable detail) required by preceding sub-clauses (D), (E) and (G).
21.14.2	Prior to the Cash Collateral Discharge Date, at the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged in favour of the Collateral Agent pursuant to (and to the extent required by) the applicable Security Document.

21.14.3	Prior to the Cash Collateral Discharge Date, the consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each of the Parent and the Company that the certifications pursuant to this Clause 21.14 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Clause 20 (Representations and Warranties) and 22 (Events of Default).

21.15	Project Documents, etc.

Prior to the Cash Collateral Discharge Date, each Obligor shall:
21.15.1	ensure that none of its rights under or in respect of any Project Document are at any time cancelled, terminated, suspended or limited if the same would be reasonably likely to result in a Material Adverse Effect;

21.15.2	not agree to any waiver, amendment, termination or cancellation of any Project Document if the same would be reasonably likely to result in Material Adverse Effect;

21.15.3	duly and properly perform, in all material respects, its obligations under the Project Documents (except to the extent, if any, that such performance is inconsistent with its obligation under the Finance Documents or any such failure to perform as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect);

21.15.4	exercise its rights, under and in respect of the Project Documents consistently with its obligations under the Finance Document; and

21.15.5	not enter into any Project Document which would be reasonably likely to result in a Material Adverse Effect.
21.16	Oil and Gas Properties

Prior to the Cash Collateral Discharge Date, each Obligor shall:
21.16.1	exercise such votes and other rights as it may have under the Project Documents with a view to ensuring (so far as able) that each Oil and Gas Property in which any member of the Group has an interest is at all times exploited and operated in a reasonable and prudent manner and in accordance with good industry practice, all applicable laws and regulations and the provisions of the Project Documents;

21.16.2	not concur in, and shall vote against, any proposal or decision to abandon all or any material part of any of Oil and Gas Properties in which any Obligor has an interest unless the Bank has granted its prior written consent;

21.16.3	not exercise its rights on any operating or similar committee in a manner that would be materially prejudicial to the interests of any Obligor or the Bank; and

21.16.4	maintain full and proper technical and financial records in relation to each Oil and Gas Property in which any member of the Group has an interest and ensure (so far as it is able) that the Bank (and/or any person nominated by it) is afforded reasonable access to each Oil and Gas Property in which it has an interest and all such records during normal business hours on reasonable notice.
21.17	Negative Pledge
21.17.1	The Company will not create, incur or assume any Security upon or with respect to the Cash Collateral other under than the Finance Documents.

21.17.2	Subject to Clause 21.17.3, and until the later of the Cash Collateral Discharge Date and the date on which all liabilities of the Company under the Secured

Hedging Agreements have been fully discharged, no Obligor shall, and the Parent shall ensure that no other member of the Group will:
(A)	create, incur, assume or suffer to exist any Security upon or with respect to any property or assets (real or personal, tangible or intangible) of the Parent or any of its Subsidiaries, whether now or hereafter acquired;

(B)	sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Parent or any of its Subsidiaries); or

(C)	permit the registration of any security interest on any relevant register with respect to a member of the Group.
21.17.3	The provisions of Clause 21.17.2 shall not prevent the creation, incurrence, assumption or existence of the following (Security described below is herein referred to as “Permitted Security”):
(A)	Security pursuant to the BNPP LC Facility, provided that such Security is released on or before the first Utilisation Date;

(B)	Security in existence on the date of this Agreement listed in Schedule 11 (Existing Security) and the property subject thereto and any renewal, replacement or extension of such Security, provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Security does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of the Parent or any of its Subsidiaries;

(C)	inchoate Security for Taxes, assessments or governmental charges or levies not yet due or Security for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(D)	Security in respect of property or assets of any member of the Group imposed by law and which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, and:
(1)	which do not in the aggregate materially detract from the value of the property or assets of that member of the Group or materially impair the use thereof in the operation of the business of that member of the Group; or

(2)	which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Security;
(E)	Security created by or pursuant to this Agreement and the Security Documents;

(F)
(1)	licences, sublicences, leases or subleases granted by a member of the Group to other persons not materially interfering with the conduct of the business of that member of the Group; and

(2)	any interest or title of a lessor, sublessor or licensor under any lease or licence agreement permitted by this Agreement to which a member of the Group is a party;
(G)	Security upon assets of any member of the Group subject to Capitalised Lease Obligations to the extent such Capitalised Lease Obligations are permitted by Clause 21.20 (Indebtedness); provided that:
(1)	such Security only serve to secure the payment of Indebtedness arising under such Capitalised Lease Obligation; and

(2)	the Security encumbering the asset giving rise to the Capitalised Lease Obligation does not encumber any other asset of the Parent or any of its Subsidiaries;
(H)	Security placed upon equipment or machinery acquired after the first Utilisation Date and used in the ordinary course of business of any member of the Group and placed at the time of the acquisition thereof by that member of the Group or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that:
(1)	the Indebtedness secured by such Security is permitted by Clause 21.20 (Indebtedness); and

(2)	in all events, the Security encumbering the equipment or machinery so acquired does not encumber any other asset of the Parent or such Subsidiary;
(I)	easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of any member of the Group;

(J)	Security arising from precautionary UCC financing statement filings regarding leases entered into in the ordinary course of business;

(K)	Security arising out of the existence of judgments or awards in respect of which a member of the Group shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Security does not exceed $7,500,000 at any time outstanding;

(L)	statutory and common law landlords’ liens under leases to which member of the Group is a party;

(M)	Security incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Security securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

(N)	Security arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by a member of the Group in the ordinary course of business to the extent such Security do not attach to any assets other than the goods subject to such arrangements;

(O)	Security:
(1)	incurred in the ordinary course of business in connection with the purchase, processing or shipping of goods or assets (or the related assets and proceeds thereof), which Security is in favour of the seller or shipper of such goods or assets and only attach to such goods or assets; and

(2)	in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(P)	bankers’ liens, rights of setoff and other similar Security existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by a member of the Group, in each case granted in the ordinary course of business in favour of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(Q)	Security on insurance proceeds securing the payment of financed insurance premiums;

(R)	Security arising in the ordinary course of business under rig deposits, operating agreements, joint venture agreements, partnership agreements, oil and gas leases, Oil and Gas Contracts, overriding royalty agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitisation and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements and other agreements that are customary in the Oil and Gas Business, provided that:

(1)	the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by a member of the Group, do not exceed, at any time outstanding, the amount owing by a member of the Group, as applicable, for two months’ billed operating expenses or other expenditures attributable to such person’s interest in the property covered thereby;

(2)	the obligations secured thereby do not constitute obligations in respect of borrowed money; and

(3)	any such Security referred to in this Clause 21.17.3(R) does not materially impair the use of the property affected by such Security or the purposes for which such property is held by a member of the Group or materially impair the value of such property;
(S)	Security reserved in leases or licences of Oil and Gas Properties and in Oil and Gas Contracts for royalties, bonus or rental payments and for compliance with the terms of such leases, provided, that the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by a member of the Group do not exceed, at any time outstanding, the amount owing by a member of the Group for two months’ payments as due thereunder;

(T)	Security securing Permitted Junior Debt, provided that the Permitted Junior Debt Notes Representative in respect of such Permitted Junior Debt and the Collateral Agent have executed and delivered the Permitted Junior Debt Intercreditor Agreement;

(U)	Security on pipeline or pipeline facilities that arise under operation of law;

(V)	Security not securing any obligation arising from UCC financing statements (and similar filings) filed inadvertently or with malicious intent, which the Company diligently seeks to remove and terminate (or causes to be removed or terminated) promptly upon, and in any event no later than 120 days following, its discovery of the same;

(W)	Security on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Parent in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that:
(1)	any Indebtedness that is secured by such Security is permitted to exist under Clause 21.20.1(G); and

(2)	such Security that is secured in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Parent or any of its Subsidiaries;

(X)	Security on property or assets acquired after the date of this Agreement provided that:
(1)	any Indebtedness that is secured by such Security is permitted under this Agreement; and

(2)	such Security is not incurred in connection with, or in contemplation or anticipation of, such acquisition and do not attach to any other assets of the Company; and
(Y)	Security created to secure the Company’s liabilities under Secured Hedging Agreements.
In connection with the granting of Security of the type described in sub-Clauses (G), (H), and (Q) of this Clause 21.17 (Negative Pledge) by the Company, the Bank shall, to the extent requested by (and at the expense of) the Company, provide appropriate instructions and consents to the Collateral Agent to execute appropriate lien releases or lien subordination agreements in favour of the holder or holders of such Security, in each case in form and substance satisfactory to the Bank and solely with respect to the item or items of equipment or other assets subject to such Security.
21.18	Consolidation, Merger, Purchase or Sale of Assets, etc.

The Parent and the Company will not, and (prior to the Cash Collateral Discharge Date) the Parent will not permit any of its Subsidiaries (other than the Company) to, wind up, liquidate or dissolve its affairs, and (prior to the Cash Collateral Discharge Date) the Parent will not and will not permit any of its Subsidiaries to enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease, assign or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (including Oil and Gas Properties) but excluding purchases or other acquisitions of Hydrocarbons and other inventory, materials and equipment in the ordinary course of business) of any person, except that:
21.18.1	Capital Expenditures shall be permitted to the extent not in violation of Clause 21.23 (Capital Expenditures);

21.18.2	the Parent and its Subsidiaries may sell Hydrocarbons and other inventory in the ordinary course of business;

21.18.3	the Parent and its Subsidiaries may liquidate or otherwise dispose of obsolete, uneconomic or worn-out property in the ordinary course of business;

21.18.4
(A)	Investments may be made to the extent permitted by Clause 21.21 (Advances, Investments and Loans);

(B)	Security may be granted to the extent permitted by Clause 21.17 (Negative Pledge); and

(C)	Dividends may be made to the extent permitted by Clause 21.19 (Dividends);

21.18.5	the Parent and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of the Company or of any other Wholly-Owned Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary (other than the Company or any Relevant Holding Company) are sold in accordance with this Clause 21.18.5), so long as:
(A)	no Default or Event of Default then exists or would result therefrom;

(B)	each such sale is in an arm’s-length transaction and the Parent or the respective Subsidiary receives at least Fair Market Value;

(C)	the consideration received by the Parent or such Subsidiary consists of at least 90% cash and is paid at the time of the closing of such sale; and

(D)	the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this Clause 21.18.5 shall not exceed $25,000,000 in any fiscal year of the Parent (for this purpose, using the Fair Market Value of property other than cash);
21.18.6	the Parent and its Subsidiaries may sell, in one or more transactions, up to 50% of the 2P Reserves located in the North Sea listed in the Parent’s Reserve Report delivered pursuant to Clause 4.1 (Initial conditions precedent) so long as:
(A)	no Default or Event of Default is continuing or would result therefrom;

(B)	each such sale is in an arm’s-length transaction and the Parent and its Subsidiaries receive at least Fair Market Value; and

(C)	the consideration received by the Parent and its Subsidiaries consists of at least 90% cash and is paid at the time of closing of such sale; and

(D)	if the Fair Market Value of the Oil and Gas Properties to be disposed exceeds $5,000,000, at least five Business Days prior to the proposed date of disposal a revised Projection is delivered to the Bank containing calculations made by the Parent with respect to the financial covenants contained in Clauses 21.24 (Maximum Total Leverage Ratio) to 21.26 (Minimum Asset Coverage Ratio) inclusive for the respective Calculation Period on a Pro Forma Basis as if the relevant transaction(s) had occurred on the first day of such Calculation Period and such calculations show that such financial covenants would have been complied with as of the last day of such Calculation Period.
21.18.7	the Parent and its Subsidiaries may dispose of Oil and Gas Properties and acquire Oil and Gas Properties in contemporaneous exchanges; provided that:
(A)	such acquired Oil and Gas Properties have a comparable or higher value as reasonably determined by the Parent;

(B)	the only consideration paid for such acquisition is the Oil and Gas Property disposed of in connection with such acquisition or other consideration independently permitted under any other clause of this Clause 21.18;

(C)	if the Fair Market Value of the Oil and Gas Properties to be disposed exceeds $50,000,000, the Parent shall obtain a resolution of its Board of Directors approving such exchange and deliver such resolutions to the Bank; and

(D)	if the Fair Market Value of the Oil and Gas Properties to be disposed exceeds $5,000,000, at least five Business Days prior to the proposed date of disposal a revised Projection is delivered to the Bank containing calculations made by the Parent with respect to the financial covenants contained in Clauses 21.24 (Maximum Total Leverage Ratio) to 21.26 (Minimum Asset Coverage Ratio) inclusive for the respective Calculation Period on a Pro Forma Basis as if the relevant transaction(s) had occurred on the first day of such Calculation Period and such calculations show that such financial covenants would have been complied with as of the last day of such Calculation Period.
21.18.8	the Parent and its Subsidiaries may lease (as lessee) or licence (as licensee) real or personal property other than Oil and Gas Properties, so long as any such lease or licence does not create a Capitalised Lease Obligation except to the extent permitted by Clause 21.20 (Indebtedness);

21.18.9	the Parent and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

21.18.10	the Parent and its Subsidiaries may grant licences, sublicences, leases or subleases to other persons not materially interfering with the conduct of the business of the Parent or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Bank’s security interest in the asset or property subject thereto;

21.18.11	the Parent and its Subsidiaries may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Parent or any Subsidiary of the Parent, so long as any security interests granted to the Collateral Agent pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken.

21.18.12	the Parent and its Subsidiaries may merge or consolidate with and into, or be dissolved or liquidated into, the Parent or any other Subsidiary of the Parent, so long as:
(A)	in the case of any such merger, consolidation, dissolution or liquidation involving the Parent, the Parent is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation;

(B)	in the case of any such merger, consolidation, dissolution or liquidation involving the Company, the Company is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation; and

(C)	any security interests granted to the Collateral Agent or (as applicable) the Bank pursuant to the Security Documents in the assets of the Parent or such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;
21.18.13	each of the Parent and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;

21.18.14	the Parent and its Subsidiaries may make Permitted Business Investments and consummate Permitted Acquisitions pursuant to this Clause 21.18.14 so long as the sum of the aggregate amount paid in respect of such Permitted Business Investments and the Aggregate Consideration paid in respect of Permitted Acquisitions, in each case made pursuant to this Clause 21.18.14, when added to the aggregate amount of Capital Expenditures made pursuant to Clause 21.23.5 (Capital Expenditures), does not exceed $50,000,000;

21.18.15	the Parent and its Subsidiaries may make Permitted Business Investments and consummate Permitted Acquisitions pursuant to this Clause 21.18.15; provided that the Aggregate Consideration paid in connection with such Permitted Business Investments plus the Aggregate Consideration paid in connection with such Permitted Acquisitions, in each case made pursuant to this Clause 21.18.15, in any fiscal year does not exceed 5% of 2P Reserve Value based on the most recently delivered annual Reserve Report;

21.18.16	the Parent and its Subsidiaries may make Permitted Business Investments and consummate Permitted Acquisitions pursuant to this Clause 21.18.16 with:
(A)	Net Sale Proceeds from Asset Sales made in accordance with Clauses 21.18.5 and 21.18.6 (Consolidation, Merger, Purchase or Sale of Assets, etc); or

(B)	the Net Sale Proceeds from the Cygnus Disposal;
21.18.17	the Parent and its Subsidiaries may enter into contractual joint venture arrangements with third parties pursuant to Oil and Gas Contracts; provided that such arrangements do not result in, or constitute the formation of, a Business in which the Parent or any of its Subsidiaries acquire Equity Interests not otherwise permitted by Clause 21.21 (Advances, Investments and Loans); and

21.18.18	The Parent and its Subsidiaries may dispose of Hydrocarbon Interests in exchange for a commitment of the transferee to bear a disproportionate share of the costs attributable to the Oil and Gas Properties to which such Hydrocarbon Interests relate; and

21.18.19	The Parent and its Subsidiaries may complete the Marcellus Acquisition.
To the extent the Bank waives the provisions of this Clause 21.18 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Clause 21.18 (other than to the Parent or a Subsidiary thereof), such Collateral shall be sold free and clear of the Security created by the Security Documents, and the Bank shall execute appropriate releases (including instructions to the Collateral Agent) in order to effect the foregoing to the extent requested by (and at the expense of) the Company. For the avoidance of doubt, Parent’s and its Subsidiaries’ use of cash and Cash Equivalents to acquire assets in accordance with this Clause 21.18 shall not constitute a conveyance, sale, lease or other disposition of property or assets that is subject to the restrictions set forth in this Clause 21.18.
21.19	Dividends
21.19.1	Except as provided in Clauses 21.19.2 and 21.19.3 below, prior to the later of the Cash Collateral Discharge Date and the date on which all liabilities of the Company under the Secured Hedging Agreements have been fully discharged, the Parent will not (subject to this Clause 21.19) authorise, declare or pay any Dividends with respect to the Parent while a Default is continuing without the prior written consent of the Bank.

21.19.2	The Parent may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional units of such Qualified Preferred Stock (but not in cash); provided that in lieu of issuing additional units of such Qualified Preferred Stock as Dividends, the Parent may increase the liquidation preference of the units of Qualified Preferred Stock in respect of which such Dividends have accrued.

21.19.3	The Parent may pay regularly scheduled cash Dividends on all outstanding shares of its Class C Convertible Preferred Stock.
21.20	Indebtedness
21.20.1	Prior to the Cash Collateral Discharge Date, the Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness except for Indebtedness referred to in Clauses 21.20.1(A) to (M) below (the “Permitted Indebtedness”):
(A)	Indebtedness incurred pursuant to this Agreement and the other Finance Documents;

(B)	Existing Indebtedness outstanding on the first Utilisation Date and listed on Schedule 7 (Existing Indebtedness) (as reduced by any repayments of principal thereof), plus extensions, renewals or refinancings thereof (“Refinancing Debt”); provided that:
(1)	the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced (“Refinanced Debt”) does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(2)	the weighted average life to maturity of such Refinancing Debt is greater than or equal to that of the related Refinanced Debt;

(3)	the final stated maturity of such Refinancing Debt shall be no earlier than the maturity date applicable to the related Refinanced Debt; and

(4)	no Refinancing Debt shall have greater security than the related Refinanced Debt;
(C)	Indebtedness of any member of the Group under Hedging Agreements so long as such Hedging Agreements are entered into in the course of normal treasury management of that member of the Group and are not for speculative purposes;

(D)	Indebtedness of any member of the Group evidenced by Capitalised Lease Obligations (to the extent permitted pursuant to Clause 21.23 (Capital Expenditures) and purchase money Indebtedness described in Clause 21.17.3(H) (Negative Pledge); provided that in no event shall the sum of the aggregate principal amount of all Capitalised Lease Obligations and purchase money Indebtedness permitted by this paragraph (D) exceed $5,000,000 at any time outstanding;

(E)	Indebtedness constituting Intercompany Loans to the extent permitted by Clauses 21.21 (Advances, Investments and Loans);

(F)	Indebtedness consisting of guarantees by the Obligors of any other Obligor’s Indebtedness and lease and other contractual obligations permitted under this Agreement;

(G)	Indebtedness of any member of the Group acquired pursuant to an acquisition of an asset after the date of this Agreement (or Indebtedness assumed at the time of such acquisition of an asset securing such Indebtedness), provided that:
(1)	such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition; and

(2)	such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalised Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for the purposes of this provision;
(H)	Indebtedness arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of the incurrence thereof;

(I)	Indebtedness of any member of the Group with respect to letters of credit, performance bonds, surety bonds, appeal bonds or customs bonds, or obligations in respect of letters of credit posted in lieu of, or to secure, any such bonds, required in the ordinary course of business or in connection with the enforcement of rights or claims of a member of the Group or in connection with judgments that do not result in a Default or an Event of Default, provided that:
(1)	the aggregate outstanding amount of all such letters of credit, performance bonds, surety bonds, appeal bonds, customs bonds and letters of credit issued in lieu of any such bonds permitted by this Clause 21.20.1(H) shall not at any time exceed $60,000,000; and

(2)	all Indebtedness under this Clause 21.20.1(I) shall be unsecured, except as permitted under Clause 21.17 (Negative Pledge);
(J)	Indebtedness of any member of the Group which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the person making the respective acquisition or sale, and are not guaranteed by any other person except as permitted by Clause 21.20.1(F);

(K)	Indebtedness consisting of the financing of insurance premiums;

(L)	Permitted Junior Debt; and

(M)	so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness other than Clauses 21.20.1(A) to 21.20.1(L) above, of the Group in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.
21.21	Advances, Investments and Loans

Prior to the later of the Cash Collateral Discharge Date and the date on which all liabilities of the Company under the Secured Hedging Agreements have been fully discharged, the Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except:
21.21.1	a member of the Group may make intercompany loans and advances to any other member of the Group (each an “Intercompany Loan”) provided that:
(A)	other than:
(1)	loans and advances to any Subsidiary that is not an Obligor in an aggregate outstanding amount that does not exceed $1,000,000 at any time; and

(2)	loans and advances to the Dutch Subsidiaries pursuant to Holdings’ tax planning and cash management policies consistent with past practice (so long as within one Business Day following receipt by any Dutch Subsidiary of the proceeds of such loans and advances, the same are contributed, loaned or advanced to a Qualified Obligor to the extent that the aggregate amount of cash and Cash Equivalents held by all the Dutch Subsidiaries would otherwise exceed $2,500,000), any such Intercompany Loans made by an Obligor shall be made to another Obligor and any such Intercompany Loan made by a Qualified Obligor shall be made to another Qualified Obligor;
(B)	to the extent any such Intercompany Loan made by an Obligor is evidenced by a note issued on or after the first Utilisation Date, such note shall be evidenced by a promissory note evidencing an Intercompany Loan which shall be pledged to the Collateral Agent pursuant to the applicable Security Documents;

(C)	each Intercompany Loan made to an Obligor by any Subsidiary of the Parent that is not an Obligor shall be subject to subordination provisions reasonably acceptable to the Bank; and

(D)	any Intercompany Loan made to any Obligor or any Qualified Obligor pursuant to this Clause 21.21.1 shall cease to be permitted by this Clause 21.21.1 if such Obligor or such Qualified Obligor ceases to constitute an Obligor or a Qualified Obligor, as the case may be;
21.21.2	the Parent and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Parent or such Subsidiary;

21.21.3	subject to the limitations set forth in Clause 21.21.1 the Parent and its Subsidiaries may acquire and hold cash and Cash Equivalents;

21.21.4	the Parent and its Subsidiaries may hold the Investments held by them on the first Utilisation Date and described in Schedule 10 (Investments); provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Clause 21.21;

21.21.5	the Parent and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganisation of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

21.21.6	the Parent and its Subsidiaries may make loans and advances to their officers, employees and consultants for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $2,500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

21.21.7	any member of the Group may acquire and hold obligations of their officers, employees and consultants in connection with such officers’, employees’ and consultants’ acquisition of shares of Parent Common Stock (so long as no cash is actually advanced by any member of the Group in connection with the acquisition of such obligations);

21.21.8	subject to Clause 21.30 (Limitation on Commodity Hedging), the Parent and its Subsidiaries may enter into Hedging Agreements to the extent permitted by 21.20.1(C) (Indebtedness);

21.21.9	the Parent or any of its Subsidiaries may make capital contributions to, or acquire Equity Interests of, any other Subsidiary of the Parent;

21.21.10	the Parent and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Clause 21.21);

21.21.11	Contingent Obligations permitted by Clause 21.20 (Indebtedness), to the extent constituting Investments, shall be permitted;

21.21.12	The Parent or any of its Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Clause 21.18.4 (Consolidation, Merger, Purchase or Sale of Assets etc.); and

21.21.13	Permitted Acquisitions shall be permitted in accordance with the requirements of Clause 21.14 (Permitted Acquisitions).
21.22	Transactions with Affiliates

Prior to the Cash Collateral Discharge Date, the Parent will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Parent or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favourable to the Parent or such Subsidiary as would reasonably be obtained by the Parent or such Subsidiary at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following in any event shall be permitted:
21.22.1	Dividends may be paid to the extent provided in Clause 21.19 (Dividends);

21.22.2	loans may be made and other transactions may be entered into by the Parent and its Subsidiaries to the extent permitted by Clauses 21.18 (Consolidation, Merger, Purchase or Sale of Assets etc.), 21.20 (Indebtedness) and 21.21 (Advances, Investments and Loans);

21.22.3	customary fees, indemnities and reimbursements may be paid to non-officer directors or managers of the Parent and its Subsidiaries;

21.22.4	the Parent may issue Parent Common Stock and Qualified Preferred Stock (and options, warrants and rights with respect thereto);

21.22.5	the Parent and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock compensation plans, indemnification provisions and other similar compensatory arrangements with officers, employees, managers and directors of the Parent and its Subsidiaries in the ordinary course of business; and

21.22.6	members of the Group may pay management fees, licensing fees and similar fees to other members of the Group.

21.23	Capital Expenditures
21.23.1	Prior to the Cash Collateral Discharge Date, the Parent will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that during any fiscal year of the Parent set forth below (taken as one accounting period), the Parent and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed in any fiscal year of the Parent set forth below the amount set forth opposite such fiscal year below:

Fiscal Year Ending	Amount
December 31, 2011	$224,014,928
December 31, 2012	$350,000,000
December 31, 2013	$175,000,000
21.23.2	In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Parent and its Subsidiaries pursuant to Clause 21.23.1 above in any fiscal year of the Parent is greater than the amount of Capital Expenditures actually made by the Parent and its Subsidiaries during such fiscal year, such excess may be carried forward and utilised to make Capital Expenditures in the immediately succeeding fiscal year (with any such carried forward amounts being deemed utilised first for the purposes of determining utilisation of the amount of Capital Expenditures permitted under Clause 21.23.1 in such succeeding fiscal year); provided that:
(A)	no amounts once carried forward pursuant to this Clause 21.23.2 may be carried forward to any fiscal year of the Parent thereafter;

(B)	for the fiscal year of the Parent ending on December 31, 2011, not more than $200,000,000 may be carried forward to any fiscal year of the Parent thereafter;

(C)	for any fiscal year of the Parent, the aggregate amount of Capital Expenditures that would otherwise be permitted in such fiscal year pursuant to Clauses 21.23.1 and 21.23.2 may be increased by an amount not to exceed 100% of the scheduled amount permitted for the next succeeding fiscal year (the “CapEx Pull-Forward Amount”); and

(D)	the actual CapEx Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures pursuant to Clause 21.23.1 that are permitted to be made in the immediately succeeding fiscal year.
21.23.3	In addition to the foregoing, the Parent and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Clauses 21.23.1 and 21.23.2) with the amount of Net Sale Proceeds received by the Parent or any of its Subsidiaries from any Asset Sale.

21.23.4	In addition to the foregoing, the Parent and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Clauses 21.23.1 and 21.23.2) with the amount of Net

Insurance Proceeds received by the Parent or any of its Subsidiaries from any Recovery Event.

21.23.5	In addition to the foregoing, the Parent and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Clauses 21.23.1 and 21.23.2) so long as the amount aggregate amount of such Capital Expenditures, when added to the Aggregate Consideration paid in respect of all Permitted Acquisitions consummated pursuant to Clause 21.18 (Consolidation, Merger, Purchase or Sale of Assets, etc.) and the aggregate amount of Permitted Business Investments made pursuant to Clause 21.18 (Consolidation, Merger, Purchase or Sale of Assets, etc.), does not exceed $50,000,000.
21.24	Maximum Total Leverage Ratio

Prior to the Cash Collateral Discharge Date, the Parent will not permit the Total Leverage Ratio for any Test Period ending on the last day of any fiscal quarter of the Parent set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2011	6.50:1.00
September 30, 2011	5.75:1.00
December 31, 2011	5.00:1.00
March 31, 2012	4.25:1.00
June 30, 2012	3.75:1.00
September 30, 2012	3.25:1.00
December 31, 2012 and each fiscal quarter thereafter	3.00:1.00
21.25	Minimum EBITDAX

Prior to the Cash Collateral Discharge Date, the Parent will not permit Consolidated EBITDAX for any Test Period ending on the last day of any fiscal quarter of the Parent set forth below to be less than the amount set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Amount
June 30, 2011	$60,000,000
September 30, 2011	$70,000,000
December 31, 2011	$90,000,000
March 31, 2012	$100,000,000
June 30, 2012	$120,000,000
September 30, 2012	$140,000,000
December 31, 2012	$180,000,000
March 31, 2013	$200,000,000
June 30, 2013	$200,000,000

21.26	Minimum Asset Coverage Ratios
21.26.1	Prior to the Cash Collateral Discharge Date, the Parent will not permit the Reserve Coverage Ratio as of the last day of any fiscal quarter of the Parent ending after the first Utilisation Date to be less than 3.00:1.00.

21.26.2	Prior to the Cash Collateral Discharge Date, the Parent will not permit the PDP Coverage Ratio as of the last day of any fiscal quarter ending:
(A)	after the first Utilisation Date and on or prior to 31 December 2011, to be less than 0.25:1.00; and

(B)	after 31 December, to be less than 0.50:1.00.
21.27	Issuance of Equity Interests

Prior to the Cash Collateral Discharge Date, the Company will not issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests unless the issuance will not result in a Change of Control and the Equity Interests are subject to Security in favour of the Collateral Agent.

21.28	Business
21.28.1	The Parent will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the Oil and Gas Business.

21.28.2	Prior to the Cash Collateral Discharge Date, notwithstanding the foregoing or anything else in this Agreement to the contrary, the Parent will not:
(A)	have any material liabilities other than:
(1)	liabilities arising under the Finance Documents, any Class C Convertible Preferred Stock and any Junior Financing;

(2)	other liabilities which are permitted by this Agreement and are incurred in connection with the financing and operation of the Parent and its Subsidiaries’ businesses; and

(3)	Taxes and other liabilities arising under any applicable law; or
(B)	own any material assets or engage in any operations or business (other than:
(1)	its direct or indirect ownership of its Subsidiaries; and

(2)	investments permitted under 21.21 (Advances, Investments and Loans)).
21.28.3	Prior to the Cash Collateral Discharge Date, the Company will ensure that Endeavour North Sea Limited will be dormant and will not own any material assets or engage in any operations or business or incur any material liabilities other than its liabilities as at the date of this Agreement and any Taxes and other liabilities arising under applicable law.

21.29	Limitation on Creation of Subsidiaries
21.29.1	Subject to Clause 21.29.2 below, the Company will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the first Utilisation Date and prior to the Cash Collateral Discharge Date, any Subsidiary.

21.29.2	The Company and its Subsidiaries may establish, create and, to the extent permitted by this Agreement, acquire Subsidiaries so long as, in each case:
(A)	at least ten days’ prior written thereof is given to the Bank (or such shorter period of time as is acceptable to the Bank in any given case); and

(B)	any capital stock issued by the new or (as applicable) newly-acquired Subsidiary held by the Company or any other member of the Group is promptly pledged as Security in favour of the Collateral Agent.
21.30	Limitation on Commodity Hedging
21.30.1	Without prejudice to Clauses 21.20.1(C) (Indebtedness) and 21.21.8 (Advances, Investments and Loans), the Parent shall not and shall ensure that no other member of the Group shall, enter into any Contingent Hedge unless such Contingent Hedge is entered into in accordance with Clause 21.30.2 below.

21.30.2	Any member of the Group may enter into any Commodity Hedging Agreement for the purposes of hedging its exposure to fluctuations in Hydrocarbon prices provided that upon execution of any Contingent Hedge the notional volume of Hydrocarbons from 2P Reserves located in the North Sea which are hedged pursuant to such Contingent Hedge (when aggregated with the notional volume of Hydrocarbons from 2P Reserves located in the North Sea which are hedged pursuant to any other Contingent Hedges at that time) shall not at any time exceed 70 per cent. of the production of Hydrocarbons from 2P Reserves located in the North Sea that are projected in the then most recent Reserves Report delivered to the Bank under this Agreement.
22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 is an Event of Default (other than Clause 22.14 (Acceleration)).
22.1	Payments
22.1.1	Any Obligor:
(A)	defaults in the payment when due of any principal under any Finance Document; or

(B)	defaults, and such default continues unremedied for three or more Business Days, in a payment when due of any interest or any Fees or any other amounts owing hereunder or under any other Finance Document.
22.1.2	No Event of Default shall occur under Clause 22.1.1(A) if the Company fails to pay an amount due to the Bank under Clause 5.7 (Demands under Letters of Credit) solely as a result of a technical or administrative failure outside of the control of the Company and any other member of the Group and such payment is made no later than 8 Business Days following a demand made under Clause 5.7 (Demands under Letters of Credit).
22.2	Representations, etc.

Any representation, warranty or statement made or deemed made by any Obligor herein or in any other Finance Document or in any certificate delivered to the Bank pursuant hereto or thereto is or proves to be untrue in any material respect on the date as of which made or deemed made.

22.3	Covenants

Any Obligor:
22.3.1	defaults in the due performance or observance by it of any term, covenant or agreement contained in Clauses 21.1.1, 21.1.3 and 21.1.6 (Information Covenants), Clause 21.4.1 (Maintenance of Property Insurance), Clause 21.5 (Existence; Franchises, Oil and Gas Properties), Clause 21.12 (Ownership of Subsidiaries, etc.), Clause 21.14 (Permitted Acquisitions) and Clause 21.17 (Negative Pledge) to Clause 21.30 (Limitation on Commodity Hedging); or

22.3.2	defaults in the due performance or observance by it of any other term, covenant or agreement contained in any Finance Document (other than those set forth in Clauses 22.1 and 22.2 (Events of Default)) and such default shall continue unremedied for a period of 30 days following the earlier of:
(A)	any Obligor’s actual knowledge of such default; and

(B)	written notice from the Bank specifying such default.
22.4	Default Under Other Agreements
22.4.1	Prior to the Cash Collateral Discharge Date, any member of the Group:
(A)	defaults in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created; or

(B)	defaults in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity; or
22.4.2	Prior to the Cash Collateral Discharge Date, any Indebtedness (other than the Obligations) of any Obligor is declared to be (or becomes) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that, it shall not be a Default or an Event of Default under this 22.4 unless the aggregate principal amount of all

Indebtedness as described in preceding clauses 22.4.1(A) and 22.4.1(B) is at least $10,000,000.
22.5	Insolvency
22.5.1
(A)	The Parent or any of its Subsidiaries (other than any Immaterial Subsidiary) commences a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or

(B)	an involuntary case is commenced against the Parent or any of its Subsidiaries (other than any Immaterial Subsidiary), and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Parent or any of its Subsidiaries (other than any Immaterial Subsidiary), to operate all or any substantial portion of the business of the Parent or any of its Subsidiaries (other than any Immaterial Subsidiary).
22.5.2	Without prejudice to Clause 22.5.1, the Parent or any of its Subsidiaries (other than any Immaterial Subsidiary):
(A)	is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or is insolvent;

(B)	admits its inability to pay its debts as they fall due;

(C)	suspends making payments on any of its debts or announces an intention to do so;

(D)	by reason of actual or anticipated financial difficulties, begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

(E)	has a moratorium is declared in respect of any of its indebtedness.
22.5.3	Except as provided in Clause 22.5.1 or 22.5.2, any of the following occurs in respect of the Parent or any of its Subsidiaries (other than any Immaterial Subsidiary):
(A)	any step is taken with a view to a composition, assignment or similar arrangement with any of its creditors;

(B)	a meeting of it is convened for the purpose of considering any resolution for (or to petition for) its winding-up, administration, or dissolution or any such resolution is passed;

(C)	any person presents a petition, files an application or takes any other analogous steps for its winding-up, administration, or dissolution;

(D)	an order for its winding-up, administration, or dissolution is made;

(E)	any Insolvency Officer is appointed in respect of it or any of its assets; or

(F)	any other analogous step or procedure is taken in any jurisdiction.
22.5.4	Clause 22.5.3 does not apply to:
(A)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 14 days; or

(B)	any petition, action, proceeding or step which is demonstrated by the Company to the reasonable satisfaction of the Bank to be frivolous, vexatious or otherwise an abuse of process of court.
22.6	Security Documents
22.6.1	Any of the Security Documents ceases to be in full force and effect, or ceases to give the Bank or (as applicable) the Collateral Agent the Security, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Security on, all of the Collateral (other than any immaterial portion thereof), in favour of the Bank or (as applicable) the Collateral Agent, subject to no other Security (except Permitted Security).

22.6.2	Any Obligor defaults in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document.

22.6.3	Upon and following the Cash Collateral Discharge Date (but subject at all times to Clause 7.4) this Clause 22.6 shall apply only to the Cash Collateral Agreement.
22.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor.

22.8	Repudiation

An Obligor or the Company Shareholder rescinds or repudiates a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

22.9	Judgments

One or more judgments or decrees is entered against the Parent or any Subsidiary of the Parent involving in the aggregate for the Parent and its Subsidiaries a liability (to the extent not paid or not covered by a reputable and solvent insurance company pursuant to which the insurer has accepted liability therefor in writing) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $7,500,000.

22.10	Nationalisation

Prior to the Cash Collateral Discharge Date, all or any part of the interest of the Parent or any of its Subsidiaries in any Oil and Gas Property (or any Hydrocarbons or revenues or other monies arising in respect of it) is:
22.10.1	nationalised, expropriated, compulsorily acquired or seized by any Governmental Authority; or

22.10.2	any such Governmental Authority takes, or officially announces it will take, any step with a view to any of the foregoing and in either case such action is reasonably likely to result in a Material Adverse Effect.
22.11	Project Documents
22.11.1	Prior to the Cash Collateral Discharge Date, all or any part of any Project Document is not, or ceases to be, a legal, valid and binding obligation of any person party thereto in any circumstance which is reasonably likely to have a Material Adverse Effect.

22.11.2	Prior to the Cash Collateral Discharge Date, any party to any Project Document defaults under such Project Document in the circumstances which are reasonably likely to result in a Material Adverse Effect.

22.11.3	Prior to the Cash Collateral Discharge Date, all or any part of any Project Document is suspended, terminated or revoked in circumstances which are reasonably likely to result in a Material Adverse Effect.
22.12	Change of Control

A Change of Control occurs.

22.13	Cash Collateral

The Company fails to pay an amount of Cash Collateral in accordance with Clause 6 (Cash Collateral).

22.14	Acceleration

If any Event of Default occurs and while the same is continuing, the Bank may, by written notice to the Company, take any or all of the following actions, without prejudice to the rights of the Bank to enforce its claims against any Obligor (provided that, if an Event of Default specified in Clause 22.5 (Insolvency) shall occur with respect to the Company, the result which would occur upon the giving of written notice by the Bank as specified in Clauses 22.14.1 and 22.14.2 below, shall occur automatically without the giving of any such notice):
22.14.1	declare the Commitment terminated, whereupon the Commitment shall forthwith terminate immediately without any other notice of any kind;

22.14.2	declare the principal of and any accrued interest in respect of all Obligations owing under the Finance Documents to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor;

22.14.3	declare that full cash cover in respect of each Letter of Credit is immediately due and payable whereupon it shall become immediate due and payable;

22.14.4	enforce all Security and security interests created pursuant to the Security Documents; and

22.14.5	pay an amount up to the face value of any Letter of Credit to the beneficiary under such Letter of Credit.
23.	ADDITIONAL GUARANTORS

23.1	Subject to compliance with the provisions of Clauses 21.3.2 and 21.3.3 (“Know your customer” checks), a wholly-owned Subsidiary of the Parent may become an Additional Guarantor. Any Subsidiary which is required by this Agreement to become an Additional Guarantor, shall become an Additional Guarantor if:
23.1.1	the Company delivers to the Bank a duly completed and executed Accession Letter; and

23.1.2	the Bank has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Bank.
23.2	The Bank shall notify the Company promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

24.	STAMP AND REGISTRATION TAXES

The Company shall pay all stamp, registration and other Taxes to which any Finance Document is or may at any time be subject and shall, within five Business Days of demand, indemnify the Bank against any liabilities, costs, claims and expenses that the Bank incurs in relation to all stamp, registration and other Taxes payable in respect of any Finance Document.

25.	RELEASE OF LIABILITIES

The Company shall ensure that all obligations and liabilities, actual or contingent, present or future, of the Bank under the Letters of Credit shall have expired or been released by no later than 31 October 2013 (or such other date as agreed in writing with the Bank), without prejudice to the Bank’s rights to indemnification or otherwise, accrued at the date of expiry or release.

26.	CONTRACTS (RIGHTS OF THIRD PARTIES ACT) 1999

Unless expressly provided to the contrary in a Finance Document, a person who is not a party to that Finance Document has not right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of that Finance Document.

27.	NOTICES

27.1	Any demand or other communication under a Finance Document (unless otherwise stated in such Finance Document) must be in writing and unless otherwise stated, may be given in person, or sent by facsimile, or sent by way of letter sent by registered post.

27.2	Unless otherwise stated in any Finance Document, any such demand under any Finance Document shall be effective, if given in person, upon delivery, if sent by way of fax, upon receipt of a correct transmission report, and if sent by way of registered letter, three Business Days after being deposited in the post postage prepaid in an envelope addressed to the recipient at the address specified below:

THE COMPANY:

Attention:	Mike Kirksey
Mike.kirksey@endeavourcorp.com

Address:	Endeavour Energy UK Limited
114 St. Martin’s Lane, London WC2N 4BE, UK

Telephone:	+44 (0) 207 451 2350
Fax number	+44 (0) 207 451 2352

Copy to:

Attention:	Cathy Stubbs
Cathy.stubbs@endeavourcorp.com

Mike Kirksey
Mike.kirksey@endeavourcorp.com

Address:	Endeavour International Corporation
1001 Fannin, Suite 1600, Houston, TX 77002, USA

Telephone:	+1 713-307-8788
Fax number:	+1 713-307-8794

THE BANK:

Attention:	Roy Nasse / Jimmy Smailes

Address:	Senator House, 85 Queen Victoria Street, EC4V 4HA

Telephone:	+44 (0) 20 7710 3930/ +44 (0) 20 7710 3969

Fax number:	+44 (0) 20 7739 6611

Copy to:	Alaster Long

Telephone:	+44 (0) 20 7710 3938

Fax number:	+44 (0) 20 7739 6611
27.3	Any party may change its contact details by giving five Business Days’ notice to the other party.

28.	ASSIGNMENT

28.1	Neither the Company nor the Parent may, without the Bank’s prior written consent, assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it, or purport to do any of the same.

28.2	An assignment or transfer by the Bank of all or any of its rights or interests under the Finance Documents shall be subject to the prior written consent of the Parent (such consent not to be unreasonably withheld or delayed), provided that, where an Event of Default is continuing, no such consent shall be required. The Parent will be deemed to have given its consent five Business Days after the Bank has requested it unless consent is expressly refused by the Parent within that time

29.	SET OFF

All payments required to be made by an Obligor under any Finance Document to which it is party shall be calculated without reference to any set off or counter claim and shall be made free and clear of and without any deduction for or on account of any set off or counter claim. Each Obligor authorises the Bank to apply any credit balance to which the that Obligor is entitled on any account of that Obligor with the Bank in satisfaction of any sum due and payable from that Obligor to the Bank under any Finance Document to which the Obligor is party but unpaid; for this purpose, the Bank is authorised to purchase with the monies standing to the credit of any such account such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this Clause 29 (Set off).

30.	AMENDMENTS

None of the terms of the Finance Documents may be amended or waived without the written agreement of each of the Bank and the Company.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	SURVIVAL

All indemnities set forth herein including without limitation, in Clauses 5.6.2 (Counter indemnity), 12.2 (Tax indemnity), 12.3 (Stamp taxes), 12.4 (Value added tax), 14.1 (Currency indemnity), 14.2 (Other indemnities), 15.2.1 (Limitation of liability) and 19.1 (Guarantee and indemnity) shall survive the execution, delivery and termination of this Agreement and the making and repayment of the Obligations.

35.	GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

36.	ENFORCEMENT

36.1	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”). The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary. This Clause 36.1 (Jurisdiction) is for the benefit of the Bank only and as a result the Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

36.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
36.2.1	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

36.2.2	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned, and the Company hereby accepts its appointment by each Obligor.
This Agreement has been entered into by the parties on the date stated at the beginning of this Agreement.

SCHEDULE 1
ORIGINAL GUARANTORS
1)	Endeavour Energy North Sea LLC (Delaware)

2)	Endeavour Energy North Sea, L.P. (Delaware)

3)	Endeavour Operating Corporation (Delaware)

4)	Endeavour International Holding B.V. (with corporate seat in Amsterdam)

5)	Endeavour Energy Netherlands B.V. (with corporate seat in Amsterdam)

6)	Endeavour Energy New Ventures Inc. (Delaware)

7)	END Management Company (Delaware)

SCHEDULE 2
CONDITIONS PRECEDENT
PART I — INITIAL CONDITIONS PRECEDENT
1.	CORPORATE DOCUMENTS

1.1	Board resolutions of each Original Obligor:
1.1.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party;

1.1.2	authorising a specified person or persons to execute each such document on its behalf; and

1.1.3	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or dispatched by it under or in connection with any such document.
1.2	A specimen signature of each person authorised by such board resolution referred to above.

1.3	A copy of the constitutional documents of each Original Obligor.

1.4	A certificate of an authorised signatory of each Original Obligor certifying on behalf of the relevant Original Obligor that:
1.4.1	the borrowing (deemed or otherwise) or guaranteeing, as appropriate, under this Agreement would not cause any breach of any limits binding on it to be exceeded;

1.4.2	each copy document referred to in paragraphs 1.1, 1.2 and 1.3 for that Original Obligor above is correct, complete and in full force and effect at a date no earlier than the date of this Agreement;

1.4.3	no Default has occurred or is continuing; and

1.4.4	the representations and warranties contained in Clause 20 (Representations and warranties) are true in all material respects.
1.5	A certificate of good standing under the laws of the State of Nevada in respect of the Parent.

2.	FINANCE DOCUMENTS

Originals of the following documents duly executed by all parties to them and in full force and effect:

2.1	this Agreement;

2.2	the Intercreditor Agreement; and

2.3	the Cash Collateral Agreement.

3.	LEGAL OPINIONS

3.1	Legal opinion of Woodburn & Wedge, Nevada legal counsel to the Parent, in relation to the capacity and due authorisation of the Parent to enter into the Finance Documents to which it is a party.

3.2	Legal opinion of Herbert Smith LLP, English legal counsel to the Bank, as to the enforceability of the Finance Documents which are governed by English law and the capacity and authority of the Company to enter into the Finance Documents.

3.3	Legal opinion of Vinson & Elkins LLP, Delaware counsel to the Parent, as to the capacity and due authorisation of Endeavour Energy North Sea L.P. to enter into the Finance Documents to which it is a party.

3.4	Legal opinion of Bracewell & Giuliani LLP, New York, legal counsel to the Bank, as to the enforceability of the Finance Documents which are governed by New York law.

3.5	Legal opinion of De Brauw Blackstone Westbroek, legal counsel to the Parent, as to the capacity and due authorisation of the Dutch Subsidiaries to enter into this Agreement and the Intercreditor Agreement and as to the enforceability of this Agreement and the Intercreditor Agreement, with respect to the Dutch Subsidiaries, under Dutch law.

3.6	Reliance letter in respect of the legal opinion provided by Nauta Dutilh, legal counsel to Cyan Partners L.P., as to the enforceability of the Finance Documents which are governed by Dutch law.

4.	OTHER DOCUMENTS AND EVIDENCE

4.1	The audited consolidated balance sheet and related consolidated statements of income and cash flows and changes in shareholder’s equity of the Parent as at 31 December 2008, 31 December 2009 and 31 December 2010.

4.2	The audited balance sheet and the related statements of income and cash flows and changes in shareholder’s equity of the Company as at 31 December 2008 and 31 December 2009.

4.3	Evidence that the BNPP LC Facility and all letters of credit issued thereunder will be terminated and all related security will be released upon first Utilisation.

4.4	A copy of the latest Reserve Report dated 24 February 2011.

4.5	A copy of the engagement letter in respect of the proposed borrowing base facility to be entered into between the Parent and the Bank, duly executed by the Parent.

4.6	Evidence of the Company’s authority to trade in relation to Secured Hedging Agreements.

4.7	The initial Projection.

4.8	A copy of any other authorisation or other document, opinion or assurance which the Bank has notified to the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document to which it is party or for the validity or enforceability of any Finance Document to which it is party.

PART II
CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY
AN ADDITIONAL GUARANTOR
1.	An Accession Letter, duly executed by the Additional Guarantor and the Company.

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a resolution of the board of directors or equivalent body of the Additional Guarantor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and each Finance Document;

(b)	authorising a specified person or persons to execute the Accession Letter and each Finance Document on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.
4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	In the case of an Additional Guarantor incorporated in England and Wales, or if so required by the Bank, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing the Commitment would not cause any guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Guarantor.

10.	A legal opinion of Herbert Smith LLP, legal advisers to the Bank in England.

11.	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Bank in the jurisdiction in which the Additional Guarantor is incorporated.

12.	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Additional Guarantor in the jurisdiction in which the Additional Guarantor is incorporated.

13.	Confirmation from the Bank that it has received each of the following documents in form and substance satisfactory to it:
(a)	a copy of each of the following Additional Post-Cyan Security Documents, duly executed by the parties to it:
(A)	pledge (governed by the law of the place of incorporation of the Additional Guarantor) over the entire issued share capital of the shares of the Additional Guarantor;

(B)	fixed and floating security document over all the Additional Guarantor’s present and future assets;
(b)	a certificate of an authorised signatory of each Additional Guarantor which is incorporated outside of the United Kingdom certifying either that (i) it has no UK establishment registered at the UK Companies Registry, or (ii) it has a UK establishment registered at the Companies Registry and specifying the name and registered number under which it is registered as an overseas company;

(c)	all title deeds and documents relating to real property over which Security is expressed to be created by the Additional Guarantor under any Additional Post-Cyan Security Document;

(d)	the share certificates (and blank executed stock transfer forms or equivalent means of transferring the shares) in relation to all shares of the Additional Guarantor over which Security is expressed to be created;

(e)	a copy of all insurance policies effected by the relevant Additional Guarantor and the receipts for the most recent premium;

(f)	all Oil and Gas Contracts to which the relevant Additional Guarantor is a party;

(g)	notices of charge or assignment of bank accounts, book debts, Oil and Gas Contracts or insurances signed by the relevant Additional Guarantor and an acknowledgement of each such notice signed by the person to whom that notice was addressed, all as required by the relevant Additional Post-Cyan Security Document;

(h)	all other documentation, and/or evidence of all other steps, required to perfect the Additional Post-Cyan Security Documents as advised to the Bank by its legal advisers in each relevant jurisdiction.
14.	Confirmation from the Bank that it has received in form and substance satisfactory to it:
(a)	if the Additional Guarantor is incorporated in the same jurisdiction as the Parent, the Company or an Original Guarantor, a copy of each Additional Post-Cyan Security Document, duly executed by the parties to it, equivalent to those provided by that Obligor; or

(b)	if the Additional Guarantor is not incorporated in such a jurisdiction, such Security as the Bank may require, together with, in each case, all other documentation, and/or evidence of all other steps, required to perfect those Additional Post-Cyan Security Documents as advised to the Bank by its legal advisers in each relevant jurisdiction.

15.	A copy of the constitutional documents of the Additional Guarantor, in the form required by the Bank, together with any resolutions of the shareholders of the Additional Guarantor adopting such changes to the constitutional documents of the Additional Guarantor as the Bank requires to, among other things, remove any restriction on any transfer of shares or partnership interests (or equivalent) in the Additional Guarantor pursuant to any enforcement of any such Additional Post-Cyan Security Document.

16.	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 36.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.

17.	Evidence satisfactory to the Bank that it has carried out and is satisfied with the results of all necessary “know your customer” or other similar checks in relation to the Additional Guarantor and the Accession Letter under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

SCHEDULE 3
FORM OF UTILISATION REQUEST
To:
[•] 2011
Dear Sirs
Facility Agreement dated [     ] between among others;
Endeavour Energy UK Limited and Commonwealth Bank of Australia
(the “Agreement”)]
1.	We wish to arrange for a Letter of Credit to be issued on the following terms:

Proposed Utilisation Date:	[ ] (or if that is not a Business Day, the next Business Day)
Amount:	[ ]
Expiry Date:	[ ]
Beneficiary:	[ ]
2.	We confirm that each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied on the date of this Utilisation Request.

3.	We attach a copy of the proposed Letter of Credit.

4.	The Letter of Credit once issued is to be delivered to [specify delivery instructions].

5.	This Utilisation Request is irrevocable.
Yours sincerely

For and on behalf of
ENDEAVOUR ENERGY UK LIMITED

SCHEDULE 4
FORM OF LETTER OF CREDIT
To: Hess Limited

(the “Beneficiary”)	[Date]
Dear Sirs,
Irrevocable Standby Letter of Credit no. [     ]
For the account and at the request of Endeavour Energy UK Limited, we Commonwealth Bank of Australia (the “Issuing Bank”) hereby issue this irrevocable standby letter of credit (“Letter of Credit”) [     ] in your favour on the following terms and conditions:
1.	DEFINITIONS

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

“Demand” means a demand for a payment under this Letter of Credit.

“Expiry Date” means [insert date].

“Total L/C Amount” means [insert amount].

2.	ISSUING BANK’S AGREEMENT

2.1	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

2.2	A Demand must be received at the latest by the Issuing Bank by 5.00 p.m. (London time) on any Business Day falling on or before the Expiry Date.

2.3	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within five Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount of the Demand. Demand(s) in excess of the Total L/C Amount are acceptable, provided that the Issuing Bank shall not be obliged to make a payment(s) hereunder exceeding in aggregate the Total L/C Amount.

3.	EXPIRY

3.1	On 5.00 p.m. (London time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

3.2	The Issuing Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

3.3	The Issuing Bank may at any time without being required to do so pay to the Beneficiary the Total LC Amount less any amount it may have already paid under this Letter of Credit and thereupon the Issuing Bank’s obligations under this Letter of Credit will immediately cease with no further liability on the part of the Issuing Bank.

3.4	When the Issuing Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	PAYMENTS

4.1	All payments under this Letter of Credit must be made in GBP and for value on the due date to the account nominated by the Beneficiary in the Demand.

4.2	All issuing banking charges and commissions are for the account of the applicant. All other charges are for Beneficiary’s account.

5.	DELIVERY OF DEMAND

Each Demand must be presented at our offices:

COMMONWEALTH BANK OF AUSTRALIA

SENATOR HOUSE

LEVEL 3, 85 QUEEN VICTORIA STREET

LONDON EV4V 4HA

ATTENTION: IB SETTLEMENTS LONDON

6.	ASSIGNMENT

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP
Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98).
8.	GOVERNING LAW

This Letter of Credit is governed by and shall be construed in accordance with English law.

9.	JURISDICTION

The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.
Yours faithfully

For and on behalf of
COMMONWEALTH BANK OF AUSTRALIA

SCHEDULE 5
OIL AND GAS PROPERTIES
Endeavour International Corporation
List of Properties

Source:	December 31, 2009 Reserve Report (Strip Pricing) plus January 2010 reserve adds
Property Name
UK:

Alba	*
Bacchus	*
Bittern	*
Columbus	*
Enoch	*
Goldeneye	*
IVRRH	*
Renee	*
Rochelle	*
Rubie	*
US:

Austin 21 #1	De Soto	Louisiana	*
Batchelor 3-1H	Red River	Louisiana	*
Bazer, M L 20 #1D	De Soto	Louisiana	*
Bazer, M L 20 #1D PNP	De Soto	Louisiana	*
Bonomo Investment Co LLC 35 #1	Caddo	Louisiana	*
Chiggero ETAL 14 #1-H	Caddo	Louisiana	*
Davis 15 #1	Red River	Louisiana	*
Desoto LP 17 #1	De Soto	Louisiana	*
Dixie Farm 11-1H	Red River	Louisiana	*
Fielder, Cyrus 15 #1	Caddo	Louisiana	*
Fortson 3 #2	De Soto	Louisiana	*
Indigo Minerals 3-1H	Red River	Louisiana	*
International Paper 21 #1	De Soto	Louisiana	*
Johnson, A S ET AL 10 #1	De Soto	Louisiana	*
Jones, G C 22 #1	De Soto	Louisiana	*
Jones, G C 22 #2	De Soto	Louisiana	*
Jones, G C 23 #3	De Soto	Louisiana	*
Little 11 #1	Red River & Bienville	Louisiana	*
Madison, Clarence 2 #1	Red River	Louisiana	*
Marks, Roy Est 10 #1	Red River	Louisiana	*
McCoy 23 #1	De Soto	Louisiana	*
Metcalf HNSVL 14 #5H	Caddo	Louisiana	*
Russell, Mary 3 #1	Red River	Louisiana	*
Smith, Lillie22 #1	De Soto	Louisiana	*
Tracy 3 #1	De Soto	Louisiana	*
Moore Cowbell	Lea	New Mexico	*

Lucky Penny	Lea	New Mexico	*
Pardee & Curtain Lumber Co. C-4	Cameron	Pennsylvania	*[1]
Pardee & Curtain Lumber Co. C-5	Cameron	Pennsylvania	*[1]
Pardee & Curtain Lumber Co. C-7H	Cameron	Pennsylvania	*[1]
Pardee & Curtain Lumber Co. C-9H	Cameron	Pennsylvania	*[1]
Pardee & Curtain Lumber Co. C-10-H	Cameron	Pennsylvania	*[1]
Cochran 1 (Garwood)	Colorado	Texas	*
Cochran 2 (Garwood)	Colorado	Texas	*
Cochran 3 (Garwood)	Colorado	Texas	*
Cochran 4 (Garwood)	Colorado	Texas	*
Cochran 5 (Garwood)	Colorado	Texas	*
Cochran 6 (Garwood)	Colorado	Texas	*
Tuttle #6H - 6 Stages	Gregg	Texas	*
Tuttle #8H - 6 Stages	Gregg	Texas	*
Tuttle AJ Gas Unit #5	Gregg	Texas	*
Tuttle, A J #7H	Gregg	Texas	*
Williams #3	Gregg	Texas	*
Armour Runnels 1	Matagorda	Texas	*

*	Mortgaged property

[1]	Acquired after December 31, 2009

SCHEDULE 6
PART I — SUBSIDIARIES

						Percentage
		Class of				of
		Equity	Par	Number	Certificate	outstanding
Owner	Issuer	Interest	Value	of Shares	Number	shares
Endeavour International Corporation	Endeavour OperatingCorporation	Common	$0.001	100	2	100
Endeavour Operating Corporation	Endeavour International Holding B.V.	Ordinary	€100	180	Uncertificated	100
Endeavour Operating Corporation	Endeavour Energy New Ventures Inc.	Common	$0.01	1,000	1	100
Endeavour Operating Corporation	END Management Company	Common	$0.01	1,000	1	100
Endeavour International Holding B.V.	Endeavour Energy North Sea, L.P.	Limited Partnership Interest	N/A	N/A	Uncertificated	99.9
Endeavour International Holding B.V.	Endeavour Energy Netherlands B.V.	Ordinary	€100	180	Uncertificated	100
Endeavour International Holding B.V.	Endeavour Energy Luxembourg S.a.r.l.	Ordinary	N/A	500	Uncertificated	100
Endeavour Energy UK Limited	Endeavour North Sea Limited	Ordinary	31	44,250,002	5	100
Endeavour Energy Netherlands B.V.	Endeavour Energy North Sea LLC	Membership Interest	N/A	N/A	Uncertificated	100

						Percentage
		Class of				of
		Equity	Par	Number	Certificate	outstanding
Owner	Issuer	Interest	Value	of Shares	Number	shares
Endeavour Energy North Sea LLC	Endeavour Energy North Sea, L.P.	General Partnership Interest	N/A/	N/A	Uncertificated	0.1
Endeavour Energy North Sea, L.P.	Endeavour Energy UK Limited	Ordinary	£0.10	1,300	8, 9, 10 and 11	100

PART II — GROUP STRUCTURE CHART

SCHEDULE 7
EXISTING INDEBTEDNESS
1.	Parent has Indebtedness pursuant to its 12.00% Senior Subordinated Notes due 2014, under which a principal amount of $41,619,810.50 is outstanding, which Indebtedness is guaranteed by all U.S. Subsidiaries of Parent.
2.	Parent has Indebtedness pursuant to the New 2016 Convertible Senior Notes under which a principal amount of $135,000,000 is outstanding, which Indebtedness is guaranteed by all U.S. Subsidiaries of Parent.
3.	Endeavour Energy Luxembourg S.a.r.l. has Indebtedness pursuant to its 11.50% Convertible Bonds due 2014, under which a principal amount of $59,077,329.77 is outstanding, which Indebtedness is guaranteed by Parent.
4.	Series C Preferred Stock, issued by Parent, with the terms set forth in the Certificate of Designation of Series C Preferred Stock originally filed with the Nevada Secretary of State on October 30, 2006, as amended.
5.	The Company has the following outstanding Letters of Credit:

Title	Amount	Borrower
Standby Letter of Credit (BNP Paribas)	£11,900,000	Endeavour Energy UK Limited

Standby Letter of Credit (BNP Paribas)	£6,600,000	Endeavour Energy UK Limited

Standby Letter of Credit (BNP Paribas)	£2,100,000	Endeavour Energy UK Limited
6.	Endeavour International Holding B.V. has Indebtedness pursuant to a revolving loan facility agreement dated as of October 31, 2006 between Endeavour International Holding B.V., as borrower and Endeavour Operating Corporation as lender, as amended, with an aggregate principal amount outstanding of $99,000,068.00.

7.	Endeavour International Holding B.V. has Indebtedness pursuant to a revolving loan facility dated as of January 23, 2008 between Endeavour Energy Luxembourg S.a.r.l., as lender, and Endeavour International Holding B.V., as borrower, as amended, with an aggregate principal amount outstanding of $56,986,802.98.

8.	Endeavour Operating Corporation has Indebtedness pursuant to a revolving loan facility dated as of January 1, 2010 between the Company as lender and Endeavour Operating Corporation as borrower, as amended, with an aggregate principal amount outstanding of $57,249,878.87.

9.	The Company has Indebtedness pursuant to the Cyan Facility Agreement with an aggregate principal amount outstanding of $238,010,988.00.

SCHEDULE 8
INSURANCES

Financial Services Limits Graphic

Coverage Summary

Policy Period	Policy No.	Coverage	Limits/ Amounts			Carrier
11/01/I0-11	61SBARS0904	Property – Houston	Business Personal Property			Hartford Lioyds Insurance Company (Direct)
				$200,000	Replacement Cost
Money and Securities
				$10,000	Inside the Premises
				$5,000	Outside the Premises
Computers and Media
				$350,000	12 Hour Waiting Period, $250 Deductible
Deductibles:
				$1,000	Per Occurrence

11/01/10-11	6ISBAZK7082	Property— Denver	Business Personal Property			Hartford Lioyds Insurance Company (Direct)
				$120,000	Replacement Cost
Money and Securities
				$10,000	Inside the Premises
				$5,000	Outside the Premises
Computers and Media
				$50,000	12 Hour Waiting Period, $250 Deductible
Deductibles:
				$1,000	Per Occurrence

11/01/10-11	MU05541831	USA - General Liability		$2,000,000	General Aggregate	St. Paul Surplus Lines Insurance Company (through J.H. Blades)
				$1,000,000	Products-Completed Operations Aggregate Limit
				$1,000,000	Personal and Advertising Injury Limit
				$1,000,000	Each Occurence Limit
				$1,000,000	Hired and Non-Owned Auto Liability
				$100,000	Damage To Premises Rented To You Limit (Any One Premise)
				$5,000	Medical Expenses Limit (Any One Person)
Deductibles:
			$	Nil	Each Event

11/01/10-11	MU05578905	USA - Umbrella Liability		$25,000,000	General Aggregate	St. Paul Surplus Lines Insurance Company (through J.H. Blades)
				$25,000,000	Products-Completed Operations Aggregate Limit
				$25,000,000	Personal and Advertising Injury Limit
				$25,000,000	Each Occurrence Limit
Deductibles:
				$10,000	Deductible (SIR)

11/01/10-11	HU PI6 1699588 (12)	London/ Aberdeen Office Package / Computer	Property Section:			Hiscox Insurance Company Limited (through Castle Cairn Insurance Brokers Ltd.)
				£150,000	Office Contents (excluding computers)
				£100,000	Aberdeen Contents (excluding computers)
				£10,000	Documents
				£5,000	Goods in Transit
				£5,000	Exhibitions in UK
				£1,000	Replacement Locks
				£500	Personal effects (per person)
				£5,000	Pictures, Works of Art, etc (£500 AOI)
				£5,000	Computers system records
				£5,000	Loss of Metered Water
Business Interruption Section:
				£250,000	Loss of Revenue and Increased Costs of Working
				£5,000	Book Debts
				12 Months	Indemnity Period
Money Section:
				£250,000	Loss of Money due to Crossed cheques
				£1,500	Money In Safe out of Business Hours
				£500	Money in the Private Dwelling of Partners, Directors or Employees
				£5,000	Money Any other loss
				£10,000/£100 pw	Personal Injury following robbery or holdup

Coverage Summary

Policy period	Policy No.	Coverage	Limits/ Amounts		Carrier
11/01/10-11	HU PI6 1699588(12)	London/Aberdeen Office Package/	Legal Liability for Injury to Persons of damage to third party Property:
		Computer	£10,000,000	Injury to Employees
		(Cont.)	£2,000,000	Injury to the Public and damage to Property
Commercial Legal Expenses Section:
			£50,000	Limit per Insured Incident
			£50,000	Annual Limit for Compensation Awards

Computer Section
			£250,000	Computer and ancillary equipment (London) Including Portable Equipment Value £20,000
			£113,000	Computer and ancillary equipment (Aberdeen) Including Portable Equipment Value £20,000

5/06/11-4/5/13	BM1103303	Third Party Liability	£25,000,000	Any one Accident of Occurrence	Zurich Global Energy
			Deductibles:		(Zurich Insurance plc UK Branch
			£150,000	Any one Accident of Occurrence

5/06/11-4/5/13	BM1103302	Builder’s Risk	Up to a maximum Estimated Final Contract Value of £158,872,332 (100%)
			Schedule A:	£198,590,415 (representing 125% of the estimated final contract Value.	Lloyd’s and Various
			Schedule B:	To be agreed Slip Leader, Agreement Parties and Lloyd’s Syndicate 33 only by 15 June 2011.	Companies

Sub-Limits any one accident of occurrence & in the aggregate for the duration of the project:
			£5,000,000	Offshore Cancellation
			£5,000,000	Expediting Expenses
			£5,000,000	Forwarding Charges
			£5,000,000	Evacuation Expenses
			£5,000,000	Stand-by Charges
			£5,000,000	Test Leak Damage Search Costs

Above Sub-Limits are subject to an overall aggregate Limit of £ 10,000,000 for the duration of the Project. Mobilisation and Demobilisation costs limited to the originally contracted amounts

Deductibles:
			£150,000	any one accident or occurrence in respect of onshore procurement and fabrication risks and all onshore works including transits.
			£250,000	any one accident or occurrence in respect of marine transit/ transportation including loading, lifting and unloading other than as specified below.
			£500,000	any one accident or occurrence in respect of installation of surface facilities and maintained associated therewith.
			£750,000	any one accident or occurrence in respect of subsea works (other than pipeline) including maintenance associated therewith.
			£1,250,000	any one accident or occurrence in respect of o” – 17.9” diameter pipeline installations from commencement of lay operation until completion including maintenance associated therewith.

5/06/11-4/5/13	BM1103310	$50Mxs $25M Third Party Liability	£50,000,000 Excess of: £25,000,000	any one accident or occurrence any one accident of occurrence	33%- Arch Insurance Co 35% Liberty Mutual Ins 32%Loyd’s Syndicate 1919 (thru Starr

5/06/11-4/5/13	BM1103347	$25Mxs $75M Third Party Liability	£25,000,000 Excess of: £75,000,000	any one accident or occurrence any one accident of occurrence	40% — Zurich Global Energy (Zurich Ins plc UK Branch) 25%- Lloyd’d 2007 thru Novae) 35%- Loyd’s 1036 (then O’ Farrell

Coverage Summary

Policy Period	Policy No.	Coverage	Limits/Amounts	Carrier
11/01/10-11	BM1002642	Energy Package	Section 1 (A) & (B) — Onshore & Offshore Property (Platform and Pipelines)	Lloyds of London & Other Companies (through JLT Agnew Higgins)

$67,157,750 FI value, as per worksheets attached to policy, any one accident or occurrence sub-limited to $7,500,000 any one accident or occurrence in respect of data reacquisition, reconstruction or reconstitution costs.
Plus additional 25% each item separately in respect of Sue and Labour expense, General Average and Salvage Charges, Removal of Week / Debris and Expediting Expense but not exceeding 50% in all.

Section 1(C) & (D) — Crude Oil / Cargo.

$8,500,000 each section any one shipment / loction.
Section 2 — Operators Extra Expense

In respect of the UK Sector of the North Sea:

$125,000,000 Combined Single Limit any one accident or occurrence.
$2,500,000 Sub-limit of any one accident or occurrence in respect of Care, Custody & Control.
$250,000,000 any one occurrence in respect of OPOL.

In respect of Wells scheduled in the USA.

$20,000,000 Combined Single Limit any one accident or occurrence in respect of all wells except Exploratory and Development Drilling Wells with dry hole cost in excess of $8,000,000 (100%) or Total Measured Depth of more than 17,500 feet where the Combined Single Limit is increase to
$30,000,000 any one accident or occurrence, as scheduled. Any additional onshore wells in excess of 17,500’ TMD (100%) or AFE in excess of $8,000,000 (100%) to be agreed prior to spud. Slip Leader and Agreement Parties.

$2,500,000 Sub-limit of any one accident or occurrence in respect of Care, Custody and Control.

Section 3 — Liabilities

In respect of the UK Sector of the North Sea:

$125,000,000 any one accident or occurrence combined single limit over sub-section A (onshore) and sub-section B (offshore).
Section 4 — War and Terrorism
Values and limits as Sections 1,2,3 and 5

Section 5 — Loss of Production Income
$25,661,325 per occurrence as per worksheet attached to policy as scheduled in respect of the Insured’s interest in Goldeneye fields including coverage in respect of dependency premises.
Standard Period: 180 Days.
Maximum Recovery Period: 730 days.
Deductibles (100%):

Section 1 (A) & (B) & (C)-Onshore & Offshore Property (Platform and Pipelines & Oil in Store)

$1,500,000 any one accident or occurrence except on Increased Value / Total Loss Only which shall be nil.

$100,000 any one accident or occurrence in respect of Data Reacquisition, Reconstruction or Reconstitution Costs.
Section 1 (D) — Cargo (Excluding oil in Store)

$100,000 any one accident or occurrence any location / shipment but 0.5% of values any one accident or occurrence in respect of shortage.

Section 2 — Operator’s Extra Expense — (Excess)
Offshore:

\

Coverage Summary

Policy Period	Policy No.	Coverage	Limits/Amounts	Carrier
11/01/10-11	BM1002642	Energy Package(Cont’d)	$1,500,000 Combined Single Excess any one accident or occurrence.
$1,500,000 any one accident or occurrence in respect of Care, Custody and Control.

Subject to Offshore Pollution Liability Association (OPOL) stepdown as is necessary for OPOL excess / deductible not to exceed $1,500,000 (or currency equivalent ) any one accident or occurrence.

Onshore:

$250,000 Combined Single Excess any one accident or occurrence.
$100,000 any one accident or occurrence in respect of Care, Custody and Control.

Section 3 — Liabilities — (Excess)

$150,000 any one accident or occurrence offshore and onshore except:
Sub-section B (offshore) only, where an excess in respect
of Charters Liability of $50,000 any one accident or occurrence event shall apply, except that cargo claims shall be subject to a single of $12,500 each single voyage.

Underlying amounts nil, but subject to minimum underlyings of $5,000,000(or to be agred Slip Leader) in respect of statutory Employers Liability/ Automobile Liability/ non-owned Aviation Liability.
Section 4 — War and Terrorism

As applicable to Section 1,2,3 and 5, all offshore only.
Section 5 — Loss of Production Income- (Excess)

45 days waiting period any one occurrence.

In the event of an accident or occurrence invoking more than one Section (excluding Sections 3 & 5), then only the single highest deductible to apply.

Nil deductible to apply in respect of Constructive / Actual Total Losses, General Average/Salvage Charges and War ,except for Section 3 & 5 where above deductibles to apply.

NAMED INSUREDS

Named Insureds	Description of Operations
Endeavour International Corporation	Public Holding Company

Endeavour Operating Corporation	Holding Company

Endeavour Energy UK Limited	Acquiring, exploring for and developing of natural gas and oil properties

Endeavour Energy New Ventures Inc. Endeavour Energy New Ventures I, Ltd Endeavour Energy North Sea L.P. Endeavour Energy North Sea LLC	New Ventures Holding Company Inactive New Ventures Company Investment Holding Partnership General Partner of the LP

END Management Company	Payroll management company

Endeavour International Holding B.V.	Holding Company

Endeavour Energy Netherlands B.V.	Acquiring, exploring for and developing of natural gas and oil properties

Endeavour North Sea Limited	Acquiring, exploring for and developing of natural gas and oil properties

Endeavour Energy Luxembourg S.a.r.l.	Financing Company
AND/OR SUBSIDIARY, ASSOCIATED, AFFILIATED COMPANIES OR OWNED AND CONTROLLED COMPANIES, AS NOW OR HEREAFTER CONSTITUTED, INCLUDING PRINCIPALS, OFFICERS, DIRECTORS, STOCKHOLDERS AND EMPLOYEES OF ALL NAMED INSUREDS WHILE ACTING WITHIN THE SCOPE OF THEIR DUTIES AS SUCH AND AS THEIR INTERESTS MAY APPEAR.

SCHEDULE 9
FORM OF COMPLIANCE CERTIFICATE
To: Commonwealth Bank of Australia (the “Bank”)
Date:
Dear Sirs,
1.	We refer to the letter of credit facility agreement dated [ ] 2011 (the “Facility Agreement”) and made between the Bank, Endeavour International Corporation (the “Parent”) and Endeavour Energy UK (the “Company”).

2.	Terms defined in the Facility Agreement shall, unless otherwise expressly defined in this Certificate have the same meaning in this Certificate.

3.	The undersigned chief financial officers of the Company and the Parent, being duly authorised to give this certificate, hereby certify the following matters:
3.1	to the best of our knowledge and belief, after due inquiry, no Default, or Event of Default has occurred or is continuing;

3.2	the aggregate amount of cash and non-cash proceeds received from all assets sold [in the current fiscal year] / [in the preceding fiscal year] is [•];

3.3	the percentage of 2P reserves located in the North Sea disposed of to date is [•]%;

3.4	in the [current] / [preceding] fiscal year, the sum of the aggregate amount paid in respect of Permitted Business Acquisitions and the aggregate amount of Capital Expenditures is equal to [•];

3.5	in the [current] / [preceding] fiscal year:

3.5.1	the Aggregate Consideration paid in connection with Permitted Business Investments [is] / [was] £[•]; and

3.5.2	the Aggregate Consideration paid in connection with Permitted Acquisitions [is] / [was] £[•],

and the sum of the amounts referred to in paragraphs 3.5.1 and 3.5.2 above is £[•] which is equal to [•]% of 2P Reserve Value based on the most recently delivered annual Reserve Report.

3.6	the aggregate amount outstanding constituting Indebtedness of the Company under all letters of credit, performance bonds, surety bonds, appeal bonds or letters of credit posted in lieu of or to secure any such bonds, required in the ordinary course of business or in connection with the enforcement of rights or claims of a member of the Group or in connection with judgments is £[•];

3.7	the amount of additional Indebtedness of the Company outstanding not falling within Clauses 21.20.1(A) to 21.20.1(M) (Indebtedness) of the Facility Agreement is £[•];

3.8	the Capital Expenditures of the Parent and its Subsidiaries in the [current] / [preceding] fiscal year in aggregate are equal to £[•];

3.9

3.9.1	the Consolidated Net Indebtedness on the last day of the preceding fiscal quarter was [•]; and

3.9.2	the Consolidated EBITDAX for the Test Period most recently ended on or prior to such date was [•],

therefore the Total Leverage ratio for the Test Period ending on the last day of the preceding fiscal quarter was [•];

3.10	the Consolidated EBITDAX for the Test Period ending on the last day of the preceding fiscal quarter was [•];

3.11	On the last day of the preceding fiscal quarter:

3.11.1	the PV-10 Value was [•];

3.11.2	the Probable Reserve Value was [•]; and

3.11.3	the Consolidated Net Secured Indebtedness was [•], therefore the Reserve Coverage Ratio on the last day of the preceding fiscal quarter was [•]; and

3.12	On the last day of the preceding fiscal quarter:

3.12.1	the PV-10 Value (determined by substituting the phase “from PDP production on the Parent’s and each of its Subsidiaries’ Oil and Gas Properties” for the phrase “from Proved Reserves on the Parent’s and each of its Subsidiaries’ Oil and Gas Properties” appearing in the second line of the definition thereof in the Facility Agreement) was [•]; and

3.12.2	the Consolidated Net Secured Indebtedness was [•]

therefore, the PDP Coverage Ratio on the last day of the preceding fiscal quarter was [•].
4.	[The Oil and Gas Properties acquired by a member of the Group with a value in excess of $5,000,000 are listed in Schedule 1 (Oil and Gas Properties) to this Certificate;]

5.	[the Real Property acquired by a member of the Group with a value in excess of $5,000,000 are listed in Schedule 2 (Real Property) to this Certificate.]

6.	We give the confirmations in this Certificate as at the last day of the preceding fiscal quarter.

Signed	Signed

Chief Financial Officer for and on behalf of Endeavour International Corporation	Chief Financial Officer for and on behalf of Endeavour Energy UK Limited
Schedule 1
OIL AND GAS PROPERTIES

Owner	Property Description	Value
Schedule 2
REAL PROPERTY

Owner	Property Description	Value

SCHEDULE 10
INVESTMENTS
This Schedule 10 incorporates relevant information from Schedule 6 (Subsidiaries).

SCHEDULE 11
EXISTING SECURITY

Secured				Location of
Party	Debtor	File Number	File Date	Filing	Collateral
Dell Financial Services L.L.C.	Endeavour International Corporation	2010013574-3	05/28/2010	Secretary of State of Nevada	Computer Equipment

Independent Television News Limited	Endeavour Energy UK Limited	525752/13	06/20/2005	Companies House UK	Funds in Secured Party’s deposit account specifically designated to secure rent owing to landlord pursuant to London office lease

SCHEDULE 12
FORM OF ACCESSION LETTER
To: Commonwealth Bank of Australia (the “Bank”)

From: [Subsidiary] and [Company]
Dated:
Dear Sirs
Endeavour Energy UK Limited — £20,600,000 Letter of Credit Facility Agreement dated [          ] 2011 (the “Agreement”)
1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees:
(a)	to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 23 (Additional Guarantors) of the Agreement; and

(b)	to be bound by the terms of the Intercreditor Agreement as an Additional Guarantor.
3.	[Subsidiary] is a company duly incorporated under the law of [name of relevant jurisdiction].

4.	The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Guarantor.

5.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

6.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
This Accession Letter has been delivered as a deed on the date stated at the beginning of this Accession Letter.

[Company]	[Subsidiary]

SCHEDULE 13
FORM OF AMENDED AND RESTATED TERMS
For the purposes of the amended and restated terms contained in this Schedule 13, the following terms shall be defined as follows:
“Company Indebtedness” means, at any time, the sum of (without duplication):
(A)	all Indebtedness of the Company and any Additional Post-Cyan Obligor as would be required to be reflected as debt or Capitalised Lease Obligations on the liability side of a balance sheet of the Company or (as applicable) any Additional Post-Cyan Obligor in accordance with GAAP;

(B)	all Indebtedness of Company and any Additional Post-Cyan Obligor of the type described in clauses (B), (G) and (H) of the definition of Indebtedness; and

(C)	all Contingent Obligations of the Company and any Additional Post-Cyan Obligor in respect of Indebtedness of any third person of the type referred to in preceding clauses (A) and (B), provided that the amount of any Indebtedness in respect of Hedging Agreements shall be at any time the unrealised net loss position (taking into account all Hedging Agreements), of the Company and any Additional Post-Cyan Obligor thereunder on a marked-to-market basis determined as of the most recently ended fiscal quarter; provided further, that if at any time when Company Indebtedness is being determined, the net position across all the Company’s and any Additional Post-Cyan Obligor’s Hedging Agreements is positive, Company Indebtedness shall be reduced by such positive amount.
“Company Net Secured Indebtedness” means, at any time, the difference of:
(A)	Company Indebtedness at such time that is secured by Security;
less:
(B)	the average daily amount of the Company’s and any Additional Post-Cyan Obligor Unrestricted cash and Unrestricted Cash Equivalents during the thirty day period ending on the respective date on which “Company Net Secured Indebtedness” is determined.
“Intercompany Loan” means a loan made by one member of the Group to another member of the Group.
“PV-10 UK PDP” means, as of any date of determination, the present value of future cash flows from PDP on the Company’s and any Additional Post-Cyan Obligor’s Oil and Gas Properties in the North Sea as set forth in the most recent Reserve Report delivered pursuant to Clause 21.1.4 (Reserve Report), utilising the Three-Year Strip Price for crude oil (North Sea Brent) and natural gas (UK National Balancing Point), in each case quoted on the International Petroleum Exchange (or its successor), as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials) and utilising a 10% discount rate. For the purposes of calculating PV-10 UK PDP, any future cash flow calculations set forth in any Reserve Report and made in any currency other than Dollars shall be converted into Dollars based on the Exchange Rate on the date as of which the information set forth in such Reserve Report is provided.
“PV-10 UK PDP Coverage Ratio” means, on the date of any determination, the ratio of:

(A)	PV-10 UK PDP on such date
to:
(B)	Company Net Secured Indebtedness on such date.
“PV-10 UK Proved” means, as of any date of determination, the present value of future cash flows from Proved Reserves on the Company’s and any Additional Post-Cyan Obligor’s Oil and Gas Properties in the North Sea as set forth in the most recent Reserve Report delivered pursuant to Clause 21.1.4 (Reserve Report), utilising the Three-Year Strip Price for crude oil (North Sea Brent) and natural gas (UK National Balancing Point), in each case quoted on the International Petroleum Exchange (or its successor), as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials) and utilising a 10% discount rate. For the purposes of calculating PV-10 UK Proved, any future cash flow calculations set forth in any Reserve Report and made in any currency other than Dollars shall be converted into Dollars based on the Exchange Rate on the date as of which the information set forth in such Reserve Report is provided.
“PV-10 UK Proved Coverage Ratio” means, on the date of any determination, the ratio of:
(A)	PV-10 UK Proved on such date
to:
(B)	Company Net Secured Indebtedness on such date.
“Subordination Agreement” has the meaning given to that term in Clause 21.21.2.
19.	[DELIBERATELY LEFT BLANK]

20.	REPRESENTATIONS AND WARRANTIES

Each of the Post-Cyan Obligors hereby represents and warrants to the Bank on the Cyan Facility Discharge Date, and in accordance with Clause 20.8 (Repetition), as follows:

20.1	Status

Each Post-Cyan Obligor and the Company Shareholder:
20.1.1	is a Business duly incorporated or formed, as applicable, and validly existing under the laws of its jurisdiction of incorporation or formation, as applicable;

20.1.2	has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage; and

20.1.3	is duly qualified and is authorised to do business in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorised which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and

20.1.4	no certifications by any Governmental Authority are required for operation of its business that are not in place, except for such certifications or agreements, the absence of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
20.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent), legal, valid, binding and enforceable obligations.

20.3	Power and authority
20.3.1	Each Post-Cyan Obligor and the Company Shareholder has the power and authority to execute, deliver and perform the terms and provisions of each of the Finance Documents to which it is party and has taken all necessary action to authorise the execution, delivery and performance by it of each of such Finance Documents.

20.3.2	Each Post-Cyan Obligor and the Company Shareholder has duly executed and delivered each of the Finance Documents to which it is party, and each of such Finance Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms.
20.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
20.4.1	any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority applicable to it;

20.4.2	the constitutional documents of any Post-Cyan Obligor or the Company Shareholder; or

20.4.3	any agreement or instrument binding upon any Post-Cyan Obligor or the Company Shareholder or any of their respective assets (or constitute a default or termination event under any such agreement or instrument), or result in any breach of any of the terms, covenants, conditions or provision of, or constitute a default under or result in the creation or imposition of (or the obligation to create or impose) any Security (except pursuant to the Security Documents) upon any of the property or assets of any Post-Cyan Obligor, the Company Shareholder or any Subsidiary of a Post-Cyan Obligor pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Post-Cyan Obligor, the Company Shareholder or any Subsidiary of a Post-Cyan Obligor is a party or by which it or any of its property or assets is bound or to which it may be subject.

20.5	Approvals

No order, consent, approval, licence, authorisation or validation of, or filing, recording or registration with (except filings which are necessary to perfect the security interests created or intended to be created under the Security Documents), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Post-

Cyan Obligor, the Company Shareholder or any Subsidiary of a Post-Cyan Obligor to authorise, or is required to be obtained or made by, or on behalf of, any Post-Cyan Obligor, the Company Shareholder or any Subsidiary of a Post-Cyan Obligor in connection with:
20.5.1	the execution, delivery and performance of any Finance Document; or

20.5.2	the legality, validity, binding effect or enforceability of any such Finance Document.
20.6	Governing law and enforcement
20.6.1	The relevant law chosen as the governing law of each of the Finance Documents to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

20.6.2	The submission by it to the jurisdiction of the courts of England under any relevant Finance Document to which it is a party and any undertaking given in any Finance Document by it not to claim any immunity, in each case, is legal, valid and binding under the law of its jurisdiction of incorporation.

20.6.3	Any judgment obtained in England in relation to a Finance Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation.
20.7	Security Documents

The provisions of each Post-Cyan Security Document are effective to create in favour of the Collateral Agent or (as applicable) the Bank a legal, valid and enforceable security interest of the type that it purports to create in all right, title and interest of the Post-Cyan Obligors in the Collateral described therein, and the Collateral Agent and (in relation to the Cash Collateral Agreement) the Bank has a fully perfected security interest in all right, title and interest in all of the Collateral described therein, subject to no other Security other than Permitted Security.

20.8	Repetition

The representations and warranties in this Clause 20 shall be deemed repeated on each Letter of Credit Fee Payment Date prior to the Final Discharge Date in each case by reference to the facts and circumstances then existing.

21.	COVENANTS

Subject to Clause 8 (Cyan Facility Discharge Date) each Post-Cyan Obligor makes the covenants in this Clause 21 and agrees that they shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Information Covenants

The Parent and the Company will furnish to the Bank:
21.1.1	Monthly Reports

within 30 days after the end of each fiscal month of the Parent, the consolidated balance sheet of the Parent as at the end of such fiscal month and the related consolidated statements of income and statement of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case:
(A)	setting forth comparative figures for the corresponding fiscal month in the prior fiscal year and comparable forecast figures for such fiscal month as set forth in the respective forecast delivered pursuant to Clause 21.1.5 (Projections); and

(B)	in the form prepared for the Parent’s and its Subsidiaries’ monthly internal management reporting package.
21.1.2	Quarterly Financial Statements

within 45 days after the close of each quarterly accounting period (excluding the last quarterly accounting period) in each fiscal year of the Parent:
(A)	the consolidated balance sheet of the Parent as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for all such financial information for the corresponding quarterly accounting period in the prior fiscal year; and

(B)	management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period, certified by an Authorised Officer of the Parent that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of the Parent as of the dates indicated and the consolidated results of operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes;

21.1.3	Annual Financial Statements

within:
(A)	90 days after the close of each fiscal year of the Parent, the consolidated balance sheet of the Parent as at the end of such fiscal year and the related consolidated statements of income and retained earnings and consolidated statements of cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year, and certified by KPMG LLP or another independent certified public accountants of recognised national standing reasonably acceptable to the Bank, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit); and

(B)	274 days after the close of each fiscal year of each of the Company and any Additional Post-Cyan Obligor, the audited consolidated balance sheet of the Company and each Additional Post-Cyan Obligor as at the end of such fiscal year, with the Parent’s consolidated balance sheet including management’s discussion and analysis of the important operational and financial developments during the immediately preceding fiscal year of the Parent.

21.1.4	Reserve Report

prior to the Cash Collateral Discharge Date and prior to or concurrently with any delivery of the Parent’s financial statements under Clause 21.1.3 and, solely as to each quarter ending on 30 June, under Clause 21.1.2 (or more frequently at the Company’s option):
(A)	a Reserve Report (which shall be:
(1)	an annual Reserve Report (as described in the definition of such term) in the case of a Reserve Report delivered in connection with annual financial statements; or

(2)	a semi-annual Reserve Report (as so described) in the case of a Reserve Report delivered in connection with quarterly financial statements for the fiscal quarter ended 30 June) setting forth, among other things:
(a)	the Oil and Gas Properties owned by each member of the Group and covered by such Reserve Report;

(b)	the Proved Reserves and Probable Reserves attributable to such Oil and Gas Properties; and

(c)	a projection of the rate of production and cash flows of such Proved Reserves and Probable Reserves as of the date as of which the information set forth in such Reserve Report is provided, all in accordance with the guidelines published by the SEC (but utilizing the pricing parameters set forth in the definition of the term PV-10 Value (and, in the case of an annual Reserve Report, in addition to such pricing parameters those specified in such SEC guidelines) and utilising such operating cost and other assumptions as proposed by the Company); and
(B)	a certificate of an Authorised Officer showing any additions to or deletions from the Oil and Gas Properties made by each member of the Group and in Proved Reserves and Probable Reserves attributable to such Oil and Gas Properties since the date of the most recently delivered previous Reserve Report;
21.1.5	Projections

prior to the Cash Collateral Discharge Date, no later than the 15th day after the end of each fiscal year of the Parent, projections of the Group’s and the Company’s fiscal performance in form satisfactory to the Bank (including forecasted statements of income, cash flow statement and balance sheets for the Company (and any Additional Post-Cyan Obligor) and the Parent (consolidated, in the case of the Parent)) for each of the twelve months of each succeeding fiscal year to the Final Discharge Date, in each case setting forth, with appropriate discussion, the principal assumptions upon which such projections are based (the “Projections”);

21.1.6	Compliance Certificate

at the time of the delivery of the financial statements provided for in Clauses 21.1.2 (Quarterly Financial Statements) and 21.1.3 (Annual Financial Statements), compliance certificates from the chief financial officer of, respectively, the Company (and any Additional Post-Cyan Obligor) and the Parent in the form of Schedule 9 (Form of Compliance Certificate) (a “Compliance Certificate”) certifying on behalf of the Company, any Additional Post-Cyan Obligor or (as applicable) the Parent that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, and, prior to the Cash Collateral Discharge Date, each Compliance Certificate shall also:
(A)	set forth in reasonable detail the calculations required to establish whether the Post-Cyan Obligors were in compliance with the provisions of Clauses 21.18.5 and 21.18.6 (Consolidation, Merger, Purchase or Sale of Assets, etc.) 21.20.1(I)(1) and 21.20.1(J) (Indebtedness) and 21.23 (Minimum Asset Coverage Ratios) at the end of such fiscal quarter or year, as the case may be; and

(B)	notify the Bank of the acquisition by any member of the Group of any Oil and Gas Property or Real Property (or any interest in any Oil and Gas Property or Real Property) having a value in excess of $5,000,000;
21.1.7	Notice of Default, Litigation and Material Adverse Effect

promptly, and in any event within three Business Days after any officer of a member of the Group obtains knowledge thereof, notice of:
(A)	the occurrence of any event which constitutes a Default or an Event of Default;

(B)	any litigation or governmental investigation or proceeding pending or labour dispute against any member of the Group:
(1)	which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(2)	with respect to any Finance Documents; or
(C)	any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect;
21.1.8	Other Reports and Filings

promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which any member of the Group shall:
(A)	publicly file with the SEC; or

(B)	deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Junior Financing or any other material Indebtedness, in each case pursuant to the terms of the documentation governing the same;
21.1.9	Environmental Matters

promptly after any officer of any member of the Group obtains knowledge thereof, notice of one or more of the following environmental matters, but only to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:
(A)	any pending or threatened Environmental Claim, proceeding, investigation or notice of breach issued under or pursuant to any Environmental Law against any member of the Group or any Real Property, facility or Oil and Gas Property owned, leased or operated by any member of the Group;

(B)	any condition or occurrence on or arising from any Real Property, facility or Oil and Gas Property owned, leased or operated by any member of the Group that could reasonably be expected to form the basis of an Environmental Claim, proceeding, investigation, action or notice of breach against any member of the Group or any such Real Property or facility under any Environmental Law;

(C)	issuance under any Environmental Law of any liens or restrictions on the ownership, lease, occupancy, use or transferability by any member of the Group of any Real Property, facility or Oil and Gas Property owned, operated or leased by any member of the Group; and

(D)	the taking of any removal or remedial action as required by any Environmental Law or any Governmental Authority in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on any Real Property, facility or Oil and Gas Property owned, leased, used or operated by any member of the Group.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and any member of the Group’s response thereto.
21.1.10	Other Information

from time to time, such other information or documents (financial or otherwise, and including without limitation Project Documents and amendments thereto) with respect to any member of the Group as the Bank may reasonably request.
Notwithstanding the foregoing, the obligations in Clauses 21.1.2 (Quarterly Financial Statements), 21.1.3 (Annual Financial Statements) and 21.1.8 (Other Reports and Filings), may be satisfied with respect to financial information (or, in the case of Clause 21.1.8 (Other Reports and Filings), other information) of the Parent by filing the Parent’s Form 10-K or 10-Q, as applicable (or, in the case of Clause 21.1.8 (Other Reports and Filings) such other applicable filing) with the SEC or by making such information available on the Parent’s website, in each case to the extent the Parent has notified the Bank of such filing or that such information is available on such website; provided that to the extent such information is in lieu of information required to be provided under Clause 21.1.3 (Annual Financial Statements), the Parent separately delivers to the Bank a report and opinion of KPMG LLP or any other independent certified public accounting firm acceptable to the Bank, which report and opinion shall be prepared in accordance with generally acceptable auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

21.2	Books, Records and Inspections; Annual Meetings
21.2.1	The Parent will, and will cause each other member of the Group to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each other member of the Group to, permit officers and designated representatives of the Bank:
(A)	to visit and inspect, under guidance of officers of such member of the Group, any of the properties of such member of the Group; and

(B)	to examine the books of account of such member of the Group and discuss the affairs, finances and accounts of such member of the Group with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Bank may reasonably request.
21.2.2	At the request of the Bank, the Parent will within 120 days after the close of each fiscal year of the Parent, hold a meeting (which may be by conference call or teleconference), at a time and place selected by the Parent and reasonably acceptable to the Bank, with the Bank, to review the financial results of the previous fiscal year and the financial condition of the Group and the Company (and any Additional Post-Cyan Obligor) and the budgets presented for the current fiscal year of the Group and the Company (and any Additional Post-Cyan Obligor).
21.3	“Know your customer” checks
21.3.1	If:
(A)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; or

(B)	any change in the status of any Post-Cyan Obligor after the date of this Agreement, obliges the Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Post-Cyan Obligor shall promptly upon the request of the Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bank in order for the Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.3.2	The Company shall, by not less than 10 Business Days’ prior written notice to the Bank, notify the Bank that a Subsidiary of the Company is intended to become an Additional Guarantor pursuant to Clause 23 (Additional Guarantors).

21.3.3	Following the giving of any notice pursuant to Clause 21.3.2 above, if the accession of such Additional Guarantor obliges the Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bank in order for the Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.
21.4	Maintenance of Property; Insurance
21.4.1	Prior to the Cash Collateral Discharge Date, the Parent will, and will cause each other member of the Group to:
(A)	keep all property necessary to the business of the Group in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events:

(B)	maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Group; and

(C)	furnish to the Bank, upon its request therefor, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property, including, without limitation, on Oil and Gas Properties (whether now owned or hereafter acquired) on an all risk basis.
The provisions of this Clause 21.4 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

21.4.2	The Company (and any Additional Post-Cyan Obligor) will at all times keep its property insured in favour of the Bank (in its capacity as Collateral Agent), and all policies or certificates (or certified copies thereof) with respect to such insurance:
(A)	shall be endorsed to the Bank’s satisfaction for the benefit of the Bank (including, without limitation, by naming the Bank as loss payee and/or additional insured);

(B)	shall state that such insurance policies shall not be cancelled without at least 30 days’ prior written notice thereof by the respective insurer to the Bank;

(C)	shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Bank; and

(D)	shall be deposited with the Bank.
21.4.3	If the Company (or any Additional Post-Cyan Obligor) shall fail to maintain insurance in accordance with this Clause 21.4, or if the Company (or any Additional Post-Cyan Obligor) shall fail to so endorse and deposit all policies or certificates with respect thereto, the Bank shall have the right (but shall be under no obligation) to procure such insurance, and the Post-Cyan Obligors jointly and severally agree to reimburse the Bank for all costs and expenses of procuring such insurance.
21.5	Existence; Franchises; Oil and Gas Properties
21.5.1	Prior to the Cash Collateral Discharge Date, the Company (and any Additional Post-Cyan Obligor) will do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licences, permits, copyrights, trademarks and patents and pay all royalties when due; provided, however, that nothing in this Clause 21.5 shall prevent:
(A)	sales of assets and other transactions by the Company (or any Additional Post-Cyan Obligor) in accordance with Clause 21.18 (Consolidation, Merger, Purchase or Sale of Assets, etc.); or

(B)	the withdrawal by any Post-Cyan Obligor of its qualification as a Business in any jurisdiction other than the United States or any State thereof or the United Kingdom if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
21.5.2	Prior to the Cash Collateral Discharge Date, the Company (and each Additional Post-Cyan Obligor) will:
(A)	comply in all material respects with the terms and provisions of all oil and gas leases and licences relating to the Oil and Gas Properties of the Company (and any Additional Post-Cyan Obligor) and all contracts and agreements relating thereto or to the production and sale of Hydrocarbons therefrom; provided that the Company (and any Additional Post-Cyan Obligor) shall have the right to abandon Oil and Gas Properties in the exercise of the Company’s (or the applicable Additional Post-Cyan Obligor’s reasonable judgment, in each case in compliance with the relevant Oil and Gas Contracts governing such Oil and Gas Properties; and

(B)	with respect to any such Oil and Gas Properties or oil and gas gathering assets that are operated by operators other than any member of the Group, use all commercially reasonable efforts to enforce in a manner consistent with industry practice the operator’s contractual obligations to maintain, develop, and operate such Oil and Gas Properties and oil and gas gathering assets in accordance with the applicable operating agreements.
21.6	Compliance with Statutes, etc.
21.6.1	Each Post-Cyan Obligor will, and the Parent will cause the Company Shareholder to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls other than such statutes, regulations, orders and restrictions that are expressly addressed in Clause 21.7 (Compliance with Environmental Law)), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

21.6.2	Each Post-Cyan Obligor will, and the Parent will cause the Company Shareholder to, maintain and comply with the terms and conditions of any material Authorisation required under any law or regulation (including Environmental Law):
(A)	to enable it to perform its obligations and/or exercise its rights under, or the validity or enforceability of, each Finance Document and Project Document; and

(B)	to enable it to conduct the Oil and Gas Business in which has an interest, except, in the case of preceding paragraph (B) only, such failure to maintain or non-compliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
21.7	Compliance with Environmental Laws
21.7.1	The Parent will, and will cause each other member of the Group to:
(A)	comply, with all Environmental Law and permits applicable to, or required by, the ownership, lease or operation of Real Property, facilities and Oil and Gas Property now or hereafter owned, leased or operated by any Post-Cyan Obligor, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(B)	promptly pay or cause to be paid all costs and expenses for which any member of the Group is legally obligated that are incurred in connection with such compliance;

(C)	keep or cause to be kept all such Real Property, facilities and Oil and Gas Properties free and clear of any Security imposed pursuant to such Environmental Law;

(D)	to generate, use, treat, store, Release and dispose of, and cause the generation, use, treatment, storage, Release and disposal of Hazardous Materials on any Real Property, facilities or Oil and Gas Properties now or hereafter owned, leased or operated by any member of the Group, and transport or cause the transportation of Hazardous Materials to or from any such Real Property, facilities or Oil and Gas Properties in compliance with all applicable Environmental Laws, except for such Hazardous Materials generated, used, treated, stored, Released and disposed of at any such Real Properties, facilities or Oil and Gas Properties in connection with or arising out of the business or operations of any member of the Group as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

21.7.2	Upon:
(A)	the receipt by the Bank of any notice from the Company (or an Additional Post-Cyan Obligor) of the type described in Clause 21.1.9 (Environmental Matters);

(B)	a reasonable determination that any member of the Group is not in compliance with Clause 21.7.1; or

(C)	the exercise by the Bank of any of the remedies pursuant to Clause 22.14 (Acceleration), each Post-Cyan Obligor will (in each case) collectively, or if any Post-Cyan Obligor so desires, individually, provide, upon the request of the Bank at the sole expense of the Post-Cyan Obligors, as applicable, an environmental site assessment report concerning any Real Property or facilities owned, leased or operated by any member of the Group, prepared by an environmental consulting firm reasonably acceptable to by the Bank, indicating, as the circumstances may dictate, the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property or facilities. If any Post-Cyan Obligor fails to provide the same within 30 days after such request was made, the Bank may order the same, the cost of which shall be borne by the non-responsive party; and each of the Post-Cyan Obligors shall grant and hereby grants to the Bank and its respective agents access to such Real Property and specifically grant the Bank an irrevocable non-exclusive licence, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Parent and the Company, all at the sole expense of each of the Post-Cyan Obligors.
21.8	End of Fiscal Years; Fiscal Quarters

The Parent will cause:
21.8.1	its and each of its Subsidiaries’ fiscal years to end on 31 December of each calendar year; and

21.8.2	its and each of its Subsidiaries’ fiscal quarters to end on 31 March, 30 June, 30 September and 31 December,
provided that nothing in this Clause 21.8 shall prohibit any Subsidiary of the Parent from maintaining a tax year that does not end on December 31.

21.9	Performance of Obligations

The Parent will, and will cause each other member of the Group to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

21.10	Payment of Taxes

The Parent will pay and discharge, and will cause each other member of the Group to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Security or charge upon any properties of any member of the Group not otherwise permitted under Clause 21.17.3(C) (Negative Pledge); provided that no member of the Group shall be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

21.11	Further assurances
21.11.1	Each Post-Cyan Obligor will grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of each Post-Cyan Obligor (including, without limitation, Oil and Gas Properties and other properties of each Post-Cyan Obligor acquired subsequent to the first Utilisation Date) as are not covered by the original Post-Cyan Security Documents and as may be reasonably requested from time to time by the Bank (collectively, the “Additional Post-Cyan Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation satisfactory in form and substance to the Bank and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third parties and enforceable against third parties and subject to no other Security except for Permitted Security. The Additional Post-Cyan Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Security in favour of the Collateral Agent or (as applicable) the Bank required to be granted pursuant to the Additional Post-Cyan Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. It is understood and agreed that, notwithstanding anything to the contrary above in this Clause 21.11.1, no Post-Cyan Obligor will be required pursuant to this Clause 21.11.1 to:
(A)	grant a security interest in or mortgage on any Oil and Gas Property that would not otherwise be required under Section 7.12(g) of the Cyan Facility Agreement as in effect on the date of this Agreement;

(B)	grant a security interest in or mortgage on any leased Real Property that is not an Oil and Gas Property; or

(C)	grant a security interest in or mortgage on any owned Real Property that is not an Oil and Gas Property unless:
(1)	any such item of Real Property individually has a Fair Market Value of at least $2,500,000; or

(2)	the aggregate Fair Market Value of such Real Property that would otherwise be excluded from the requirements of this Clause 21.11.1 would exceed $10,000,000.
21.11.2	Each Post-Cyan Obligor will, at the expense of the Post-Cyan Obligors, make, execute, endorse, acknowledge, file and/or deliver to the Bank from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord lien waivers, collateral access agreements, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Post-Cyan Security Documents as the Bank may reasonably require. Furthermore, the Post-Cyan Obligors will deliver to the Bank such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Bank to assure itself that this Clause 21.11.2 has been complied with.

21.11.3	The Post-Cyan Obligors agree that each action required under this Clause 21.11 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Bank; provided that, in no event will any Post-Cyan Obligor be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Clause 21.11.
21.12	Ownership of Subsidiaries; etc.

Prior to the Cash Collateral Discharge Date (without prejudice to Clause 22.12 (Change of Control), except pursuant to a Permitted Acquisition consummated in accordance with the terms hereof, the Parent will, and will cause the Company Shareholder and the Company to, own, directly or indirectly, 100% of the Equity Interests of each of their Subsidiaries (other than, in the case of a Non-U.S. Subsidiary of the Parent, directors’ qualifying shares and/or other nominal amounts of shares required to be held by local nationals, in each case to the extent required by applicable law).

21.13	Maintenance of Company Separateness

Each Post-Cyan Obligor will, and the Parent will ensure that the Company Shareholder will, satisfy customary business formalities, including the holding of regular Board of Directors’ and members’ meetings or action by managers or members without a meeting and the maintenance of Business records. No Post-Cyan Obligor shall, and the Parent will ensure that the Company Shareholder will not, take any action, or conduct its affairs in a manner, which is likely to result in the Business existence of any Post-Cyan Obligor or (as applicable) the Company Shareholder being ignored, or in the assets and liabilities of any Post-Cyan Obligor or (as applicable) the Company Shareholder being substantively consolidated with those of any other person in a bankruptcy, reorganisation or other insolvency proceeding.

21.14	Permitted Acquisitions
21.14.1	Subject to the provisions of this Clause 21.14 and the requirements contained in the definition of Permitted Acquisition, the Company (and any Additional Post-Cyan Obligor) may from time to time effect Permitted Acquisitions so long as, in the case of Permitted Acquisitions prior to the Cash Collateral Discharge Date (in each case except to the extent the Bank otherwise specifically agrees in writing in the case of a specific Permitted Acquisition):
(A)	no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto;

(B)	the Company (or the applicable Additional Post-Cyan Obligor) shall have given to the Bank at least 10 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Bank), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition;

(C)	drafts of the definitive documentation for each such Permitted Acquisition shall, if so requested by the Bank, have been delivered to the Bank at least five Business Days’ prior to the consummation thereof (with subsequent drafts to be delivered to the Bank as and when such drafts become available to the Company or the applicable Additional Post-Cyan Obligor);

(D)	in the case of any Material Permitted Acquisition, calculations are made by the Company with respect to the financial covenants contained in Clause 21.23 (Minimum Asset Coverage Ratios) for the respective Calculation Period on a Pro Forma Basis as if the respective Material Permitted Acquisition (together with all other Material Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period;

(E)	in the case of any Material Permitted Acquisition, based on good faith projections prepared by the Company for the period from the date of the consummation of the respective Material Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the financial covenants set forth in Clause 21.23 (Minimum Asset Coverage Ratios) shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in such Clause 21.23 (Minimum Asset Coverage Ratios) as compliance with such financial covenants would be required through the date which is one year from the date of the consummation of the respective Material Permitted Acquisition;

(F)	all representations and warranties contained herein and in the other Finance Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(G)	the Parent shall have delivered to the Bank a certificate executed by an Authorised Officer of the Parent, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (A) to (G), inclusive, and containing the calculations (in reasonable detail) required by preceding sub-clauses (D) and (E).
21.14.2	Prior to the Cash Collateral Discharge Date, at the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Bank (in its capacity as a Hedging Counterparty and, prior to the Cash Collateral Discharge Date, as provider of the Facility) pursuant to (and to the extent required by) the applicable Security Document.

21.14.3	Prior to the Cash Collateral Discharge Date, the consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each of the Parent and the Company that the certifications pursuant to this Clause 21.14 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Clause 20 (Representations and Warranties) and 22 (Events of Default).
21.15	Project Documents, etc.

Prior to the Cash Collateral Discharge Date, the Company and any Additional Post-Cyan Obligor shall:
21.15.1	ensure that none of its rights under or in respect of any Project Document to which it is a party are at any time cancelled, terminated, suspended or limited if the same would be reasonably likely to result in a Material Adverse Effect;

21.15.2	not agree to any waiver, amendment, termination or cancellation of any Project Document to which it is a party if the same would be reasonably likely to result in Material Adverse Effect;

21.15.3	duly and properly perform, in all material respects, its obligations under the Project Documents to which it is a party (except to the extent, if any, that such performance is inconsistent with its obligation under the Finance Documents or any such failure to perform as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect);

21.15.4	exercise its rights, under and in respect of the Project Documents to which it is a party consistently with its obligations under the Finance Document; and

21.15.5	not enter into any Project Document which would be reasonably likely to result in a Material Adverse Effect.
21.16	Oil and Gas Properties

Prior to the Cash Collateral Discharge Date, the Company and each Additional Post-Cyan Obligor shall:
21.16.1	exercise such votes and other rights as it may have under the Project Documents to which it is a party with a view to ensuring (so far as able) that each Oil and Gas Property in which the Company or the applicable Additional Post-Cyan Obligor has an interest is at all times exploited and operated in a reasonable and prudent manner and in accordance with good industry practice, all applicable laws and regulations and the provisions of the Project Documents;

21.16.2	not concur in, and shall vote against, any proposal or decision to abandon all or any material part of any of Oil and Gas Properties in which the Company or the applicable Additional Post-Cyan Obligor has an interest unless the Bank has granted its prior written consent;

21.16.3	not exercise its rights on any operating or similar committee in a manner that would be materially prejudicial to the interests of the Company or the applicable Additional Post-Cyan Obligor or the Bank; and

21.16.4	maintain full and proper technical and financial records in relation to each of the Oil and Gas Properties in which it has an interest and ensure (so far as it is able) that the Bank (and/or any person nominated by it) is afforded reasonable access to each Oil and Gas Property in which it has an interest and all such records during normal business hours on reasonable notice.
21.17	Negative Pledge
21.17.1	The Company will not create, incur, assume or suffer to exist any Security upon or with respect to the Cash Collateral other under than the Finance Documents.

21.17.2	Subject to Clause 21.17.3, and until the later of the Cash Collateral Discharge Date and the date on which all liabilities of the Company under the Secured Hedging Agreements have been fully discharged, neither the Company nor any Additional Post-Cyan Obligor shall:
(A)	create, incur, assume or suffer to exist any Security upon or with respect to any of its property or assets (real or personal, tangible or intangible), whether now or hereafter acquired;

(B)	sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Parent or any of its Subsidiaries); or

(C)	permit the registration of any security interest on any relevant register with respect to the Company or any Additional Post-Cyan Obligor.
21.17.3	The provisions of Clause 21.17.2 shall not prevent the creation, incurrence, assumption or existence of the following (Security described below is herein referred to as “Permitted Security”):
(A)	Security in existence on the date of this Agreement listed in Schedule 11 (Existing Security) and the property subject thereto and any renewal, replacement or extension of such Security, provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Security does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of the Parent or any of its Subsidiaries;

(B)	inchoate Security for Taxes, assessments or governmental charges or levies not yet due or Security for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(C)	Security in respect of property or assets of the Company or any Additional Post-Cyan Obligor imposed by law and which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, and:
(1)	which do not in the aggregate materially detract from the value of the Company’s or any Additional Post-Cyan Obligor’s property or assets or materially impair the use thereof in the operation of the business of the Company or that Additional Post-Cyan Obligor; or

(2)	which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Security;
(D)	Security created by or pursuant to this Agreement and the Security Documents;

(E)
(1)	licences, sublicences, leases or subleases granted by the Company or any Additional Post-Cyan Obligor to other persons not materially interfering with the conduct of the business of the Company or the applicable Additional Post-Cyan Obligor; and

(2)	any interest or title of a lessor, sublessor or licensor under any lease or licence agreement permitted by this Agreement to which the Company or the applicable Additional Post-Cyan Obligor is a party;
(F)	Security upon assets of the Company or any Additional Post-Cyan Obligor subject to Capitalised Lease Obligations to the extent such Capitalised Lease Obligations are permitted by Clause 21.20 (Indebtedness); provided that:
(1)	such Security only serve to secure the payment of Indebtedness arising under such Capitalised Lease Obligation; and

(2)	the Security encumbering the asset giving rise to the Capitalised Lease Obligation does not encumber any other asset of the Parent or any of its Subsidiaries;
(G)	Security placed upon equipment or machinery acquired after the first Utilisation Date and used in the ordinary course of business of the Company or any Additional Post-Cyan Obligor and placed at the time of the acquisition thereof by the Company or any Additional Post-Cyan Obligor or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that:

(1)	the Indebtedness secured by such Security is permitted by Clause 21.20 (Indebtedness); and

(2)	in all events, the Security encumbering the equipment or machinery so acquired does not encumber any other asset of the Parent or such Subsidiary;
(H)	easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Company or any Additional Post-Cyan Obligor;

(I)	Security arising from precautionary UCC financing statement filings regarding leases entered into in the ordinary course of business;

(J)	Security arising out of the existence of judgments or awards in respect of which the Company or an applicable Additional Post-Cyan Obligor shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Security does not exceed $7,500,000 at any time outstanding;

(K)	statutory and common law landlords’ liens under leases to which the Company or any Additional Post-Cyan Obligor is a party;

(L)	Security incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Security securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

(M)	Security arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any Additional Post-Cyan Obligor in the ordinary course of business to the extent such Security do not attach to any assets other than the goods subject to such arrangements;

(N)	Security:
(1)	incurred in the ordinary course of business in connection with the purchase, processing or shipping of goods or assets (or the related assets and proceeds thereof), which Security is in favour of the seller or shipper of such goods or assets and only attach to such goods or assets; and

(2)	in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(O)	bankers’ liens, rights of setoff and other similar Security existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any Additional Post-Cyan Obligor, in each case granted in the ordinary course of business in favour of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(P)	Security on insurance proceeds securing the payment of financed insurance premiums;

(Q)	Security arising in the ordinary course of business under rig deposits, operating agreements, joint venture agreements, partnership agreements, oil and gas leases, Oil and Gas Contracts, overriding royalty agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitisation and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements and other agreements that are customary in the Oil and Gas Business, provided that:
(1)	the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by the Company or an Additional Post-Cyan Obligor, as the case may be, do not exceed, at any time outstanding, the amount owing by the Company or the applicable Additional Post-Cyan Obligor, as applicable, for two months’ billed operating expenses or other expenditures attributable to such person’s interest in the property covered thereby;

(2)	the obligations secured thereby do not constitute obligations in respect of borrowed money; and

(3)	any such Security referred to in this Clause 21.17.321.17.3(Q) does not materially impair the use of the property affected by such Security or the purposes for which such property is held by the Company or any Additional Post-Cyan Obligor or materially impair the value of such property;
(R)	Security reserved in leases or licences of Oil and Gas Properties and in Oil and Gas Contracts for royalties, bonus or rental payments and for compliance with the terms of such leases, provided, that the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by the Company or (as applicable) an Additional Post-Cyan Obligor do not exceed, at any time outstanding, the amount owing by the Company or (as applicable) that Additional Post-Cyan Obligor for two months’ payments as due thereunder;

(S)	Security securing Permitted Junior Debt, provided that the Permitted Junior Debt Notes Representative in respect of such Permitted Junior Debt and the Collateral Agent have executed and delivered the Permitted Junior Debt Intercreditor Agreement;

(T)	Security on pipeline or pipeline facilities that arise under operation of law;

(U)	Security not securing any obligation arising from UCC financing statements (and similar filings) filed inadvertently or with malicious intent, which the Company or (as applicable) an Additional Post-Cyan Obligor diligently seeks to remove and terminate (or causes to be removed or terminated) promptly upon, and in any event no later than 120 days following, its discovery of the same;

(V)	Security on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Company or an Additional Post-Cyan Obligor in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that:
(1)	any Indebtedness that is secured by such Security is permitted to exist under Clause 21.20.1(G); and

(2)	such Security that is secured in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Company, any Additional Post-Cyan Obligor or any of their respective Subsidiaries;
(W)	Security on property or assets acquired after the date of this Agreement provided that:
(1)	any Indebtedness that is secured by such Security is permitted under this Agreement; and

(2)	such Security is not incurred in connection with, or in contemplation or anticipation of, such acquisition and do not attach to any other assets of the Company or (as applicable) any Additional Post-Cyan Obligor; and
(X)	Security created to secure the Company’s or any Additional Post-Cyan Obligor’s liabilities under Secured Hedging Agreements.
In connection with the granting of Security of the type described in sub-Clauses (G), (H) and (R) of this Clause 21.17.3 (Negative Pledge) by the Company or an Additional Post-Cyan Obligor, the Bank shall, to the extent requested by (and at the expense of) the Company or (as applicable) an Additional Post-Cyan Obligor, provide appropriate instructions and consents to the Collateral Agent to execute appropriate lien releases or lien subordination agreements in favour of the holder or holders of such Security, in each case in form and substance satisfactory to the Bank and solely with respect to the item or items of equipment or other assets subject to such Security.

21.18	Consolidation, Merger, Purchase or Sale of Assets, etc.

Neither the Company nor any Additional Post-Cyan Obligor will wind up, liquidate or dissolve its affairs or, prior to the Cash Collateral Discharge Date, enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease, assign or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (including Oil and Gas Properties) but excluding purchases or other acquisitions of Hydrocarbons and other inventory, materials and equipment in the ordinary course of business) of any person, except that:
21.18.1	Capital Expenditures shall be permitted;

21.18.2	the Company and any Additional Post-Cyan Obligor may sell Hydrocarbons and other inventory in the ordinary course of business;

21.18.3	the Company and any Additional Post-Cyan Obligor may liquidate or otherwise dispose of obsolete, uneconomic or worn-out property in the ordinary course of business;

21.18.4
(A)	Investments may be made to the extent permitted by Clause 21.21 (Advances, Investments and Loans);

(B)	Security may be granted to the extent permitted by Clause 21.17 (Negative Pledge); and

(C)	Dividends may be made to the extent permitted by Clause 21.19 (Dividends);
21.18.5	the Company and any Additional Post-Cyan Obligor may dispose of assets so long as:
(A)	no Default or Event of Default then exists or would result therefrom;

(B)	each such sale is in an arm’s-length transaction and the Company or (as applicable) that Additional Post-Cyan Obligor receives at least Fair Market Value;

(C)	the consideration received by the Company or (as applicable) that Additional Post-Cyan Obligor consists of at least 90% cash and is paid at the time of the closing of such sale; and

(D)	the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this Clause 21.18.5 shall not exceed $25,000,000 in any fiscal year of the Company (for this purpose, using the Fair Market Value of property other than cash);

21.18.6	the Company and any Additional Post-Cyan Obligor may sell, in one or more transactions, up to 50% of the 2P Reserves located in the North Sea listed in the Parent’s Reserve Report delivered pursuant to Clause 4.1 (Initial conditions precedent) so long as:
(A)	no Default or Event of Default is continuing or would result therefrom;

(B)	each such sale is in an arm’s-length transaction and the Company or (as applicable) that Additional Post-Cyan Obligor receives at least Fair Market Value; and

(C)	the consideration received by the Company or (as applicable) that Additional Post-Cyan Obligor consists of at least 90% cash and is paid at the time of closing of such sale; and

(D)	if the disposal yields Net Sale Proceeds of more than $5,000,000, at least five Business Days prior to the proposed date of disposal a revised Projection is delivered to the Bank containing calculations made by the Parent with respect to the financial covenants contained in Clause 21.23 (Minimum Asset Coverage Ratios) for the respective Calculation Period on a Pro Forma Basis as if the relevant transaction(s) had occurred on the first day of such Calculation Period and such calculations show that such financial covenants would have been complied with as of the last day of such Calculation Period.
21.18.7	the Company and any Additional Post-Cyan Obligor may dispose of Oil and Gas Properties and acquire Oil and Gas Properties in contemporaneous exchanges; provided that:
(A)	such acquired Oil and Gas Properties have a comparable or higher value as reasonably determined by the Parent;

(B)	the only consideration paid for such acquisition is the Oil and Gas Property disposed of in connection with such acquisition or other consideration independently permitted under any other clause of this Clause 21.18;

(C)	if the Fair Market Value of the Oil and Gas Properties to be disposed exceeds $50,000,000, the Company or (as applicable) that Additional Post-Cyan Obligor shall obtain a resolution of its Board of Directors approving such exchange and deliver such resolutions to the Bank; and

(D)	if the Fair Market Value of the Oil and Gas Properties to be disposed exceeds $5,000,000, at least five Business Days prior to the proposed date of disposal a revised Projection is delivered to the Bank containing calculations made by the Company with respect to the financial covenants contained in Clause 21.23 (Minimum Asset Coverage Ratios) inclusive for the respective Calculation Period on a Pro Forma Basis as if the relevant transaction(s) had occurred on the first day of such Calculation Period and such calculations show that such financial covenants would have been complied with as of the last day of such Calculation Period.

21.18.8	the Company and any Additional Post-Cyan Obligor may lease (as lessee) or licence (as licensee) real or personal property other than Oil and Gas Properties, so long as any such lease or licence does not create a Capitalised Lease Obligation except to the extent permitted by Clause 21.20 (Indebtedness);

21.18.9	the Company and any Additional Post-Cyan Obligor may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

21.18.10	the Company and any Additional Post-Cyan Obligor may grant licences, sub-licences, leases or subleases to other persons not materially interfering with the conduct of its business, in each case so long as no such grant otherwise affects the Bank’s security interest in the asset or property subject thereto;

21.18.11	the Company and any Additional Post-Cyan Obligor may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value; and

21.18.12	the Company and any Additional Post-Cyan Obligor may dispose of Hydrocarbon Interests in exchange for a commitment of the transferee to bear a disproportionate share of the costs attributable to the Oil and Gas Properties to which such Hydrocarbon Interests relate.
To the extent the Bank waives the provisions of this Clause 21.18 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Clause 21.18 (other than to the Parent or a Subsidiary thereof), such Collateral shall be sold free and clear of the Security created by the Security Documents, and the Bank shall execute appropriate releases (including instructions to the Collateral Agent) in order to effect the foregoing to the extent requested by (and at the expense of) the Company. For the avoidance of doubt, Parent’s and the Company’s use of cash and Cash Equivalents to acquire assets in accordance with this Clause 21.18 shall not constitute a conveyance, sale, lease or other disposition of property or assets that is subject to the restrictions set forth in this Clause 21.18.

21.19	Dividends
21.19.1	Prior to the later of the Cash Collateral Discharge Date and the date on which all liabilities of the Company under the Secured Hedging Agreements have been fully discharged, neither the Company nor any Additional Post-Cyan Obligor will authorise, declare or pay any Dividend while a Default is continuing without the prior written consent of the Bank.

21.19.2	Except as provided in Clauses 21.19.3 and 21.19.4, prior to the later of the Cash Collateral Discharge Date and the date on which all liabilities of the Company under the Secured Hedging Agreements have been fully discharged, the Parent will not (subject to this Clause 21.19) authorise, declare or pay any Dividends with respect to the Parent while a Default is continuing without the prior written consent of the Bank.

21.19.3	The Parent may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional units of such Qualified Preferred Stock (but not in cash); provided that in lieu of issuing additional units of such Qualified Preferred Stock as Dividends, the Parent may increase the liquidation preference of the units of Qualified Preferred Stock in respect of which such Dividends have accrued.

21.19.4	The Parent may pay regularly scheduled cash Dividends on all outstanding shares of its Class C Convertible Preferred Stock.
21.20	Indebtedness
21.20.1	Prior to the Cash Collateral Discharge Date, neither the Company nor any Additional Post-Cyan Obligor will not create, incur, assume or suffer to exist any Indebtedness, except for Indebtedness referred to in sub-Clauses (A) to (M) below (the “Permitted Indebtedness”):
(A)	Indebtedness incurred pursuant to this Agreement and the other Finance Documents;

(B)	Existing Indebtedness outstanding on the first Utilisation Date and listed on Schedule 7 (Existing Indebtedness) (as reduced by any repayments of principal thereof), plus extensions, renewals or refinancings thereof (“Refinancing Debt”); provided that:
(1)	the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced (“Refinanced Debt”) does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(2)	the weighted average life to maturity of such Refinancing Debt is greater than or equal to that of the related Refinanced Debt;

(3)	the final stated maturity of such Refinancing Debt shall be no earlier than the maturity date applicable to the related Refinanced Debt; and

(4)	no Refinancing Debt shall have greater security than the related Refinanced Debt;
(C)	Indebtedness of the Company and any Additional Post-Cyan Obligor under Hedging Agreements so long as such Hedging Agreements are entered into in the course of normal treasury management of the Company or (as applicable) that Additional Post-Cyan Obligor and are not for speculative purposes;

(D)	Indebtedness of the Company and any Additional Post-Cyan Obligor evidenced by Capitalised Lease Obligations and purchase money Indebtedness described in Clause 21.17.3(F) (Negative Pledge); provided that in no event shall the sum of the aggregate principal amount of all Capitalised Lease Obligations and purchase money Indebtedness permitted by this sub-Clause exceed $5,000,000 at any time outstanding;

(E)	Indebtedness constituting Intercompany Loans to the extent permitted by Clauses 21.21.1 (Advances, Investments and Loans);

(F)	Indebtedness consisting of guarantees by the Company or any Additional Post-Cyan Obligor of other members of the Group’s Indebtedness and lease and other contractual obligations permitted under this Agreement, provided that the Company and each Additional Post-Cyan Obligor shall ensure that, at any time, the aggregate amount of such guarantees issued by it and outstanding at that time does not, when aggregated with:
(1)	the amount of all Intercompany Loans made by the Company or any Additional Post-Cyan Obligor to other members of the Group outstanding at that time; and

(2)	the Distributions made by the Company or any Additional Post-Cyan Obligor in respect of the previous fiscal year, exceed the distributable reserves of the Company or (as applicable) that Additional Post-Cyan Obligor in the previous fiscal year;

(G)	Indebtedness of the Company and any Additional Post-Cyan Obligor acquired pursuant to an acquisition of an asset after the date of this Agreement (or Indebtedness assumed at the time of such acquisition of an asset security such Indebtedness), provided that:
(1)	such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition; and

(2)	such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalised Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for the purposes of this provision;
(H)	Indebtedness arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of the incurrence thereof;

(I)	Indebtedness of the Company and any Additional Post-Cyan Obligor with respect to letters of credit, performance bonds, surety bonds, appeal bonds or customs bonds, or obligations in respect of letters of credit posted in lieu of, or to secure, any such bonds, required in the ordinary course of business or in connection with the enforcement of rights or claims of a member of the Group or in connection with judgments that do not result in a Default or an Event of Default, provided that:
(1)	the aggregate outstanding amount of all such letters of credit, performance bonds, surety bonds, appeal bonds, customs bonds and letters of credit issued in lieu of any such bonds permitted by this sub-Clause shall not at any time exceed $60,000,000; and

(2)	all Indebtedness under this sub-Clause shall be unsecured, except as permitted under Clause 21.17 (Negative Pledge);

(J)	Indebtedness of the Company and any Additional Post-Cyan Obligor which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the person making the respective acquisition or sale, and are not guaranteed by any other person except as permitted by sub-Clause (F);

(K)	Indebtedness consisting of the financing of insurance premiums;

(L)	Permitted Junior Debt; and

(M)	so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness other than sub-Clauses (A) to (L) above, of the Company and any Additional Post-Cyan Obligor in an aggregate principal amount not to exceed $7,500,000 at any time outstanding.
21.21	Advances, Investments and Loans

Prior to the later of the Cash Collateral Discharge Date and the date on which all liabilities of the Company under the Secured Hedging Agreements have been fully discharged, neither the Company nor any Additional Post-Cyan Obligor will, directly or indirectly, lend money or credit or make advances to any person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except:
21.21.1	the Company and any Additional Post-Cyan Obligor may make Intercompany Loans to other members of the Group provided that the Company and each Additional Post-Cyan Obligor shall ensure that, at any time, the aggregate amount of such Intercompany Loans made by it and outstanding at that time does not, when aggregated with:
(1)	the amount of all guarantees issued by the Company or any Additional Post-Cyan Obligor in respect of the obligations of other members of the Group outstanding at that time; and

(2)	the Distributions made by the Company or any Additional Post-Cyan Obligor in respect of the previous fiscal year, exceed the distributable reserves of the Company or (as applicable) that Additional Post-Cyan Obligor in respect of the previous fiscal year;

21.21.2	any member of the Group (other than the Company and any Additional Post-Cyan Obligor) may make an Intercompany Loan to the Company or any Additional Post-Cyan Obligor provided that any such loan and all of the rights of the Parent or its Subsidiary (as applicable) are subordinated to all amounts due to the Bank from the Obligors under the Finance Documents pursuant to a subordination agreement in form and substance satisfactory to the Bank (each a “Subordination Agreement”);

21.21.3	the Company and any Additional Post-Cyan Obligor may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Parent or such Subsidiary;

21.21.4	subject to the limitations set forth in Clauses 21.21.1 and 21.21.9 the Company and any Additional Post-Cyan Obligor may acquire and hold cash and Cash Equivalents;

21.21.5	the Company and any Additional Post-Cyan Obligor may hold the Investments held by them on the first Utilisation Date and described in Schedule 10 (Investments); provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Clause 21.21;

21.21.6	the Company and any Additional Post-Cyan Obligor may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganisation of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

21.21.7	the Company and any Additional Post-Cyan Obligor may make loans and advances to their officers, employees and consultants for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $2,500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

21.21.8	the Company and any Additional Post-Cyan Obligor may acquire and hold obligations of their officers, employees and consultants in connection with such officers’, employees’ and consultants’ acquisition of shares of Parent Common Stock (so long as no cash is actually advanced by any member of the Group in connection with the acquisition of such obligations);

21.21.9	subject to Clause 21.27 (Limitation on Commodity Hedging), the Company and any Additional Post-Cyan Obligor may enter into Hedging Agreements to the extent permitted by 21.20.1(C)(Indebtedness);

21.21.10	the Company and any Additional Post-Cyan Obligor may own the Equity Interests of its Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Clause 21.21);

21.21.11	Contingent Obligations permitted by Clause 21.20 (Indebtedness), to the extent constituting Investments, shall be permitted;

21.21.12	the Company and any Additional Post-Cyan Obligor may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Clause 21.18.4 (Consolidation, Merger, Purchase or Sale of Assets etc.); and

21.21.13	Permitted Acquisitions shall be permitted in accordance with the requirements of Clause 21.14 (Permitted Acquisitions).

21.22	Transactions with Affiliates

Prior to the Cash Collateral Discharge Date, the Parent will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Parent or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favourable to the Parent or such Subsidiary as would reasonably be obtained by the Parent or such Subsidiary at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following in any event shall be permitted:
21.22.1	Dividends may be paid to the extent not prohibited by Clause 21.19 (Dividends);

21.22.2	loans may be made and other transactions may be entered into by the Parent and its Subsidiaries to the extent not prohibited by Clauses 21.18 (Consolidation, Merger, Purchase or Sale of Assets etc.), 21.20 (Indebtedness) and 21.21 (Advances, Investments and Loans);

21.22.3	customary fees, indemnities and reimbursements may be paid to non-officer directors or managers of the Parent and its Subsidiaries;

21.22.4	members of the Group may enter into, and may make payments under, employment agreements, employee benefits plans, stock compensation plans, indemnification provisions and other similar compensatory arrangements with officers, employees, managers and directors of members of the Group in the ordinary course of business; and

21.22.5	members of the Group may pay management fees, licensing fees and similar fees to other members of the Group.
21.23	Minimum Asset Coverage Ratios
21.23.1	Prior to the Cash Collateral Discharge Date, the Company will not permit the PV-10 UK Proved Coverage Ratio as of the last day of any fiscal quarter of the Parent ending after the first Utilisation Date to be less than 3.00:1.00.

21.23.2	Prior to the Cash Collateral Discharge Date, the Company will not permit the PV-10 UK PDP Coverage Ratio as of the last day of any fiscal quarter ending:
(A)	after the first Utilisation Date and on or prior to 31 December 2011, to be less than 1.10:1.00; and

(B)	after 31 December 2011, to be less than 1.50:1.00.
21.24	Issuance of Equity Interests

Prior to the Cash Collateral Discharge Date, neither the Company nor any Additional Post-Cyan Obligor will issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests except with the prior consent of the Bank unless the issuance will not result in a Change of Control and the Equity Interests are subject to Security in favour of the Collateral Agent.

21.25	Business
21.25.1	The Parent will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the Oil and Gas Business.

21.25.2	Prior to the Cash Collateral Discharge Date, notwithstanding the foregoing or anything else in this Agreement to the contrary, the Parent will not:
(A)	have any material liabilities other than:
(1)	liabilities arising under the Finance Documents, any Class C Convertible Preferred Stock and any Junior Financing;

(2)	other liabilities which are permitted by this Agreement and are incurred in connection with the financing and operation of the Parent and its Subsidiaries’ businesses; and

(3)	Taxes and other liabilities arising under any applicable law; or
(B)	own any material assets or engage in any operations or business (other than:
(1)	its direct or indirect ownership of its Subsidiaries; and

(2)	investments permitted under 21.21 (Advances, Investments and Loans)).
21.25.3	Prior to the Cash Collateral Discharge Date, the Company and each Additional Post-Cyan Obligor will ensure that Endeavour North Sea Limited will be dormant and will not own any material assets or engage in any operations or business or incur any material liabilities other than its liabilities as at the date of this Agreement and any Taxes and other liabilities arising under applicable law.
21.26	Limitation on Creation of Subsidiaries
21.26.1	Subject to Clause 21.26.2 below, neither the Company nor any Additional Post-Cyan Obligor will, and will not permit any of its Subsidiaries to, establish, create or acquire after the first Utilisation Date and prior to the Cash Collateral Discharge Date, any Subsidiary.

21.26.2	The Company, each Additional Post-Cyan Obligor and their respective Subsidiaries may establish, create and, to the extent permitted by this Agreement, acquire Subsidiaries so long as, in each case:
(A)	at least ten days’ prior written thereof is given to the Bank (or such shorter period of time as is acceptable to the Bank in any given case); and

(B)	any capital stock issued by the new or (as applicable) newly-acquired Subsidiary (held by the Company, any Additional Post-Cyan Obligor or their respective Subsidiaries) is promptly pledged as Security in favour of the Collateral Agent.

21.27	Limitation on Commodity Hedging
21.27.1	Without prejudice to Clauses 21.20.1(C) (Indebtedness) and 21.21.8 (Advances, Investments and Loans), the Parent shall not and shall ensure that no other member of the Group shall, enter into any Contingent Hedge unless such Contingent Hedge is entered into in accordance with Clause 21.27.2 below.

21.27.2	Any member of the Group may enter into any Commodity Hedging Agreement for the purposes of hedging its exposure to fluctuations in Hydrocarbon prices provided that upon execution of any Contingent Hedge the notional volume of Hydrocarbons from 2P Reserves located in the North Sea which are hedged pursuant to such Contingent Hedge (when aggregated with the notional volume of Hydrocarbons from 2P Reserves located in the North Sea which are hedged pursuant to any other Contingent Hedges at that time) shall not at any time exceed 70 per cent. of the production of Hydrocarbons from 2P Reserves located in the North Sea that are projected in the then most recent Reserves Report delivered to the Bank under this Agreement.
22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 is an Event of Default (other than Clause 22.14 (Acceleration)).

22.1	Payments
22.1.1	Any Post-Cyan Obligor:
(A)	defaults in the payment when due of any principal under any Finance Document; or

(B)	defaults, and such default continues unremedied for three or more Business Days, in a payment when due of any interest or any Fees or any other amounts owing hereunder or under any other Finance Document.
22.1.2	No Event of Default shall occur under Clause 22.1.1(A) if the Company fails to pay an amount due to the Bank under Clause 5.7 (Demands under Letters of Credit) solely as a result of a technical or administrative failure outside of the control of the Company and any other member of the Group and such payment is made no later than 8 Business Days following a demand made under Clause 5.7 (Demands under Letters of Credit).
22.2	Representations, etc.

Any representation, warranty or statement made or deemed made by any Post-Cyan Obligor or the Company Shareholder herein or in any other Finance Document or in any certificate delivered to the Bank pursuant hereto or thereto is or proves to be untrue in any material respect on the date as of which made or deemed made.

22.3	Covenants

Any Post-Cyan Obligor:
22.3.1	defaults in the due performance or observance by it of any term, covenant or agreement contained in Clauses 21.1.1, 21.1.4 and 21.1.6 (Information

Covenants), Clause 21.4.1 (Maintenance of Property Insurance), Clause 21.5 (Existence; Franchises, Oil and Gas Properties), Clause 21.12 (Ownership of Subsidiaries, etc.), Clause 21.14 (Permitted Acquisitions) and Clause 21.17 (Negative Pledge) to Clause 21.27 (Limitation on Commodity Hedging); or

22.3.2	defaults in the due performance or observance by it of any other term, covenant or agreement contained in any Finance Document (other than those set forth in Clauses 22.1 and 22.2 (Events of Default)) and such default shall continue unremedied for a period of 30 days following the earlier of:
(A)	any Post-Cyan Obligor’s actual knowledge of such default; and

(B)	written notice from the Bank specifying such default.
22.4	Default Under Other Agreements
22.4.1	Prior to the Cash Collateral Discharge Date, any member of the Group:
(A)	defaults in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created; or

(B)	defaults in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity; or
22.4.2	Prior to the Cash Collateral Discharge Date, any Indebtedness (other than the Obligations) of any Post-Cyan Obligor is declared to be (or becomes) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that, it shall not be a Default or an Event of Default under this 22.4 unless the aggregate principal amount of all Indebtedness as described in preceding Clauses 22.4.1(A) 22.4.1(A)and 22.4.1(B) is at least $10,000,000.
22.5	Insolvency
22.5.1
(A)	Any Post-Cyan Obligor or Relevant Holding Company commences a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or

(B)	an involuntary case is commenced against a Post-Cyan Obligor or a Relevant Holding Company, and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Post-Cyan Obligor or any Relevant

Holding Company, to operate all or any substantial portion of the business of such Post-Cyan Obligor or Relevant Holding Company.
22.5.2	Without prejudice to Clause 22.5.1, any Post-Cyan Obligor or Relevant Holding Company:
(A)	is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or is insolvent;

(B)	admits its inability to pay its debts as they fall due;

(C)	suspends making payments on any of its debts or announces an intention to do so;

(D)	by reason of actual or anticipated financial difficulties, begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

(E)	has a moratorium is declared in respect of any of its indebtedness.
22.5.3	Except as provided in Clause 22.5.1 or 22.5.2 any of the following occurs in respect of an Post-Cyan Obligor or a Relevant Holding Company:
(A)	any step is taken with a view to a composition, assignment or similar arrangement with any of its creditors;

(B)	a meeting of it is convened for the purpose of considering any resolution for (or to petition for) its winding-up, administration, or dissolution or any such resolution is passed;

(C)	any person presents a petition, files an application or takes any other analogous steps for its winding-up, administration, or dissolution;

(D)	an order for its winding-up, administration, or dissolution is made;

(E)	any Insolvency Officer is appointed in respect of it or any of its assets; or

(F)	any other analogous step or procedure is taken in any jurisdiction.
22.5.4	Clause 22.5.3 does not apply to:
(A)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 14 days; or

(B)	any petition, action, proceeding or step which is demonstrated by the Company to the reasonable satisfaction of the Bank to be frivolous, vexatious or otherwise an abuse of process of court.
22.6	Security Documents
22.6.1	Any of the Security Documents ceases to be in full force and effect, or ceases to give the Bank or (as applicable) the Collateral Agent, the Security, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Security on, all of the Collateral (other than any immaterial portion thereof), in favour of the Bank or (as applicable) the Collateral Agent, subject to no other Security (except Permitted Security).

22.6.2	Any Post-Cyan Obligor or the Company Shareholder defaults in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document.

22.6.3	Upon and following the Cash Collateral Discharge Date (but subject at all times to Clause 7.4) this Clause 22.6 shall apply only to the Cash Collateral Agreement.
22.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Post-Cyan Obligor or the Company Shareholder.

22.8	Repudiation

A Post-Cyan Obligor or the Company Shareholder rescinds or repudiates a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

22.9	Judgments

One or more judgments or decrees is entered against the Parent or any Subsidiary of the Parent involving in the aggregate for the Parent and its Subsidiaries a liability (to the extent not paid or not covered by a reputable and solvent insurance company pursuant to which the insurer has accepted liability therefor in writing) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $7,500,000.

22.10	Nationalisation

Prior to the Cash Collateral Discharge Date, all or any part of the interest of the Company or any Additional Post-Cyan Obligor in any Oil and Gas Property (or any Hydrocarbons or revenues or other monies arising in respect of it) is:
22.10.1	nationalised, expropriated, compulsorily acquired or seized by any Governmental Authority; or

22.10.2	any such Governmental Authority takes, or officially announces it will take, any step with a view to any of the foregoing and in either case such action is reasonably likely to result in a Material Adverse Effect.
22.11	Project Documents
22.11.1	Prior to the Cash Collateral Discharge Date, all or any part of any Project Document to which the Company or any Additional Post-Cyan Obligor is a party is not, or ceases to be, a legal, valid and binding obligation of any person party thereto in any circumstance which is reasonably likely to have a Material Adverse Effect.

22.11.2	Prior to the Cash Collateral Discharge Date, any party to any Project Document to which the Company or any Additional Post-Cyan Obligor is a party defaults under such Project Document in the circumstances which are reasonably likely to result in a Material Adverse Effect.

22.11.3	Prior to the Cash Collateral Discharge Date, all or any part of any Project Document to which the Company or any Additional Post-Cyan Obligor is a party is suspended, terminated or revoked in circumstances which are reasonably likely to result in a Material Adverse Effect.
22.12	Change of Control

A Change of Control occurs.

22.13 Cash Collateral

The Company fails to pay an amount of Cash Collateral in accordance with Clause 6 (Cash Collateral).

22.14	Acceleration

If any Event of Default occurs and while the same is continuing, the Bank may, by written notice to the Company, take any or all of the following actions, without prejudice to the rights of the Bank to enforce its claims against any Post-Cyan Obligor (provided that, if an Event of Default specified in Clause 22.5 (Insolvency) shall occur with respect to the Company, the result which would occur upon the giving of written notice by the Bank as specified in Clauses 22.14.1 and 22.14.2 below, shall occur automatically without the giving of any such notice):
22.14.1	declare the Commitment terminated, whereupon the Commitment shall forthwith terminate immediately without any other notice of any kind;

22.14.2	declare the principal of and any accrued interest in respect of all Obligations owing under the Finance Documents to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Post-Cyan Obligor;

22.14.3	declare that full cash cover in respect of each Letter of Credit is immediately due and payable whereupon it shall become immediate due and payable;

22.14.4	enforce all Security and security interests created pursuant to the Security Documents; and

22.14.5	pay an amount up to the face value of any Letter of Credit to the beneficiary under such Letter of Credit.

SIGNATURE PAGES
The Company

SIGNED BY	)
on behalf of	)
ENDEAVOUR ENERGY	)	CATHERINE STUBBS
UK LIMITED	)
Name: Catherine Stubbs
Title: Authorised Signatory

The Original Guarantors
SIGNED BY	)
on behalf of	)
ENDEAVOUR INTERNATIONAL	)	CATHERINE STUBBS
CORPORATION	)
Name: Catherine Stubbs
Title: Authorised Signatory
SIGNED BY	)
on behalf of	)
ENDEAVOUR ENERGY NORTH	)	CATHERINE STUBBS
SEA LLC	)
Name: Catherine Stubbs
Title: Authorised Signatory and Director

SIGNED BY	)
on behalf of	)
ENDEAVOUR ENERGY NORTH	)	CATHERINE STUBBS
SEA L.P.	)
Name: Catherine Stubbs
Title: Authorised Signatory and Director
SIGNED BY	)
on behalf of	)
ENDEAVOUR OPERATING	)	CATHERINE STUBBS
CORPORATION	)
Name: Catherine Stubbs
Title: Authorised Signatory

SIGNED BY	)
as attorney for	)
ENDEAVOUR INTERNATIONAL	)	CATHERINE STUBBS
HOLDING B.V.	)
under a power of attorney	)	Name: Catherine Stubbs
dated 22 June 2011)		Title:Attorney for Endeavour International Holding B.V.

SIGNED BY	)
as attorney for	)
ENDEAVOUR ENERGY	)	CATHERINE STUBBS
NETHERLANDS B.V.	)
under a power of attorney	)	Name: Catherine Stubbs
dated 22 June 2011)		Title:Attorney for Endeavour Energy Netherlands B.V.

SIGNED BY	)
on behalf of	)
ENDEAVOUR ENERGY NEW	)	CATHERINE STUBBS
VENTURES INC.	)
Name: Catherine Stubbs
Title: Authorised Signatory

SIGNED BY	)
on behalf of	)	CATHERINE STUBBS
END MANAGEMENT COMPANY	)
Name: Catherine Stubbs
Title: Authorised Signatory

The Bank
SIGNED BY	)
on behalf of	)
COMMONWEALTH BANK OF	)	JONATHAN VERLANDER
AUSTRALIA	)
Name: Jonathan Verlander
Title: Head of Oil & Gas, Europe